EXHIBIT EX-2

                                            Conformed copy of the
                                            agreement signed in Brussels












                            ASSET PURCHASE AGREEMENT


                                      among


                                   Tiphook plc
                    Tiphook Container Rental Company Limited
                          TFS Equipment Leasing Limited
                               TFS Leasing Limited
                       Tiphook Financial Services Limited
                          Tiphook Container Rental Inc.
                   Tiphook Container Rental (Australasia) Ltd.
                 Tiphook Container Rental (South America) Ltda.
                    Tiphook Container Rental (Hong Kong) Ltd.
                         Tiphook Container Rental S.R.L.
                 Tiphook Container Rental (Singapore) pte. Ltd.


                                   as Sellers,


                                       and


                 Transamerica Container Acquisition Corporation,
                                  as Purchaser,


                                   dated as of


                                February 13, 1994



                                TABLE OF CONTENTS




         Recitals...............................................

         ARTICLE I      PURCHASE AND SALE OF ASSETS AND
                          RELATED TRANSACTIONS...................

              1.1.      Definitions..............................
              1.2.      Purchase and Sale of Sale Assets.........
              1.3.      Assumption of Assumed Liabilities........
              1.4.      Consideration............................
              1.5.      Allocation of Consideration..............
              1.6.      Closing..................................
              1.7.      Tiphook Trademarks and Trade Names.......
              1.8.      Maintenance and Repair; DPP; Commission,
                          Storage and Handling Charges...........
              1.9.      Sellers' Receivables.....................
              1.10.     Impaired Containers......................
              1.11.     Title....................................
              1.12.     Further Assurances.......................

         ARTICLE II     RELATED MATTERS..........................

              2.1.      Full Access to Books and Records.........
              2.2.      Amendment of Exclusivity Letter..........

         ARTICLE III    REPRESENTATIONS AND WARRANTIES OF
                          THE SELLERS............................

              3.1.      Corporate Organization, Etc..............
              3.2.      Authorization, Etc.......................
              3.3.      No Violation.............................
              3.4.      Interim Operations.......................
              3.5.      Title to Properties,
                          Encumbrances, Etc......................
              3.6.      Contracts and Leases; Commercial
                          Disputes...............................
              3.7.      Litigation...............................
              3.8.      Consents and Approvals of Government
                          Authorities............................
              3.9.      Consents.................................
              3.10.     Compliance with Law......................
              3.11.     Good Title Conveyed......................
              3.12.     Permits, Licenses, Etc...................
              3.13.     Collections..............................
              3.14.     Affiliate Transaction....................
              3.15.     Operating Leases.........................
              3.16.     Brokers and Finders......................
              3.17.     Insurance................................
              3.18.     Financial Information....................
              3.19.     Intellectual Property....................
              3.20.     Employees................................
              3.21.     Taxes....................................
              3.22.     Condition and Sufficiency of Sale
                          Assets.................................
              3.23.     Customer Relationships...................
              3.24.     Environmental Matters....................
              3.25.     Shareholder Circular.....................
              3.26.     Disclosure...............................
              3.27.     Statutory Restrictions...................
              3.28.     Operations Manuals.......................
              3.29.     Depot Agreements.........................
              3.30.     Sellers' Receivables.....................
              3.31.     Affiliate Transactions...................
              3.32.     Disposal Containers......................
              3.33.     Spacewise Units and Lessees..............

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF
                          THE PURCHASER..........................

              4.1.      Corporate Organization...................
              4.2.      Authorization, Etc.......................
              4.3.      No Violation.............................
              4.4.      Consents and Approvals of Governmental
                          Authorities............................
              4.5.      Litigation...............................
              4.6.      Consents.................................
              4.7.      Sufficient Funds.........................
              4.8.      Brokers and Finders......................

         ARTICLE V      COVENANTS OF THE SELLERS.................

              5.1.      Full Access..............................
              5.2       Consents.................................
              5.3.      Supplements to Sellers' Disclosure
                          Letter.................................
              5.4.      Covenant to Satisfy Conditions...........
              5.5.      Certificates.............................
              5.6.      HSR Act and Other Filings................
              5.7.      Shareholder Circular.....................
              5.8.      Shareholder Approval.....................
              5.9.      Mail Payments............................
              5.10.     Sellers' Receivables.....................
              5.11.     DPP Coverage.............................
              5.12.     Bondholder Consents......................
              5.13.     Certain Employee Matters.................
              5.14.     Contingency Insurance Policy.............
              5.15.     PAYE ....................................
              5.16.     Waiver of Certain Rights Among the.......
                          Sellers................................
              5.17.     Bank Agreement...........................

         ARTICLE VI     COVENANTS OF THE PURCHASER...............

              6.1.      Covenant to Satisfy Conditions...........
              6.2.      Certificates.............................
              6.3.      HSR Act Filings..........................
              6.4.      Consents.................................
              6.5.      Post-Closing Tax and Accounting
                          Matters................................
              6.6.      Employees................................
              6.7.      Capital Allowances.......................
              6.8.      Claims in Respect of Available Units.....
              6.9.      Overseas Properties......................

         ARTICLE VII    CONDITIONS TO THE OBLIGATIONS OF
                          THE SELLERS............................

              7.1.      Representations and Warranties True......
              7.2.      Performance..............................
              7.3.      No Injunction, Etc.......................
              7.4.      Certificates.............................
              7.5.      Opinion of the Purchaser's Counsel.......
              7.6.      Consents Obtained........................
              7.7.      Other Agreements.........................
              7.8.      Payment..................................
              7.9.      Shareholder Approval.....................

         ARTICLE VIII   CONDITIONS TO THE OBLIGATIONS OF
                          THE PURCHASER..........................

              8.1.      Representations and Warranties True......
              8.2.      Performance..............................
              8.3.      No Governmental Proceeding or
                          Litigation.............................
              8.4.      No Injunction, Etc.......................
              8.5.      Certificates.............................
              8.6.      Material Change..........................
              8.7.      Opinion of the Sellers' Counsel..........
              8.8.      Consents Obtained........................
              8.9.      Other Instruments and Agreements.........
              8.10.     Shareholder Approval.....................
              8.11.     Litigation...............................
              8.12.     DPP Coverage.............................
              8.13.     Advisors' Letter.........................

         ARTICLE IX     CONDUCT OF THE BUSINESS PENDING THE
                          CLOSING................................

              9.1.      Regular Course of Business...............
              9.2.      Organization.............................
              9.3.      Clear Title..............................
              9.4.      Employees................................
              9.5.      Collection of Debts......................

         ARTICLE X      POST-CLOSING TRANSITION..................

             10.1.      Transitional Services Agreement..........

         ARTICLE XI     SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES; INDEMNIFICATION............

             11.1.      Survival of Representations and
                          Warranties.............................
             11.2.      Statements as to Representations.........
             11.3.      Agreement to Indemnify by the
                          Sellers................................
             11.4.      Notification Procedure...................
             11.5.      Indemnification Procedure................
             11.6.      Agreement to Indemnify by the
                          Purchaser..............................
             11.7.      Treatment of Indemnity Payments..........
             11.8.      Limitation on Recovery in Respect of
                          Shareholder Circular and Offer.........
             11.9.      Limitation on Recovery in Respect
                          of Location of Containers or Chassis ..

         ARTICLE XII    TERMINATION AND ABANDONMENT; CERTAIN
                          PAYMENTS...............................

             12.1.      Methods of Termination...................
             12.2.      Procedure Upon Termination; Effect
                          of Termination.........................

         ARTICLE XIII   MISCELLANEOUS PROVISIONS.................

             13.1.      Amendment and Modification...............
             13.2.      Waiver of Compliance.....................
             13.3.      Expenses; Transfer Taxes.................
             13.4.      Value Added Tax..........................
             13.5.      Notices..................................
             13.6.      Assignment...............................
             13.7.      Governing Law............................
             13.8.      Submission to Jurisdiction...............
             13.9.      Counterparts.............................
             13.10.     Headings.................................
             13.11.     Entire Agreement.........................
             13.12.     Third Parties............................
             13.13.     Bulk Transfers...........................
             13.14.     Joint and Several Liability; Non-Party
                          Sellers................................
             13.15.     Representative...........................
             13.16.     Invalidity...............................


                            ASSET PURCHASE AGREEMENT

                   ASSET PURCHASE AGREEMENT dated February 13, 1994 among Tiphook plc, Tiphook Container Rental Company Limited, TFS Equipment Leasing Limited, TFS Leasing Limited, Tiphook Financial Services Limited, each a company incorporated under the laws of England, Tiphook Container Rental Inc., a Delaware corporation, Tiphook Container Rental (Australasia) Ltd., a company incorporated under the laws of New Zealand, Tiphook Container Rental (South America) Ltda., a company incorporated under the laws of Brazil, Tiphook Container Rental (Hong Kong) Ltd., a company incorporated under the laws of Hong Kong, Tiphook Container Rental S.R.L., a company incorporated under the laws of Italy, and Tiphook Container Rental (Singapore) pte Ltd., a company incorporated under the laws of Singapore, as to sellers, and Transamerica Container Acquisition Corporation, a Delaware corporation, as purchaser (the "Purchaser") and, as to Sections 4.1, 4.2, 4.3 and 4.7 hereof, Transamerica Finance Corporation, a Delaware corporation.

                   This Agreement sets forth the terms and conditions upon which Tiphook plc, Tiphook Container Rental Company Lim-ited, TFS Equipment Leasing Limited, Tiphook Financial Services Limited, TFS Leasing Limited, Tiphook Container Rental Inc. and certain of their subsidiaries will sell assets of their con-tainer business, including without limitation dry cargo and tank containers, and tank chassis and related assets to the Purchaser and/or other entities designated by the Purchaser and the Purchaser and/or such other entities designated by it will purchase assets and assume certain specified liabilities of such sellers' container business, as hereinafter set forth.
         As used in this Agreement, capitalized terms have the meanings ascribed to them in Article I or as elsewhere defined in this Agreement.

                   In consideration of the mutual agreements contained herein, intending to be legally bound hereby, the parties hereto agree as follows:


                                    ARTICLE I

              PURCHASE AND SALE OF ASSETS AND RELATED TRANSACTIONS

                   SECTION 1.1. Definitions. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

                   "Adjustment Amount" is defined in Section 1.4(e) of this Agreement.

                   "Adjustment Escrow Account" is defined in Section 1.4(b) of this Agreement.



                   "Affiliate" means with respect to any person, a per-son that directly or indirectly through one or more intermedi-aries, controls, or is controlled by, or is under common con-
         trol with such specified person.   "Control" for purposes of
         this definition means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through share ownership, by contract or otherwise.

                   "Agency Agreements" means the agreements between the Sellers and their agents in respect of the arrangement of rent-als of Containers and Chassis in effect as of a specified date. Agency Agreements as of February 11, 1994 are listed in Subpart B of Part XVII of Exhibit A.

                   "Agreed Form" means the form agreed between the par-ties and initialed on their behalves by their respective coun-sel.

                   "Ancillary Documents" means the agreements to be ex-ecuted at the Closing in connection with this Agreement.

                   "Amadeus House Licence" means the Licence by which an Affiliate of the Purchaser shall be given access to the com-puter room at Amadeus House, 33-39 Elmfield Road, Bromley, in the form attached to Part 3 of the Transitional Services Agree-ment.

                   "Applicable Accounting Principles" means the account-ing policies and principles described in Schedule A to this Agreement agreed by the Purchaser and the Sellers as to be ap-plied in connection with the preparation of the Estimated Clos-ing Balance Sheet and the Final Closing Balance Sheet and the Adjusted Net Assets Statements derived therefrom.

                   "Assignment and Assumption of Agency Agreements" means the assignment and assumption of Agency Agreements in effect as of the Closing Date substantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Sec-tion 1.6 of this Agreement.

                   "Assignment and Assumption of Depot Agreements" means the assignment and assumption of Depot Agreements substantially in the Agreed Form and delivered by the Sellers and the Pur-chaser pursuant to Section 1.6 of this Agreement.

                   "Assignment and Assumption of Management Agreements" means the assignment and assumption of the Management Agree-ments substantially in the Agreed Form and delivered by the Sellers, the Purchaser and the relevant parties to the Manage-ment Agreements pursuant to Section 1.6 of this Agreement.
         93
                   "Assignment and Assumption of Equipment Hire Agree-ments" means the assignment and assumption of equipment hire agreements listed in Subpart C of Part XVII of Exhibit A sub-stantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Section 1.6 of this Agreement.

                   "Assignment and Assumption of Purchase Commitments" means the assignment and assumption of Purchase Commitments in existence as of the Closing Date substantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to
         Section 1.6 of this Agreement.

                   "Assignment and Assumption of Sellers' Chassis
         Leases" means the assignment and assumption of Sellers' Chassis Leases substantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Section 1.6 of this Agreement.

                   "Assignment of Manufacturer Warranties" means the assignment of the right, title and interest of Sellers and their Affiliates in, to and under all seller's or manufacturer's warranties and claims thereunder relating to the Containers and Chassis, substantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Section
         1.6 of this Agreement.

                   "Assignments of Sellers' Receivables" means the as-signments of the Sellers' right, title and interest in and to the Sellers' Receivables as of the Closing Date substantially in the Agreed Form and delivered by the Sellers and the Pur-chaser pursuant to Section 1.6 of this Agreement.

                   "Associate", when used to indicate a relationship with any person, means (1) any corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10 per cent or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fidu-ciary capacity, and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of such person or any of its parents or subsidiaries.

                   "Assumed Liabilities" is defined in Section 1.3 of this Agreement.

                   "Automobile Leases" means the operating leases in respect of automobiles leased by the Sellers and used by any Employee as of the Closing Date, as listed in Subpart A of Part XVII of Exhibit A.

                   "Available Unit" is defined in Section 1.4(b) of this Agreement.

                   "Balance Sheets" means the Initial Balance Sheet, the Estimated Closing Balance Sheet and the Final Closing Balance Sheet.

                   "Bank Accounts" means the bank accounts of the Sell-ers listed in Part XXVIII of Exhibit A.

                   "Bank Agreement" means the agreement between National Westminster Bank plc, Barclays Bank plc, Commerzbank A.G., Lloyds Bank plc and Royal Bank of Canada, the Company and cer-tain of its subsidiaries dated 13 February 1994.

                   "Bankruptcy" means the occurrence of any of the fol-lowing events (whether such event shall occur or come about voluntarily or involuntarily or by operation of law or regula-tion or pursuant to, or in compliance with, any judgement, de-cree or order of any court or other authority): (A) if the subject is a company, (i) a petition is presented and not with-drawn or set aside within 7 days or an order is made or a reso-lution is passed for the winding-up or dissolution of such com-pany or any of its subsidiaries, or (ii) such company or any of its subsidiaries becomes insolvent or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 (but without reference to the court for this purpose), or under any similar law in the United States or elsewhere, or such company or any of its subsidiaries becomes unable to pay its debts as they fall due, or (iii) such company or any of its subsidiaries stops making payments generally or declares a mor-atorium or suspension of payments with respect to all or any part of its debts or enters into any composition or other ar-rangement with its creditors generally (or any class of them), or (iv) proposals for a company voluntary arrangement or for a scheme of arrangement are submitted to a court or to sharehold-ers or creditors under the Insolvency Act 1986 or otherwise, or under any similar law in the United States or elsewhere, or if a receiver, administrative receiver or other official or credi-tors' representative is appointed in respect of such company or any of its subsidiaries or any of their respective assets or property (or if any preparatory or other steps are taken with a view to the appointment of a receiver, administrative receiver or other creditors' representative), or (B) if the subject is an individual, (i) a petition is presented for the making of a bankruptcy order and not withdrawn or set aside within 7 days or a bankruptcy order is made in respect of the individual, or
         (ii) the individual becomes insolvent or is deemed unable to pay his debts within the meaning of section 268 of the Insol-vency Act 1986, or under any similar law in the United States or elsewhere, or the individual becomes unable to pay his debts as they fall due, or (iii) the individual stops or threatens to stop making payments generally or declares or threatens to de-clare a moratorium or suspension of payments in respect to all or any part of his debts or enters into any composition or other arrangement with his creditors generally (or any class of them), or (iv) proposals are submitted to a court or to share-holders or creditors for an individual voluntary arrangement, or (v) a receiver, administrative receiver or other creditors' representative is appointed over any assets or property of the individual, or (C) in respect of any Person, an encumbrance that takes possession of the whole or, any material part of the assets of such Person or any of its subsidiaries or a dis-tress, execution or other process is levied or enforced upon or sued out against the whole or, a material part of the assets of such Person; or, anything analogous to any of the foregoing events occurs in any applicable jurisdiction anywhere in the world; and "Bankrupt" shall be construed accordingly.

                   "Blue Containers" means Owned Containers included in Subpart A of Part I of Exhibit A which were owned by any of the Sellers as at the date of the Initial Balance Sheet but none of which has any net book value attributable thereto reflected in the Initial Balance Sheet.

                   "Books and Records" means (i) all books, records, memoranda, files, tax returns, accounting records, agreements and other documents and the like relating to the Container Op-erations (other than minute books of the Sellers and their Af-filiates), including, but not limited to, customer and supplier lists, credit information, correspondence, other customer in-formation, safety information, cost data, maintenance records, operational and technical manuals, engineering and other draw-ings, all records relating to the Employees (including, without limitation, all National Insurance and PAYE records), all value added tax returns, all engineering data and design, instruments and agreements relating to the Sellers' Receivables, and engi-neering specifications, technical information, specifications, design drawings, accounts receivable ledgers (in each case, whether printed or stored on magnetic disks or other computer storage facilities) related to the Sale Assets or the Container Operations and all market surveys, market plans, market re-search data, advertising materials and plans, sales and promo-tional literature of the Sellers, or copies thereof, used or held for use in connection with the conduct of the Container Operations and (ii) subject to the provisions of, and limita-tions set forth in, the Transitional Services Agreement, any computer software used in the Container Operations, any related hardware similarly so used, and any specifications for the tank certification and notification system computer software and other such computer software not capable of being separated from Sellers' mainframe computers.

                   "Break Fee Letter" means the letter dated November 19, 1993, from the Company to Transamerica Corporation relating to the break fee payable to Transamerica Corporation by the Company in certain circumstances.

                   "Buckingham Palace Road Sub-sub-underlease" means that part of 123 Buckingham Palace Road currently occupied by the Sellers which is to be sub-sub-underlet to the Purchaser, substantially in the form set out in Part 1 of the Transitional Services Agreement.

                   "Business Day" means a day on which banks are open for business in the City of London.

                   "CAA" means the Capital Allowances Act 1990.

                   "Chassis" means, as of a specified date, the Owned Chassis, the Leased Chassis and the Financed Chassis (and shall include Disposal Chassis and Impaired Chassis). Chassis as of the Initial Balance Sheet are listed and described in Subpart A of Part II of Exhibit A.

                   "Claim" means any and all actual, pending or threat-ened, civil, criminal or administrative action, claim, suit, proceeding, demand, enforcement action, prosecution, prohibi-tion or order and shall include any communication or notice to any of the Sellers relating to the same.

                   "Closing" means the closing referred to in Section
         1.6 of this Agreement.

                   "Closing Date" means the date on which the Closing occurs.

                   "Commitments" is defined in Section 3.6(a) of this Agreement.

                   "Company" means Tiphook plc, a company organized un-der the laws of England.

                   "Confidentiality Agreement" means the letter agree-ment dated October 20, 1993 between Transamerica Corporation and the Company.

                   "Container Operations" means the ownership and leas-ing of the Containers and Chassis by the Sellers and activities related or incidental thereto.

                   "Container Records" means all Books and Records re-lated primarily to the Sale Assets or the Container Operations and with respect to tax returns, National Insurance and PAYE records or accounting records of the Sellers and all other Books and Records to the extent that they relate to the Sale Assets or the Container Operations shall include only copies thereof; provided, however, that Container Records shall not include: (i) tax returns files and supporting schedules and correspondence relating to the following companies: Tiphook plc, Tiphook Financial Services Limited, TFS Leasing Limited, and TFS Equipment Leasing Limited; (ii) schedules and cor-respondence relating to Tiphook Group's overall tax position including such items as group relief claims and elections; and
         (iii) Tiphook Group's consolidated VAT returns, and supporting files and schedules (except those relating to Tiphook Container Rental Company Limited).

                   "Containers" means, as of a specified date, the Owned Containers, the Financed Containers, the Leased-Out Containers, the Sea Containers Containers and Containers subject to Manage-ment Agreements (and shall include Disposal Containers and Im-
         paired Containers).   Containers as of the Initial Balance
         Sheet are listed and described in Subpart A of Part I of Ex-hibit A.

                   "Contingency Insurance Policy" means the insurance policy maintained by the Sellers (Policy No. TIP040-4301), re-lating to the Bankruptcy of lessees of Containers and Chassis.

                   "Cross Receipt" means the cross receipt to be deliv-ered at the closing in the Agreed Form.

                   "Deemed Value" shall mean the value to be ascribed to any Blue Container under the Applicable Accounting Principles for purposes of determining Total Adjusted Net Assets.

                   "Depot Agreements" means the agreements between Sell-ers and depot owners as at the Closing Date in relation to the use of depots in connection with the Container Operations. Depot Agreements as at the date hereof are listed in Part XIII of Exhibit A.

                   "Disposal Chassis" means the Chassis which had been earmarked for disposal as at the date hereof as described in Subpart A of Part IX of Exhibit A (which Part also separately sets forth a true and complete list of the Chassis which had been earmarked for disposal as at 31 October 1993) together with any further Chassis in respect of which the Purchaser on or prior to Closing consents in writing to the Sellers' ear-marking such Chassis for disposal less any Chassis so previ-ously earmarked for disposal and disposed of by the Sellers prior to Closing.

                   "Disposal Containers" means the Containers which had been earmarked for disposal as at the date hereof as described in Subpart A of Part IX of Exhibit A (which Part also sepa-rately sets forth a true and complete list of the Containers which had been earmarked for disposal as at 31 October 1993) together with any further Containers in respect of which the Purchaser on or prior to Closing consents in writing to the Sellers' earmarking such Containers for disposal less any Con-tainers so previously earmarked for disposal and disposed of by the Sellers prior to Closing.

                   "Disputed Amount" is defined in Section 1.4(e) of this Agreement.

                   "Dry Cargo Containers" means the Containers that are dry cargo containers.

                   "DPP" is defined in Section 1.8(b) of this Agreement.

                   "DPP Option" is defined in Section 1.8(b) of this Agreement.

                   "DPP Tail Coverage" is defined in Section 1.8(b) of this Agreement.

                   "Employees" means those employees of the Sellers or their Affiliates who are primarily engaged in the Container Operations as of the Closing Date and shall be comprised only of those employees who are listed as at the date of this Agree-ment in Part XXIII of Exhibit A except insofar as they shall have resigned or been dismissed (subject to Section 9.4) be-tween the date hereof and the Closing Date and any further such employees in respect of whom written consent to hire under Sec-tion 9.4 or to inclusion as an Employee is given by the Pur-chaser.

                   "Environment" means all or any of the following me-dia: land (including without limitation any building, struc-ture or receptacle in, over or on it); water (including with-out limitation surface coastal and groundwaters); air (includ-ing without limitation the atmosphere within any natural or man-made structure or receptacle above or below ground); and living organisms (including, without limitation, plants, human beings and terrestrial and aquatic life forms).

                   "Environmental Concerns" means matters affecting, or which may affect, the Environment including (without limita-tion) all or any of noise, vibration, discharges or emissions into the Environment; matters adversely affecting human health and/or the health of other living organisms; the generation, processing, refinement, recycling, use, ownership, possession, storage, handling, manufacture, transfer, transport, disposal, discharge, displacement, spillage, release, emission or threat of release of any Hazardous Substance.

                   "Environmental Laws" means all and any treaty, con-stitution, common or judge-made law, primary or subordinate legislation, decree, order, ordinance, rule, regulation, reso-lution, code, directive, bylaw or other legislative or quasi-legislative measure, custom, practice, award of court, judicial or other pronouncement, determination or order and having the force of law in the country in which the relevant asset is reg-istered or situate (and except in relation to Section 3.24, whether the same is passed, enacted, made, decided, issued or came into force or effect before or after Closing and, in each case as the same is from time to time modified or re-enacted, whether before or after Closing, so far as such modification or re-enactment applies or to any circumstances existing prior to Closing and in each case, so far as liability thereunder may exist, including any past provision (as from time to time modi-fied or re-enacted) which such provision has directly or indi-rectly replaced) relating to any Environmental Concerns.

                   "Environmental Permit" means any consent, approval, authorization, permission, licence, filing requirement, records, registration or notification required under any Envi-ronmental Law currently in effect.

                   "Environmental Standard" means any code of practice, procedure or standard, compliance with which is required in order to discharge any duty, under Environmental Law currently in effect or to conform with any practice currently required by any Government Authority in relation to Environmental Concerns.

                   "Escrow Accounts" is defined in Section 1.4(b) of this Agreement.

                   "Escrow Agreement" is defined in Section 1.4(b) of this Agreement.

                   "Estimated Adjusted Net Assets Statement" means the statement to be delivered pursuant to Section 1.4(e) from which the Initial Purchase Price is determined which is to be pre-pared as described therein and in accordance with the Ap-plicable Accounting Principles and derived from the Estimated Closing Balance Sheet.

                   "Estimated Closing Balance Sheet" means the unaudited estimated balance sheet of the Container Operations, except as otherwise set forth in Section 1.4, as at the Closing Date (or such other date as provided by Section 1.4) to be prepared as described in Section 1.4 and in accordance with the Applicable Accounting Principles.

                   "Excess Disposal Containers" means the Disposal Con-tainers listed in Subpart C of Part IX of Exhibit A, together with any further Containers in respect of which the Purchaser on or prior to Closing consents in writing to the Sellers' ear-marking such Containers for disposal.

                   "Excess Disposal Chassis" means the Disposal Chassis listed in Subpart C of Part IX of Exhibit A, together with any further Chassis in respect of which the Purchaser on or prior to Closing consents in writing to the Sellers' earmarking such Chassis for disposal.

                   "Excluded Assets" is defined in Section 1.2(b) of this Agreement.

                   "Excluded Liabilities" is defined in Section 1.3(b) of this Agreement.

                   "Exclusivity Letter" means the letter dated November 19, 1993, from the Company to Transamerica Corporation, as amended by the letter dated January 31, 1994 from the Company to Transamerica Corporation, in each case relating to the ex-clusive negotiation obligations of the Company and others.

                   "Exhibit A" means Exhibit A to the Sellers' Disclo-sure Letter.

                   "Expertise and Intellectual Property Rights" means all rights and interests in and to any patents or patent ap-plications, trade names, trademark or service mark registra-tions or applications, common law trademarks, copyrights or copyright registrations or applications (including reissues, divisions or continuations and extensions thereof), logos, cus-tomer information, registered or unregistered design rights, in each case, relating to or used in connection with the Sale As-sets or the Container Operations, which shall include those listed or described in Part XI of Exhibit A, and all processes, trade secrets, confidential or proprietary know-how, design, manufacturing, engineering and other drawings, technology, in-tellectual property rights, technical information, software (whether owned or licensed), engineering data, design and engi-neering specifications and similar materials recording or evi-dencing proprietary expertise, including without limitation internally developed computer technology, in each case, relat-ing to or used in connection with the Sale Assets or the Con-tainer Operations, which shall include those rights and inter-ests in the foregoing listed or described in Part XI of Exhibit A.

                   "Final Adjusted Net Assets Statement" means the ad-justed net assets statement of the Container Operations as at the Closing Date prepared in accordance with the Applicable Accounting Principles and derived from the Final Closing Bal-ance Sheet, as either agreed by the Sellers and the Purchaser pursuant to Section 1.4 or resulting from the report of the Independent Auditors in accordance with Section 1.4.

                   "Final Closing Balance Sheet" means the balance sheet of the Container Operations as at the Closing Date prepared in accordance with the Applicable Accounting Principles and either agreed by the Sellers and the Purchaser pursuant to Section 1.4 or resulting from the report of the Independent Auditors in accordance with Section 1.4.

                   "Final Purchase Price" is defined in Section 1.4 of this Agreement.

                   "Financed Chassis" means the tank chassis leased or hired by Sellers, as lessees, as of a specified date pursuant to Secured Financing Agreements.

                   "Financed Containers" means the dry cargo and tank containers leased or hired by Sellers, as lessees, as of a specified date pursuant to Secured Financing Agreements.

                   "Finance Lease Debtors" means the hire purchase fi-nance lease debtors of the Container Operations as of a speci-fied date relating to Leased-Out Containers and Leased-Out
         Chassis.   Finance Lease Debtors as of 31 October 1993 are
         listed on Part XIX of Exhibit A.   Part XIX of Final Exhibit A,
         which will be dated as of the Closing Date, will show the Fi-nance Lease Debtors as of the Closing Date.

                   "Fixed Assets Register" means, with respect to a Seller, the register maintained by such Seller with respect to the fixed assets of such Seller as of a specified date.

                   "General Escrow Account" is defined in Section 1.4(b) of this Agreement.

                   "Government Authority" means any government or state (or any subunit thereof), whether domestic, foreign or multina-tional (including the European Community), or any agency, au-thority, bureau, commission, department or similar body or in-strumentality thereof, or any governmental court or tribunal and shall include the London Stock Exchange and the Panel on Take-overs and Mergers.

                   "Hazardous Substance" means any substance which is any one or more of the following:

                   (i) hazardous, volatile, flammable, toxic, radioac-tive, explosive, mutagenic or carcinogenic;

                  (ii) capable of polluting the Environment, causing harm to human health or causing harm to any living organism;

                 (iii) (in relation to any release to the relevant me-dium of the Environment) is listed as a "prescribed substance" for the purposes of Part I Environmental Protection Act 1990, is "controlled waste" for the purposes of Part II of that Act or is listed as a "Hazardous Substance" in Schedule 1 of the Planning (Hazardous Substances) Regulations 1992;

                  (iv) any solid, liquid, gas, odour, pathogen, sub-stance or form of energy, regardless of physical form that is subject to or listed as having a deleterious property in any Environmental Law;

                   (v) defined or listed as a hazardous, toxic or dan-gerous substance under any Environmental Law;

                 (vi) regulated or subject to investigation or remediation under any Environmental Law;

                 (vii) any "pollutant" or "contaminant" as defined in 42 United States Code Annotated Section 9601(33);

                (viii) any material, waste or other substance that con-tains petroleum or any fraction thereof, asbestos in friable form, or polychlorinated biphenyls, or that is flammable, ex-plosive or radioactive;

                   (ix) natural gas, natural gas liquids, liquefied natural gas, and synthetic gas usable for fuel (or mixture of natural gas and such synthetic gas).

                   "Holding Documents" means those documents which are listed in Section 1 of Part XVI of Exhibit A under which the Sellers currently occupy the Overseas Properties and Holding Document shall mean any one of them.

                   "HSR Act" means the Hart-Scott-Rodino Antitrust Im-provements Act of 1976, as amended.

                   "ICTA" means the Income and Corporation Taxes Act
         1988.

                   "Impaired Chassis" means (a) the Chassis which as at the date of the Initial Balance Sheet were leased to a lessee which is listed in Part XXVI of Exhibit A, (b) the Chassis which as at the date hereof were leased to a lessee which is listed in Part XXVI of Exhibit A, (c) any additional Chassis which as of the Closing Date are leased to any lessee referred to in clause (a) or (b) above but only to the extent that the total number of Chassis leased to such lessee as of the Closing Date exceeds the total number of Chassis leased to such lessee as of the date referred to in clause (a) or (b) above, as the case may be, and (d) (i) in the event that the Closing Date occurs on or before 15 March 1994, any Chassis which as of the Closing Date are leased to a lessee not referred to in clause
         (a) or (b) above which between the date hereof and the Closing Date becomes Bankrupt and remains Bankrupt on the Closing Date or (ii) in the event that the Closing Date occurs after 15 March 1994 any Chassis which as of the Closing Date is leased to a lessee not referred to in clause (a) or (b) above and with respect to which a Provisioning Event has occurred between the date hereof and the Closing Date and is, as of the Closing
         Date, outstanding or uncured.   Subpart A of Part X of Exhibit
         A lists the Chassis referred to in clause (a) above and Subpart B of Part X of Exhibit A lists the Impaired Chassis referred to in clause (b) above.

                   "Impaired Containers" means (a) the Containers which as at the date of the Initial Balance Sheet were leased to a lessee which is listed in Part XXVI of Exhibit A, (b) the Con-tainers which as at the date hereof were leased to a lessee which is listed in Part XXVI of Exhibit A, (c) any additional Containers which as of the Closing Date are leased to any les-see referred to in clause (a) or (b) above but only to the ex-tent that the total number of Containers leased to such lessee as of the Closing Date exceeds the total number of Containers leased to such lessee as of the date referred to in clause (a) or (b) above, as the case may be, and (d) (i) in the event that the Closing Date occurs on or before 15 March 1994, any Con-tainers which as of the Closing Date are leased to a lessee not referred to in clause (a) or (b) above which between the date hereof and the Closing Date becomes Bankrupt and remains Bank-rupt on the Closing Date or (ii) in the event that the Closing Date occurs after 15 March 1994 any Container which as of the Closing Date is leased to a lessee not referred to in clause
         (a) or (b) above and with respect to which a Provisioning Event has occurred between the date hereof and the Closing Date and
         is as of the Closing Date outstanding or uncured.   Subpart A
         of Part X of Exhibit A lists the Impaired Containers referred to in clause (a) above and Subpart B of Part X of Exhibit A lists the Impaired Containers referred to in clause (b) above.

                   "Independent Auditors" is defined in Section 1.4 of this Agreement.

                   "Initial Adjusted Net Assets Statement" means the statement of initial adjusted net assets as of 31 October 1993 of the Container Operations derived from the Initial Balance Sheet and which is set out in Part XXVII of Exhibit A.

                   "Initial Balance Sheet" means the unaudited balance sheet of the Container Operations as at 31 October 1993 and which is set out in Part XXVII of Exhibit A.

                   "Initial Purchase Price" is defined in Section 1.4 of this Agreement.

                   "Intellectual Property Assignment" means the assign-ment of all the Sellers' right, title and interest in and to the Expertise and Intellectual Property Rights substantially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Section 1.6 of this Agreement.

                   "Leased Chassis" means the tank chassis as of a specified date leased to the Sellers, as lessees, pursuant to the Sellers' Chassis Leases, but shall not include any chassis leased by the Sellers, as lessees, without prior written con-sent of the Purchaser between the date of this Agreement and
         the Closing Date.   Leased Chassis as of the date of the Ini-
         tial Balance Sheet are listed and described in Part III of Ex-hibit A.

                   "Leased-Out Chassis" means the chassis as of a speci-fied date leased out by the Sellers, as finance lessors, to lessees under arrangements which provide for the acquisition of the chassis subject thereto by the lessees, but shall not in-clude any chassis so leased out by the Sellers, as lessors, without prior written consent of the Purchaser, between the
         date of this Agreement and the Closing Date.   Leased-Out Chas-
         sis as of the date of the Initial Balance Sheet are listed and described in Subpart B of Part XX of Exhibit A.

                   "Leased-Out Containers" means the containers as of a specified date leased out by the Sellers, as finance lessors, to lessees under arrangements which provide for the acquisition of the containers subject thereto by the lessees, but shall not include any containers so leased out by the Sellers, as les-sors, without prior written consent of the Purchaser, between
         the date of this Agreement and the Closing Date.   Leased-Out
         Containers as of the date of the Initial Balance Sheet are listed and described in Subpart A of Part XX of Exhibit A.

                   "Leased-Out Equipment" means the Leased-Out Chassis and the Leased-Out Containers.

                   "Loss" means all and any losses, damages, li-abilities, claims, costs and expenses including, without limi-tation fines, penalties, judgments and awards, and with respect to Environmental Matters shall include, among others, financial responsibility for clean up activities and obligations, statu-tory or other official contributions, legal fees, technical consultancy, engineers' and experts' fees, and costs and ex-penses of obtaining or retaining Permits or otherwise complying with Environmental Law.

                   "Management Agreement for Encumbered Equipment" means the management agreement in the Agreed Form and to be delivered under which the Purchaser shall agree to manage certain Con-tainers and Chassis which are subject to Security Interests as of the Closing Date.

                   "Management Agreements" means the agreements of the Sellers relating to the management of containers and chassis owned by third parties to be assumed by the Purchaser pursuant to the Assignment and Assumption of Management Agreements, which agreements are listed in Part XXX of Exhibit A (which
         Part includes complete and correct copies of such agreements and all documentation related thereto).

                   "Non-Competition and Non-Solicitation Agreements" means the agreements substantially in the Agreed Forms and de-livered by the Sellers, the Purchaser, Robert Montague and Christopher Palmer pursuant to Section 1.6 of this Agreement.

                   "Novation of Automobile Leases" means the novation of Automobile Leases in effect as of the Closing Date substan-tially in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to Section 1.6 of this Agreement.

                   "Operating Lease Assignments and Assumptions" means the assignments and assumptions of the Operating Leases exclud-ing Containers and Chassis referred to in Section 1.2(a)(i)(x) and (z) as of the Closing Date and which will include the transfer to the Purchaser of the benefit of any guarantees, letters of credit and other security arrangements provided by or on behalf of lessees under Operating Leases, in the Agreed Form and delivered by the Sellers and the Purchaser pursuant to
         Section 1.6 of this Agreement.

                   "Operating Leases" means the leases as of a specified date related to the Containers or Chassis, pursuant to which the Sellers lease such Containers or Chassis (other than Sea Containers Containers) to their customers. Operating Leases as of January 20, 1994 are listed and described in Part V of Ex-hibit A.

                   "Organic Instruments" is defined in Section 3.2 of this Agreement.

                   "Other Contracts" means the contracts, commitments, leases and agreements referred to in Section 1.2(a)(vii).

                   "Overseas Properties" means those properties cur-rently occupied by the Sellers which are listed in Section 2 of
         Part XVI of Exhibit A and Overseas Property shall mean any one of them.

                   "Owned Chassis" means the tank chassis owned by the Sellers as of a specified date, including any tank chassis owned by the Sellers as of such date which are subject to an agreement by Sellers to sell to a third party (but excluding
         (i) any chassis acquired by the Sellers between the date of the Initial Balance Sheet and the date of this Agreement and not disclosed in Part III of Exhibit A (ii) any chassis acquired by the Sellers without the prior written consent of the Purchaser between the date of this Agreement and the Closing Date or
         (iii) any Leased-Out Chassis which are not owned by a Seller).

                   "Owned Containers" means the dry cargo containers and tank containers owned by the Sellers as of a specified date, including any dry cargo containers and tank containers owned by the Sellers as of the Closing Date which are subject to an agreement by Sellers to sell to a third party and any Blue Con-tainers (but excluding (i) any containers acquired between the date of the Initial Balance Sheet and the date of this Agree-ment and not disclosed in Part I of Exhibit A or (ii) any con-tainers acquired by the Sellers without the prior written con-sent of the Purchaser between the date of this Agreement and the Closing Date or (iii) any Leased-Out Containers which are not owned by a Seller).

                   "Person" or "person" means any individual, corpora-tion, partnership, joint venture, trust, unincorporated organi-zation, other form of business or legal entity or Government Authority.

                   "Provisioning Event" means a lessee or hirer of a Container or Chassis (i) ceasing or substantially ceasing its operations, (ii) becoming Bankrupt, (iii) being in material breach of any contract or arrangement with any Seller, except in accordance with such lessee's or hirer's normal payment practices, (iv) becoming a defendant in any legal proceedings with any lessor of container equipment relating to the payment of accounts receivable or the recovery of any such lessor's equipment, in either case, if any such proceedings involve claims on the part of the lessor in excess of $25,000, (v) not paying any account receivable owed to any of the Sellers within 60 days of the date that any lessee or hirer would have paid any such amount if the account receivable had been paid in ac-cordance with the average payment practices followed by any such lessee or hirer during the twelve-month period ended 31 October 1993, excluding any lessee or hirer which would not be classified as a problem account by the Purchaser or its Affili-ates, (vi) not paying any account receivable owed to the Sell-ers within 120 days of the end of the month for which the in-voice was issued, (vii) failing to satisfy the terms of any written arrangement rescheduling an account receivable with any Seller, (viii) becoming a Person from whom the Purchaser or any Seller is, by virtue of any decree, act or order of a Govern-ment Authority prohibited from receiving any monies or other benefit, and/or (ix) the Purchaser or any Seller receiving in-formation relating to a material deterioration in the payment practices or creditworthiness of the lessee or hirer in a credit report prepared by Dynamar BV or another credit report-ing service unaffiliated with the Purchaser (which report is provided in the ordinary course of such third party's busi-
         ness).

                   "Purchase Commitments" means the dry cargo container, tank container and tank chassis purchase commitments of the Sellers listed and described in Part VII of Exhibit A (without giving effect to any amendments or modifications thereof not listed in such Part not consented to in writing by the Pur-chaser), and any additional purchase commitments (or amendments of existing purchase commitments) with respect to such contain-ers and chassis to which the Purchaser has consented in writ-ing, including, in each case, any agreements or understandings described in writing to the Purchaser which are related to such purchase commitments.

                   "Purchase Price in Escrow" is defined in Section 1.4(b) of this Agreement.

                   "Purchaser" means Transamerica Container Acquisition Corporation, a Delaware corporation, and/or such other entities as may be designated pursuant to Section 13.6 hereof.

                   "Purchaser's Accountants" shall be Ernst & Young or any successor appointed by the Purchaser.

                   "Purchaser's Closing Certificate" means the certifi-cate of an authorized officer of the Purchaser to evidence com-pliance with the conditions and compliance with the covenants set forth in Article VI substantially in the Agreed Form to be delivered by the Sellers pursuant and section 1.6 of the Agree-ment.

                   "Qualifying Purpose" has the meaning ascribed to it in section 39 CAA.

                   "Receipt and Acknowledgement of Delivery" means the receipt and acknowledgement of delivery in respect of the Con-tainers and the Chassis, in the Agreed Form and delivered by the Sellers pursuant to Section 1.6 of this Agreement.

                   "Relief" means any allowance, charge, credit, loss, deduction, right of repayment or other relief for any taxation purpose.

                   "Repairs Escrow Account" is defined in Section 1.4(b) of this Agreement.

                   "Requisite Period" has the meaning ascribed to it in
         section 40 CAA.

                   "Revenue Authority" means the Inland Revenue or HM Customs & Excise or any other authority in the United Kingdom having power or duty to charge, administer or collect Taxation of any kind or any equivalent or similar authority in any other territory or jurisdiction throughout the world in which the Sellers carry on business (whether or not through a branch or agency), own or have any interest in any assets or otherwise have a source of income, profits or gains.

                   "Sale Assets" means the assets and rights of the Sellers and their Affiliates as described in Section 1.2(a).

                   "Sea Containers Agreement to Transfer Benefits and Obligations of Sellers' Leases" means the agreement to transfer benefits and obligations of Sellers' Leases dated as of April 2, 1990, by and among Sea Containers Ltd., Sea Containers Asia Ltd., Sea Containers America Inc. and Strider 11 Ltd., as transferors, and Lancaster Holdings Corp., Bromley Holdings Corp., the Company and Alvery No. 954 Limited, as transferees, pursuant to which the transferors transferred to the transfer-ees the benefits and obligations of certain container and chas-sis leases under which the transferors leased containers and chassis from certain lessors, a copy of which agreement has been delivered to the Purchaser.

                   "Sea Containers Containers" means the dry cargo con-tainers as of a specified date subject to the Sea Containers Agreement to Transfer Benefits and Obligations of Sellers Leases and subject to Sea Containers Leases (including any leases with Capital Associates, Inc.) in effect as of such
         specified date.   Sea Containers Containers as of 31 October
         1993, are listed and described in Part IV of Exhibit A.

                   "Sea Containers Leases" means the leases with lessees in effect as of a specified date relating to the containers that are subject to the Sea Containers Agreement to Transfer
         Benefits and Obligations of Sellers Leases.   Such Sea Contain-
         ers Leases as of 31 October 1993, are described in Part XIV of Exhibit A.

                   "Sea Containers Leases Management Agreement" means the agreement under which the Purchaser will manage the equip-ment subject to the Sea Containers Leases as of the Closing Date in the Agreed Form and delivered by the Sellers and the Purchaser in accordance with Section 1.6 of this Agreement.

                   "Secondary Period Agreements" means the agreements which confirm the transfer by the Sellers of title to the Con-tainers and Chassis subject to the Secondary Period Sellers' Leases in the Agreed Form to be delivered by the Sellers pur-suant to section 1.6 of the Agreement and which may cover only one or more of those leases which are listed in Part XXIX of Exhibit A (which Part includes complete and correct copies of all such agreements and all documentation related thereto).

                   "Secondary Period Sellers' Leases" means the finance leases relating to Containers and Chassis between the Sellers and finance lessors which are in secondary period and which are as of the date hereof listed in Part XXIX of Exhibit A.

                   "Secured Financing Agreements" means the finance leases and hire purchase arrangements in effect as of a speci-fied date pursuant to which the Sellers, as lessees, lease or hire Financed Containers and Financed Chassis and the loan agreements as of a specified date under which certain Owned
         Containers and Owned Chassis are collateral.   The Secured Fi-
         nancing Agreements as of the date of this Agreement are de-scribed in Part XII of Exhibit A.

                   "Secured Indebtedness" means indebtedness of the Sellers under the Secured Financing Agreements as of a speci-
         fied date.   Such Secured Indebtedness as of the date of the
         Initial Balance Sheet is reflected on the Initial Balance
         Sheet.

                   "Security Interests" means the recorded and unre-corded interests of certain lenders and other financiers in Containers, Chassis or other Sale Assets under mortgages, hire purchase arrangements, finance leases and other financing or security arrangements (including, without limitation, under Secured Financing Agreements) and in effect as of a specified
         date.   Such Security Interests are described in Part XV of
         Exhibit A.

                   "Self-Insured Units" means the Containers and Chassis that were acquired from Sea Containers that are listed on Part XXXII of Exhibit A but excluding such Containers or Chassis that are redelivered to depots prior to the Closing Date.

                   "Sellers" means, as applicable, all or any one or more of Tiphook plc, Tiphook Container Rental Company Limited, TFS Equipment Leasing Limited, TFS Leasing Limited, Tiphook Financial Services Limited, each a company organized under the laws of England, Tiphook Container Rental Inc., a Delaware cor-poration, Tiphook Container Rental (Australasia) Ltd., a com-pany incorporated under the laws of New Zealand, Tiphook Con-tainer Rental (South America) Ltda., a company incorporated under the laws of Brazil, Tiphook Container Rental (Hong Kong) Ltd., a company incorporated under the laws of Hong Kong, Tiphook Container Rental S.R.L., a company incorporated under the laws of Italy, and Tiphook Container Rental (Singapore) pte Ltd., a company incorporated under the laws of Singapore.

                   "Sellers' Accountants" shall be Touche Ross or any successor appointed by the Sellers.

                   "Sellers' Chassis Leases" means the finance leases as of a specified date pursuant to which Sellers, as lessees,
         lease Leased Chassis.   Sellers' Chassis Leases as at the date
         of the Initial Balance Sheet and as of 31 October 1993, are listed and described in Part XXIV of Exhibit A.

                   "Sellers' Closing Certificate" means the certificate of an officer of the Company on behalf of the Sellers confirm-ing the truth and correctness of the representations and war-ranties of the Sellers as of the Closing Date and evidencing satisfaction of the conditions and compliance with the cov-enants set out in this Agreement in the Agreed Form to be de-livered by the Sellers pursuant to Section 1.6 of the Agree-ment.

                   "Sellers' DPP" is defined in Section 1.8.

                   "Sellers' Disclosure Letter" means the letter deliv-ered by the Sellers to the Purchaser on the date of this Agree-ment, containing the information required to be included therein pursuant to this Agreement.

                   "Sellers' Receivables" means (i) the trade debts at a specified date billed by and owing to the Sellers (including amounts due from and billed to Finance Lease Debtors) arising out of goods and services provided by the Sellers prior to the specified date relating to the Container Operations including, without limitation, trade debts receivable in respect of rent-als under Operating Leases (and including trade debts owing to the Sellers in respect of containers or chassis not conveyed to the Purchaser by the Sellers), it being understood that the rentals, charges and other amounts receivable as at a specified date with respect to goods and services, including, without limitation, repair and maintenance, to be performed after the specified date but billed prior to the specified date shall constitute Sellers' Receivables for the purposes of this Agree-ment and (ii) any additional receivables accrued under the
         Applicable Accounting Principles.   Sellers' Receivables shall
         not include any account receivable at the Closing Date relating
         to the Contingency Insurance Policy.   Part VI of Exhibit A
         shows the Sellers' Receivables referred to in clause (i) above
         as at the date of the Initial Balance Sheet.   Part VI of Final
         Exhibit A, which will be dated as of the Closing Date, will show the Sellers' Receivables referred to in clause (i) above as of the Closing Date.

                   "SPO" means the Value Added Tax (Special Provisions) Order 1992 (SI No. 3129)

                   "Standard IICL Guide" means, with respect to Chassis, the standard set out in the Institute of International Con-tainer Lessors Ltd. "Guide for Container Chassis Inspection Second Edition."

                   "Standard IICL-4" means, with respect to Dry Cargo Containers, the standards set out in the Institute of Interna-tional Container Lessors Ltd. "Guide for Container Equipment Inspection Fourth Edition (IICL-4, revised January 1992)".

                   "Standard for Tank Containers" means, with respect to Tank Containers, the standards set out in Tiphook Container "Tank Inspection Handbook", June 1993 (section titled Inspec-tion Guidelines for Tanks Including Minimum Acceptable Con-tainer Condition for Tanks (ACC)).

                   "Sublease for 123 Buckingham Palace Road" means the six-month sublease substantially in the Agreed Form for a por-tion of the premises leased by the Company located at 123 Buckingham Palace Road, London, delivered by the Company and the Purchaser pursuant to Section 1.6 of this Agreement.

                   "Tank Containers" means the Containers that are tank containers.

                   "Taxation", "Tax", or "Taxes" mean all forms of taxa-tion including, without limitation, the following:

                   (a) any charge, tax, duty or levy upon income, prof-its, gains, land, any interest in land or in any other prop-erty, or documents or supplies or other transactions;

                   (b) income tax, corporation tax, capital gains tax, inheritance tax, value added tax, sales tax, use tax, stamp duty, capital duty, customs and other import duties, national insurance; contributions, general rates, water rates or other local rates;

                   (c) any liability for sums equivalent to any such charge, tax, duty, levy or rates or for any related penalty, fine or interest;

                   (d) any charge, tax, duty, levy or rates (of a simi-lar nature) chargeable outside the United Kingdom or for any related penalty, fine or interest; and

                   (e) any payments under any agreements relating to the foregoing taxes.

                   "TEU" means twenty-foot equivalent unit, and ag-gregate TEU is calculated as follows: one twenty-foot length Dry Cargo Container equals one TEU; one forty-foot length Dry Cargo Container equals two TEU; one forty-foot length "high-cube" Dry Cargo Container equals two and one-half TEU; one forty-five or forty-eight foot length Dry Cargo Container equals three TEU; and one Tank Container equals ten TEU.

                   "Third-Party Claim" is defined in Section 11.5 of this Agreement.

                   "Total Adjusted Net Assets" means the aggregate of the specific amounts set forth on the relevant Adjusted Net Assets Statement which is derived from the relevant Balance Sheet in respect of the following categories of assets and li-abilities and which reflects the Sale Assets and the Assumed
         Liabilities: (a) Containers and Chassis (other than Leased-Out Containers and Chassis and Disposal Containers and Chassis);
         (b) the net book value of (1) the Disposal Containers and Dis-posal Chassis included in the Sale Assets, (2) Other assets under the category "Fixed Assets" (other than Investments), and
         (3) Sellers' Receivables, Lease debtors, other debtors and pre-payments (which shall include only prepaid assets relating wholly and exclusively to the Container Operations to the ex-tent reflecting a benefit to the Purchaser after the Closing) under the category "Other Assets"; less the aggregate of (i) amounts due to trade creditors, fixed assets creditors and other creditors under the category "Current Liabilities", (ii) accruals under the category "Current Liabilities", and (iii) any other liability which in accordance with the Applicable Accounting Principles and this Agreement reflects an Assumed Liability which should be set forth in the relevant Balance Sheet, in each case as of the relevant date and determined in accordance with the Applicable Accounting Principles.

                   "Transitional Services Agreement" means the agreement under which the Sellers will provide certain transitional ser-vices to the Purchaser following the Closing Date substantially in the Agreed Form and delivered by the Company and an Affili-ate of the Purchaser in accordance with Section 1.6 of this Agreement.

                   "UK Properties" means that part of 123 Buckingham Palace Road, London SW1 to be sub-sub-underlet to an Affiliate of the Purchaser and the computer room at Amadeus House, 33-39 Elmfield Road, Bromley, access to which will be given by li-cence to an Affiliate of the Purchaser.

                   "Unrepaired Unit" means any Container or Chassis that as of the Closing Date is (i) off-hire, (ii) not a Disposal Container or Disposal Chassis, and (iii) not an Available Unit.

                   "VAT" means Valued Added Tax.

                   "VAT General Regulations" means the Value Added Tax (General) Regulations 1985 (SI No. 886).

                   "VATA" means the Value Added Tax Act 1983.

                   Certain terms used principally in other Sections of
         this Agreement are defined therein.   The plural of any defined
         term shall have a meaning correlative to such defined term.

                   Unless the context otherwise requires any reference to statute or regulations or any part thereof shall be con-strued as a reference to that statute or those regulations (or part thereof) as amended, reenacted or replaced from time to time.

                   SECTION 1.2. Purchase and Sale of Sale Assets. (a) Subject to the terms and conditions of this Agreement, at the Closing the Sellers will sell, transfer, convey and assign, and the Purchaser will purchase, acquire and accept from the Sell-ers, the legal and beneficial right, title and interest of the Sellers and their Affiliates as of the Closing Date in and to all the following properties, assets and other rights wherever located (whether in the possession of the Sellers or other third parties), of the Container Operations, or which are used or held for use in the Container Operations as of the Closing Date (the "Sale Assets"):

                   (i) all Containers and Chassis (including, without limitation, the Sellers' rights with respect to the Financed Containers, Financed Chassis, the Leased Chassis and the Leased-Out Equipment), excluding (w) any Containers subject to a Management Agreement, (x) any Container or Chassis subject to a Security Interest which shall not have been released or with respect to which other provisions for the release of any Secu-rity Interests satisfactory to the Purchaser, in its sole dis-cretion, shall not have been made, (y) the Sea Containers Con-tainers and (z) any Container or Chassis to which Section 1.2(b)(ix) shall apply;

                   (ii) all Container Records;

                   (iii)all rentals, charges and other amounts owed (whether or not invoiced as of the Closing Date) with respect to goods and services, including without limitation, repair and maintenance services, relating to the Container Operations or the Sale Assets arising or to be performed or delivered on or after the Closing Date;

                   (iv) all automobiles owned by any of the Sellers and primarily used by any Employee and included in a Fixed Asset Register of a Seller as of the Closing Date;

                   (v) all rights covered by the Assignment and Assump-tion of Agency Agreements, the Novation of Automobile Leases, the Assignment and Assumption of Depot Agreements, the Assign-ment of Sellers' Receivables, the Assignment and Assumption of Purchase Commitments, the Assignment of Manufacturer Warran-ties, the Intellectual Property Assignment, the Assignment and Assumption of Management Agreements, the Operating Lease As-signments and Assumptions, the Assignment and Assumption of Equipment Hire Agreements, the Sea Containers Leases Management Agreement, the Management Agreement for Encumbered Equipment and the Secondary Period Agreements;

                   (vi) all claims of the Sellers and their Affiliates against third parties related to the Sale Assets (including, without limitation, any assignment of rights under the Contin-gency Insurance Policy other than in respect of claims made under such policy prior to the Closing Date), except to the extent such claims, including claims under manufacturers war-ranties, relate to Excluded Liabilities or Excluded Assets;

                   (vii) (A) the contracts, commitments, leases and agreements listed in Subpart C Part XVII of Exhibit A and of which complete and accurate copies (including all documentation related thereto) are attached as Annexure 3.6(b) to the Sell-ers' Disclosure Letter and (B) any additional contracts, com-mitments, leases of personal property or agreements relating to the Container Operations to which the Purchaser has consented in writing prior to the Closing Date (the "Other Contracts");

                   (viii) all machinery and equipment (other than that which is covered by leases) and furniture located in any space leased or otherwise occupied by, and which is used in, the Container Operations and included in a Fixed Asset Register of a Seller as of the Closing Date; provided, however, that the Purchaser shall not acquire the assets recorded as "fix-tures and fittings" in the Fixed Asset Register of Tiphook Con-tainer Rental Company Limited which were transferred from Amadeus House, Bromley or the Sellers' lease interest in the Sellers' AS400 computer hardware (or assume any obligations under any such lease), but shall have the rights in respect of the AS400 computer hardware specified in the Transitional Ser-vices Agreement;

                   (ix) all office supplies, production supplies, spare parts, other miscellaneous supplies, and other tangible prop-erty of any kind located in any space leased or otherwise occu-pied by the Container Operations and used or held for use in the Container Operations;

                   (x) except for marks on Containers or Chassis leased on long-term leases bearing prefixes of lessees which are not the Sellers', all the Sellers' and their Affiliates' rights, title and interest in and to all of the prefixes imprinted on, and used by the Sellers to identify, the Containers or Chassis, which shall include the following BIC-registered prefixes:
         "TPHU", "TPXU", "TPTU", "TPJU", "TPCZ", "SCIC", "SCUZ", "SCYZ", "SCXU", "SCIU", "SCLC", "SCLU", "SCXC", "SCPU", and "SCPU" (the "Prefixes") to the extent that such Prefixes relate to the Con-tainers and Chassis, which Prefixes the Sellers jointly and severally represent and warrant are all of the Prefixes im-printed on, and used by the Sellers to identify, the Containers or Chassis (other than those of lessees referred to above);

                   (xi) all right, title and interest in and to the As-sumed Property Leases;

                   (xii)     the Sellers' Receivables;

                   (xiii) any security deposits, prepayments or ad-vances paid to or received by a Seller prior to the Closing Date from lessees of Containers and Chassis with respect to Containers and Chassis on hire as of the Closing Date which are included in clause (i) or which are to be hired after the Clos-ing Date (excluding Sea Containers Containers) and in respect of leases the terms of which have been agreed and executed;

                    (xiv) all other prepaid assets relating wholly and exclusively to the Container Operations to the extent re-flecting a benefit to the Purchaser after the Closing;

                   (xv)      the Bank Accounts;   and

                   (xvi) except as otherwise specifically provided herein, all other property, rights or other assets which are reflected on the Initial Adjusted Net Assets Statement or are acquired by the Container Operations after the date of the Ini-tial Balance Sheet either in the ordinary course of business or, if required by the terms of this Agreement, with the con-sent of the Purchaser, except for such property which has been sold or otherwise disposed of in the ordinary course of busi-ness or as disclosed as having been sold in Section 3.4 of Sellers' Disclosure Letter.

                   (b) Notwithstanding the foregoing, the parties agree that the following are expressly excluded from this purchase and sale and are not included in the Sale Assets (the "Excluded Assets"):

                   (i) the Sellers' rights under or pursuant to this Agreement and the other agreements with the Purchaser contem-plated hereby;

                   (ii) the Sellers' minute books and shareholder and transfer records, tax returns and accounting records; pro-vided, however, that the Sellers shall deliver to the Purchaser at the Closing copies of any such tax returns and accounting records included in the definition of Container Records;

                   (iii) any of the Sellers' cash and cash equiva-lents;

                   (iv) any Containers or Chassis subject to any Secu-rity Interest unless provisions satisfactory to the Purchaser, in its sole discretion, shall have been made for the release of any such Security Interest simultaneously with the Closing; provided, however, that any Containers or Chassis subject to any Security Interest for which such provisions shall not have been made as of the Closing Date shall become subject to the Management Agreement for Encumbered Equipment immediately fol-lowing the Closing;

                   (v) other than the Overseas Properties and the UK Properties, any freehold, leasehold or other real property in-terest whatsoever;

                   (vi) the Sellers' claims for and rights to receive tax refunds and (except with respect to copies thereof to be provided pursuant to this Agreement) all tax returns of the Sellers and their Affiliates and any notes, worksheets, files or documents related thereto;

                   (vii) any Sea Containers Containers (except such rights as are provided with respect thereto pursuant to the Sea Containers Leases Management Agreement);

                   (viii) all claims of the Sellers relating to Ex-cluded Assets and Excluded Liabilities; and

                   (ix) any Containers or Chassis with respect to which the Sellers are lessees under leases which expire within six
         (6) months after the date hereof.

                   (c) The parties agree and acknowledge that the Pur-chaser is not assuming and shall not be responsible or liable for, and the Sellers shall perform and discharge as and when due, and shall indemnify and hold harmless the Purchaser from and against, any and all liabilities or obligations of the Sellers (whether fixed, contingent or unliquidated, absolute or otherwise and whether relating to any tort, statutory or regu-latory obligation, product liability, Environmental Concern, Taxation, contract, ordinary course operations of the Container Operations or otherwise) except the Assumed Liabilities spe-
         cifically assumed pursuant to Section 1.3 below.   The purchase
         price which this Agreement provides for is expressly premised upon and attributable to the limited assumption of liabilities which is set forth herein.

                   (d) The Sale Assets shall be conveyed free and clear of all Claims, liabilities, obligations, liens or encumbrances, except those which are expressly provided for pursuant to this Agreement or the agreements executed in connection herewith.

                   SECTION 1.3. Assumption of Assumed Liabilities. (a) Subject to the terms and conditions of this Agreement, at the Closing the Purchaser will assume and agree to pay or dis-charge, as and when due, or fulfil, and indemnify and hold harmless the Sellers from and against, only the following li-abilities and obligations, and only to the extent specified herein ("Assumed Liabilities"):

                   (i) all obligations and liabilities assumed pursuant to the Operating Lease Assignments and Assumptions, the Assignment of Agency Agreements, the Assignment and Assumption of Management Agreements, the Intellectual Property As-signments, the Management Agreement for Encumbered Equipment and the Sea Containers Leases Management Agreement, the Assign-ment and Assumption of Equipment Hire Agreements, the Novation of Automobile Leases and the Assignment and Assumption of Depot Agreements;

                  (ii) all obligations and liabilities assumed pursuant to the Assignment and Assumption of Purchase Commitments;

                 (iii) each obligation and liability of the Container Operations reflected on the Final Closing Balance Sheet and included in the Final Adjusted Net Assets Statement but only to the extent of the accrual therefor reflected on the Final Ad-justed Net Assets Statement;

                  (iv) all obligations and liabilities relating to the Container Operations or the Sale Assets which arise as a result of acts or omissions of the Purchaser after the Closing Date or arising out of the operation by the Purchaser of the Container Operations after the Closing Date (other than Excluded Li-abilities);

                   (v) subject to Sections 5.2(c) and 6.9, all obliga-tions and liabilities under the Holding Documents, the Buckingham Palace Road Sub-sub-underlease and the Other Con-tracts arising after the Closing Date (other than Excluded Li-abilities);

                  (vi) all obligations and liabilities to Employees arising after the Closing Date out of their employment with the Purchaser, and any obligations undertaken by the Purchaser in respect of Employees pursuant to this Agreement, excluding any liabilities or obligations under any Benefit Plan or arising out of any actions or omissions of any Seller or any Affiliate thereof; and

                 (vii) any obligations of the Purchaser pursuant to the terms of Sections 1.8(a) and (c) of this Agreement.

                   Except as expressly provided in the foregoing clauses of this subsection (a), the Purchaser shall not assume any ob-ligation or liability arising prior to or on the Closing Date or relating to any such period prior to such date.

                   (b) The Purchaser will not assume or be liable for, and the Sellers will indemnify and hold harmless the Purchaser from and against, the following liabilities or obligations (herein referred to as "Excluded Liabilities") and, notwith-standing any implication to the contrary above, none of the following liabilities or obligations are "Assumed Liabilities" for purposes of this Agreement:

                   (i) any of the Sellers' liabilities or obligations under this Agreement and the other agreements with the Pur-chaser contemplated hereby;

                  (ii) any of the Sellers' liabilities or obligations for expenses or fees incident to or arising out of the negotia-tion, preparation, approval or authorization of this Agreement or the consummation (or preparation for the consummation) of the transactions contemplated hereby, including without limita-tion, financial advisors, attorneys' and accountants' fees;

                 (iii) any indebtedness for money borrowed, of the Sellers, including without limitation, indebtedness for money borrowed secured by Sale Assets or any liability or obligation resulting from any Seller being a guarantor, indemnitor, surety or accommodation party of any other Person (including of any other Seller or any Affiliate thereof);

                  (iv) any liability or obligation of the Sellers or their Affiliates with respect to Taxation; and any liability for interest, penalties or additions with respect to any such Taxation;

                   (v) any liability or obligation of the Sellers or their Affiliates which relates to the Excluded Assets;

                  (vi) any contingent liability of any nature whatso-ever of the Sellers or their Affiliates arising at any time or arising out of the Container Operations on or prior to the Closing Date or due to circumstances therein on or prior to such date;

                 (vii) any liability or obligation (whether contingent or otherwise) of the Sellers or their Affiliates relating to any Environmental Concern;

                (viii) any liability or obligation arising in relation to any Claim, litigation or proceeding by the shareholders of the Company or the lenders to, or creditors or financiers of, the Sellers, including without limitation, the holders of the 10 3/4% Notes Due 2002, the 8% Notes Due 2000 and the 7 1/8% Notes Due 1998 issued by Tiphook Finance Corporation, or any liability or obligation of the Sellers and their Affiliates arising in respect of any other Claim, litigation or proceeding involving or relating directly or indirectly to the Sellers or any of their Affiliates, including, without limitation, any of the foregoing which are disclosed by the Sellers in connection with the execution of this Agreement (but excluding, for the avoidance of doubt in each case, any liability or obligation arising out of any litigation in respect of any act or omission of the Purchaser);

                  (ix) any liability in respect of, or under, the Sell-ers' lease of its AS400 computer hardware and obligations; provided, however, that the Purchaser shall have the rights and obligations in respect of the AS400 computer hardware specified in the Transitional Services Agreement;

                   (x) any liability or obligation (whether contingent or otherwise) which arises out of any breach or non-performance on the part of any Seller or Affiliate thereof of any agree-ment, covenant or obligation to which it is a party (except to the extent resulting from any breach or non-performance by the Purchaser hereunder) or under any Ancillary Document by which it is obligated, or out of any failure to comply with any law, rule, regulation or other requirement of Government Authority; and

                  (xi) any other liability or obligation, fixed or con-tingent, of the Sellers or their Affiliates not assumed by the Purchaser under Section 1.3(a) of this Agreement or expressly assumed pursuant to other agreements executed in connection with this Agreement.

                   SECTION 1.4.  Consideration.  (a)  Subject to the
         terms and conditions of this Agreement, in reliance on the rep-resentations, warranties and agreements of the Sellers con-
         tained herein and in consideration of the sale, assignment and transfer of the Sale Assets referred to in Section 1.2, at the
         Closing the Purchaser will assume the Assumed Liabilities and pay to the Sellers or the Escrow Agent, as appropriate, pound sterling 757 million, reduced by pound sterling 6.5 million for the decrease in working capital from 30 September 1993 to
         31 October 1993 and as adjusted pursuant to the following sentence. The amount determined pursuant to the previous sentence shall, except as specified in the following proviso be either (i) increased by one pound sterling for each pound sterling by which Total Adjusted
         Net Assets, as shown on the Estimated Adjusted Net Assets
         Statement, exceeds pound sterling 633,226,000 or (ii) decreased by one pound sterling for each pound sterling by which the Total Adjusted Net Assets, as shown on the Estimated Adjusted Net Assets
         Statement, is less than pound sterling 633,226,000;    provided
         however that in the event that (x) the net book value of the Containers and Chassis, other than Disposal Containers and Disposal Chassis and Leased-Out Containers and Leased-Out Chassis, in each case as of the Closing Date and reflected on the Estimated Adjusted
         Net Assets Statement shall be less than pound sterling 598,247,000, there shall (in addition to any adjustment made pursuant to sub-clauses (i) or (ii) of this sentence) be a reduction by an amount equal to 18.41 pence for each pound sterling of the de-
         crease in such net book value (the total amount of cash to be paid at Closing pursuant to this Section 1.4(a), including any reduction required to be made pursuant to the last sentence of this Section 1.4(a), is hereinafter referred to as the "Initial
         Purchase Price").   If the Purchaser exercises the DPP Option
         set forth in Section 1.6(b) hereof, the Initial Purchase Price and the Final Purchase Price, without duplication, shall each be reduced by pound sterling 1.167 million.

                   (b)  At the Closing, the Initial Purchase Price (less
         the amount of the Purchase Price in Escrow (as defined in the following sentence)) shall be paid by wire transfer of im-
         mediately available funds to such account on behalf of each of the Sellers in the United Kingdom as the Sellers shall direct on account of the Final Purchase Price for the Sale Assets as finally calculated pursuant to this Section 1.4;  provided, however, that pound sterling 314,422,420 of such Initial
         Purchase Price shall be paid to Sellers by transferring
         US$ 460,000,000 to Sellers to such account in the United States as Sellers shall direct, with the balance of such portion of the
         Initial Purchase Price to be paid in Pounds Sterling.   At the
         Closing, the Purchaser shall deliver an aggregate of
         pound sterling 44,250,000 of the Initial Purchase Price, plus the Adjustment Amount, if any (the "Purchase Price in Escrow"),
         by wire transfer of immediately available funds to three (3)
         separate escrow accounts (the "Escrow Accounts") with an escrow agent (the "Escrow Agent") (which shall be an entity of Bank of America, or such other prime bank as may be reasonably required by
         the Purchaser).   The Purchase Price in Escrow shall be applied by
         the Escrow Agent in accordance with this Agreement and the escrow agreement substantially in the Agreed Form (or in such other form as may be reasonably required by the Escrow Agent) (the "Escrow Agreement"). Of the pound sterling 44,250,000 referred to in the immediately preceding sentence, (i) pound sterling 37,250,000 (the "General Escrow") shall be paid into an escrow account (the "General Escrow Account") pursuant to the Escrow Agreement and disbursed in accordance with the provisions of paragraph (x) of this Section 1.4(b) and in accordance with such Escrow Agreement and
         (ii) pound sterling 7,000,000 (the "Repairs Escrow") shall be paid into an escrow account (the "Repairs Escrow Account") pursuant to the Escrow Agreement and disbursed in accordance with the provisions of paragraph (y) of this Section 1.4(b) and in accordance with such Escrow
         Agreement.   In addition to the amounts to be paid into the General
         Escrow Account and the Repairs Escrow Account pursuant to the immediately preceding sentence, at the Closing the Purchaser shall deliver the Adjustment Amount, if any, into an escrow account (the "Adjustment Escrow Account") pursuant to the pro-
         visions of the Escrow Agreement, which amount shall be dis-
         bursed in accordance with the provisions of paragraph (z) of this Section 1.4(b) and in accordance with such Escrow Agree-
         ment.   Interest on the Purchase Price in Escrow earned from
         and after the date of deposit thereof shall become part of the
         Escrow Accounts.   The Purchase Price in Escrow shall be trans-
         ferred from the Escrow Accounts to the Purchaser or Sellers, as appropriate, pursuant to the following provisions:

              (x) the Purchaser shall be entitled to make a Claim against the General Escrow Account (i) if the amount of Total Adjusted Net Assets shown on the Estimated Adjusted Net Assets Statement is greater than the Total Adjusted Net Assets shown on the Final Adjusted Net Assets Statement, in which case the Purchaser may, under the circumstances set forth in Section 1.4(d) (but shall not be required to), make a claim against the General Escrow Account for the amount of any such differential, (ii) to the extent that any amount is due to the Purchaser as a result of the penultimate sentence of subsection (c) of this Sec-tion 1.4, in which case the Purchaser may, under the circumstances set forth in Section 1.4(d) (but shall not be required to), make a claim against the General Escrow Account for any amount so due to the Purchaser or (iii) if the Purchaser shall make any claim for indemnification pursuant to Article XI of this Agree-ment or any claim under any Ancillary Document; or

              (y) subject to sub-paragraphs (A) to (C) below (which shall govern the particular circumstances set forth therein), if the amounts required to repair Chassis or Containers transferred to the Purchaser at the Closing, including any Impaired Chassis or Impaired Containers, to Standard IICL-4 (in the case of Dry Cargo Containers), to Standard IICL Guide (in the case of Chassis) or to Standard for Tank Containers (in the case of Tank Containers), exceed the sum of
                   (i) the amount reflected in the accrual relating to such repairs shown on the Estimated Closing Balance Sheet and (ii) the amounts recovered by the Purchaser from third parties (including, without limitation, customers, depot owners, manufacturers and insurers), the Purchaser shall be entitled to make a Claim against the Repairs Escrow Account for the amount of any such excess and any Losses arising in connection with such excess, and the Purchaser covenants and agrees to use reasonable endeavours to recover any amounts due from third parties in a reasonably timely
                   fashion.   The Purchaser shall also be entitled to
                   make a claim against the Repairs Escrow Account under the circumstances set forth in clause (i) or (ii) of paragraph (x) of this Section 1.4(b).

                        (A) Available Units. With respect to any Con-tainer or Chassis transferred to the Purchaser at the Closing which is (i) not on hire as of the Closing Date and (ii) classified by Sellers in Subpart A of Parts I and II of Exhibit A as "available" (each an "Available Unit") as of the Closing Date, the Purchaser shall be entitled to make a Claim against the Repairs Escrow Account to repair such Available Unit to the standards set forth in the first sentence of this para-graph (y) if any such Available Unit is declined to be hired by any prospective lessee of any such Available Unit during the six-month period
                        following the Closing Date.   In the event that
                        the Purchaser shall make a Claim against the
                        Repairs Escrow Account, in respect of repairs to Containers or Chassis covered by this subparagraph (A), the Purchaser covenants and agrees that, pursuant to Section 6.8 of this Agreement, it shall use reasonable endeavours to pursue any claim the Purchaser may have against depots in respect of amounts so paid to the Pur-chaser from the Repairs Escrow Account (but without prejudice to the Purchaser's right to make a claim against and receive payment from the Repairs Escrow Account in respect of such amount before or while pursuing the relevant
                        depot).   Any amounts recovered by the Purchaser
                        from any depot relating to the repair of an
                        Available Unit in respect of which the Purchaser shall have made and recovered a Claim against the Repairs Escrow Account shall (i) if such amount is recovered less than six months after the Closing be paid into the Repairs Escrow Ac-count by the Purchaser or (ii) if such amount is recovered more than six months after the Closing be paid directly to the Sellers by the Pur-
                        chaser.   Following the six-month anniversary of
                        the Closing Date, the Purchaser shall have no further recourse against the Sellers in respect of the repair of any such Available Units, save for any Claims against the Repairs Escrow Ac-count which have not been resolved as of such six-month anniversary;

                   (B)  Unrepaired Units.  With respect to any
                        Unrepaired Unit as of the Closing Date, the ref-erence to a Standard in the first sentence of this paragraph (y) shall be construed as a ref-erence to that standard as increased so as to cover fair wear and tear on that unit, provided that the Purchaser shall not be entitled to re-cover more than pound sterling 700,000 in aggregate
                        in respect of fair wear and tear.   With respect
                        to any Unrepaired Unit as of the Closing Date where the immediately preceding lessee of the Container or Chassis is responsible for all or part of the repair of the relevant Container or Chassis, the Purchaser shall only be entitled to make a claim under the first sentence of this paragraph (y) following a period of 60 days from the date on which such lessee was requested to approve the repair of the relevant Container or Chassis.
                        During that period of 60 days, the Purchaser shall use reasonable endeavours to pursue any claim it may have against such lessee in respect of the repair; and

                   (C) Excess Disposal Chassis and Excess Disposal Con-tainers. With respect to any Container or Chas-sis which is an Excess Disposal Container or an Excess Disposal Chassis, the Purchaser shall be entitled to make a claim against the Repairs Escrow Account for the amount, if any, by which the net book value of any such Excess Disposal Container or any such Excess Disposal Chassis as of the Closing Date, as reflected in Parts I and II of Exhibit A as of that date, exceeds either
                        (i) the actual sale proceeds received by the Purchaser or any of its Affiliates in respect of any such Excess Disposal Container or Excess Disposal Chassis or (ii) if not sold prior to the five-month anniversary of the Closing Date, the Purchaser's reasonable good faith estimate of the proceeds which could be realized upon the sale of any such Excess Disposal Container or Excess Disposal Chassis;

                   provided that no claim may be made against the Re-pairs Escrow Account for Chassis or Containers which are on-hire at the Closing Date unless:

                   (i) the lessee of any on-hire Chassis or Container is not obliged either to maintain such Chassis or Container to the standards set forth in the first sentence of this paragraph (y) (fair wear and tear excepted) or to pay the lessor in re-spect of the cost required to repair the Con-tainer or Chassis to such standards (fair wear and tear excepted) (but excluding for these pur-poses Self Insured Units, or any Container or Chassis covered by DPP);

                   (ii) the on-hire Chassis or Container requires repair
                        which would normally be covered by a manufactur-ers warranty but for which no warranty is avail-able to the Purchaser (save because the warranty period has time expired);

                   and provided also that no claim may be made against the Repairs Escrow Account for Disposal Chassis or Disposal Containers unless they are Excess Disposal Chassis or Excess Disposal Containers (in which case sub-paragraph (C) above shall apply); or

              (z) the Purchaser shall be entitled to make a Claim against the Adjustment Escrow Account on or after the date on which the Final Closing Balance Sheet and the Final Adjusted Net Assets Statement shall have been definitively determined pursuant to subsections (g) through (m) of this Section 1.4, in which case the amount, if any, with respect to which the Purchaser shall be entitled to make a Claim against the Adjust-ment Escrow Account shall be the amount resulting from the Final Closing Balance Sheet or the Final Adjusted Net Assets Statement in respect of any item included in the Disputed Amount and the Adjustment Escrow Account shall be exhausted before any Claim for such amount can be made directly against the
                   Sellers.   On or after the date of definitive resolu-
                   tion of the Final Closing Balance Sheet:

                   (A) if the part of the Disputed Amount in respect of which it is definitively resolved (disregarding the right to a payment of up to pound sterling
                        3.5 million by virtue of the penultimate sentence of subsection (e) of Section 1.4) that the Sellers had a valid claim to payment at Closing (by reference to the facts as derived from the Final Adjusted Net Assets Statement) (the "Valid Claim Amount") is less than the part of the Disputed
                        Amount in respect of which it is definitively resolved (on the same basis) that the Sellers did not have a valid claim to payment at Closing (the "Invalid Claim Amount"), the Sellers shall within two Business Days of such definitive resolution pay to the Purchaser one fifth of the excess of the Invalid Claim Amount over the Valid Claim
                        Amount;

                   (B) if the Valid Claim Amount is greater than the Invalid Claim Amount, the Purchaser shall within two Business Days of such definitive resolution pay to the Sellers one fifth of the excess of the Valid Claim Amount over the Invalid Claim Amount;

                   (C) if the amount actually paid to the Sellers on Closing in respect of the Disputed Amount (by virtue of the penultimate sentence of subsection
                        (e) of Section 1.4) is greater than the Valid Claim Amount, the Sellers shall within two Busi-ness Days of the definitive resolution of the Final Closing Balance Sheet pay to the Purchaser the amount of the excess (together with interest at a rate per annum equal to two percent over Barclays Bank PLC Base Rate in effect from time to time during such period, based on a 365-day year) and the balance of the Adjustment Escrow Account shall be paid at the same time by the Escrow Agent to the Purchaser (and, for the avoidance of doubt, no amount of it shall be paid to the Sellers) together with all interest actually earned on it (after deduction or provi-sion for all applicable Taxation in respect of any such interest);

                   (D) if the amount actually paid to the Sellers on Closing in respect of the Disputed Amount (by virtue of the penultimate sentence of subsection
                        (e) of Section 1.4) is less than the Valid Claim Amount, the shortfall shall within two Business Days of the definitive resolution of the Final Closing Balance Sheet be paid by the Escrow Agent to the Sellers out of the Adjustment Es-crow Account together with all interest actually earned on that amount (after deduction or provi-sion for all applicable Taxation in respect of
                        any such interest);   and any balance of the
                        Adjustment Escrow Account shall be paid at the same time by the Escrow Agent to the Purchaser together with all interest actually earned on it (after deduction or provision for all applicable Taxation in respect of any such interest).

                   Notwithstanding any other provision of this Agree-ment, no amount shall be payable out of any of the Escrow Ac-counts to a party which has not fully discharged its obliga-tion, if any, to make a payment to the other pursuant to sub-paragraphs (A) or (B) of this paragraph (z); provided, how-ever, that in such event, the amount, if any, payable pursuant to sub-paragraphs (A) or (B) of this paragraph (z) shall be payable out of any of the Escrow Accounts so as to discharge the obligation of any such party.

                   If the liabilities, costs and expenses in respect of
         the contingencies addressed in the Repairs Escrow Account shall exceed pound sterling 7,000,000, any liabilities, costs or expenses in excess of any such amounts shall (notwithstanding any other recovery of the Purchaser) be payable to the Purchaser from any amounts remaining in the General Escrow Account in accordance with the provisions of paragraph (x) above and the
         provisions of the Escrow Agreement.   Notwithstanding the foregoing
         or any other provision of this Section 1.4(b) and except as set forth in Section 11.3(b), the Purchaser shall not be precluded from seeking indemnification for any Claim under this Agreement or any of the Ancillary Documents from any Seller whether or not funds in any of the Escrow Accounts have been exhausted or oth-
         erwise disbursed.   For the avoidance of doubt, the parties
         agree that (i) any Claims by the Purchaser under the Repairs
         Escrow shall, in respect of the amount required to repair a Container or Chassis to a particular standard, be conclusively determined as the amount stated in a written estimate obtained by the Purchaser from an independent third party contractor to repair the Container or Chassis to that standard; (ii) Pur-chaser shall have sole discretion in deciding whether to effect any repair in respect of which a Claim has been made; and
         (iii) notwithstanding any recovery by the Purchaser in respect of the Repairs Escrow Account, in no event shall the Purchaser be required to actually carry out any prospective repair in re-spect of which any such recovery has been made.

                   If the Purchaser shall have made a claim against ei-ther the General Escrow Account or the Repairs Escrow Account
         (i) to recover the excess, if any, of (x) the Total Adjusted Net Assets shown on the Estimated Adjusted Net Assets Statement over (y) the Total Adjusted Net Assets shown on the Final Ad-justed Net Assets Statement or (ii) to the extent that any amount is due the Purchaser as a result of the penultimate sen-tence of subsection (c) of this Section 1.4, the Sellers shall, within two Business Days of the date that any such claim by the Purchaser is paid from either of such Escrow Accounts, make a further payment to the Escrow Agent equal to the amount so paid from either such account, and the Escrow Agent shall forthwith deposit such amounts in the Escrow Account(s) from which the funds referred to in this paragraph were paid to the Purchaser.

                   Unless the Purchaser shall have theretofore delivered
         to the Sellers and the Escrow Agent a written notice or notices (individually, a "Claims Notice") stating that the Purchaser in good faith has a claim or claims against the Sellers or any of the Escrow Accounts pursuant to this Section 1.4(b) and an in-dication of the basis for and, to the extent reasonably ascertainable, the estimated amount thereof, the remaining Pur-chase Price in Escrow together with interest actually earned on such sum (after deduction or provision for all applicable Taxa-
         tion) shall be delivered to the Sellers on the following dates:
         (i) with respect to the General Escrow Account, on 31 March
         1995; (ii) with respect to the Repairs Escrow Account, on the six-month anniversary of the Closing Date; and (iii) with re-spect to the Adjustment Escrow Account and subject always to paragraph (z) above, on the date that each of the items in-
         cluded in the Disputed Amount shall have been definitively re-solved, which the parties hereto shall use best endeavours to cause to be not later than the third Business Day following the date on which the Final Adjusted Net Assets Statement and the Final Closing Balance Sheet shall have been definitively deter-mined pursuant to subsections (g) through (m) of this Section
         1.4;  provided, however, that, notwithstanding the foregoing, no amount of the Purchase Price in Escrow remaining in the Gen-eral Escrow Account, the Adjustment Escrow Account or, if the amount in dispute in respect of a Claims Notice is greater than
         (x) the aggregate of all amounts then remaining in each of the General Escrow Account and the Adjustment Escrow Account which are not subject to any Claim minus (y) pound sterling 3.5 million, then the Repairs Escrow Account, shall be delivered to the Sellers unless and until the Final Closing Balance Sheet and the Final Adjusted Net Assets Statement shall have been definitively re-solved and any resulting payments to the Purchaser from the
         Sellers shall have been made.   In the event that the Sellers
         shall not have delivered to the Purchaser, within ten Business Days in the case of the Repairs Escrow Account and the Adjust-ment Escrow Account (and twenty Business Days in the case of the General Escrow Account) after the receipt by the Sellers of such Claims Notice, a written objection to the Purchaser's claim or claims as set forth in the Claims Notice, the Escrow Agent shall deliver to the Purchaser any such amount (net of any applicable Taxation in respect of interest paid thereon), which amount shall be received by the Purchaser free and clear
         of any rights of the Sellers.   Notwithstanding the foregoing,
         two days after the date on which the Final Closing Balance
         Sheet and the Final Adjusted Net Assets Statement shall have been definitively determined pursuant to subsections (g) through (m) of this section 1.4, the Purchaser and the Sellers agree that fifty per cent. (50%) of any sums then remaining in the Repairs Escrow Account, together with interest actually earned on such sum (after deduction or provision for applicable Taxation in respect of any such interest) with respect to which no Claim Notice has then been delivered shall be delivered to the Sellers on such date.

                   In the event the Purchaser shall have delivered to the Sellers and the Escrow Agent one or more Claims Notices, the Escrow Agent shall at the end of the relevant periods specified in clauses (i), (ii) and (iii) of the first sentence of the preceding paragraph, but subject to the proviso thereto, deliver to the Sellers an amount equal to the excess, if any, of (i) the funds then held in the relevant Escrow Account, to-gether with all interest actually earned thereon (after deduc-tion or provision for all applicable Taxation), over (ii) the aggregate amount of the Purchaser's claim or claims theretofore delivered but not resolved (including any interest thereon), if
         any.   The Escrow Agent shall continue to hold the balance of
         the funds held in the relevant Escrow Account and all interest actually earned on such balance until such claims of the Pur-chaser against the Sellers specified in Claims Notices deliv-ered prior to the end of the periods specified above shall have been resolved.

                   A claim against an Escrow Account shall be deemed resolved when the Purchaser and the Sellers shall so agree in writing and shall deliver such written agreement to the Escrow Agent or if the Purchaser and the Sellers cannot so agree within thirty days of delivery of any Claims Notice, when a final non-appealable court order of a court of competent juris-diction has determined whether the claim is required to be paid from the relevant Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement.

                    It is understood and agreed between the parties that in the event the Purchaser has a legal claim against any third party with respect to any amounts recovered from the Repairs Escrow Account or the General Escrow Account, the Sellers shall be subrogated to the rights of the Purchaser against any such third party.

                   (c) The Initial Purchase Price shall be adjusted to the Final Purchase Price to reflect the difference between the amount and composition of the Total Adjusted Net Assets, as shown on the Estimated Adjusted Net Assets Statement, and on
         the Final Adjusted Net Assets Statement.   Except as specified
         in the following sentence, such further adjustment to the Ini-tial Purchase Price shall be made by either (i) an increase by one pound sterling for each pound sterling by which Total Ad-justed Net Assets, as shown on the Final Adjusted Net Assets Statement, exceed Total Adjusted Net Assets as shown on the Estimated Adjusted Net Assets Statement, or (ii) decreased by one pound sterling for each pound sterling by which Total Ad-justed Net Assets, as shown on the Final Adjusted Net Assets Statement, are less than Total Adjusted Net Assets as shown on
         the Estimated Adjusted Net Assets Statement.   In the event
         that the amount of the net book value of the Containers and Chassis, other than Disposal Containers and Disposal Chassis and Leased-Out Containers and Leased-Out Chassis, in each case, as of the Closing Date and included in the Final Adjusted Net Assets Statement shall be less than the amount of the net book value of the Containers and Chassis other than Disposal Con-tainers and Disposal Chassis and Leased-Out Containers and Leased-Out Chassis, in each case, as of the Closing Date and respectively, and included in the Estimated Adjusted Net Assets Statement, the Initial Purchase Price shall (in addition to any adjustment made pursuant to the immediately preceding sentence of this Section 1.4(c)) be reduced by an amount equal to 18.41 pence for each pound sterling of the decrease in such net book
         value.   It is understood and agreed that there shall not be
         any purchase price adjustment which is solely attributable to immaterial variations among types of Dry Cargo Containers or among types of Tank Containers forming a part of the Sale As-sets.

                   (d) Any difference between the final purchase price as determined pursuant to Section 1.4(c) (the "Final Purchase Price") and the Initial Purchase Price, shall, within five Business Days after the Final Closing Balance Sheet and the Final Adjusted Net Assets Statement are agreed by the Purchaser and the Sellers or any remaining disputed items are ultimately determined by the Independent Auditors, be paid by wire trans-fer in immediately available funds to such account on behalf of each of the Sellers in the United Kingdom as may be specified in writing by the party to whom such payment is owed (if the Sellers are required to make such payment but prohibited by law from making such payment in whole or in part (or, without limi-tation, if the Sellers do not actually make the payment for any other reason), the Purchaser may make a claim against the Gen-
         eral Escrow Account);   provided, however, that any amount pay-
         able by the Sellers to the Purchaser pursuant to this sentence shall be reduced by any amounts which the Purchaser (i) is en-titled to withdraw and which, in fact, is so withdrawn from the Adjustment Escrow Account (other than with respect to any amount provided in sub-paragraph (b)(z)(C) or (D) above), (ii) has withdrawn from the Repairs Escrow Account or otherwise re-covered from the Sellers in respect of Container or Chassis but only to the extent that the accruals for such repairs included on the Final Adjusted Net Assets Statement exceed the accruals for such repairs included on the Estimated Adjusted Net Assets Statement, (iii) has withdrawn from the General Escrow or oth-erwise recovered in respect of warranty claims pursuant to Sec-tion 11.3(a)(i) but only to the extent that the accruals in respect of the matters giving rise to such claims included on the Final Adjusted Net Assets Statement exceed the accruals for such matters included on the Estimated Adjusted Net Assets Statements, (iv) has withdrawn from the General Escrow Account or the Repairs Escrow Account pursuant to the penultimate sen-tence of this paragraph (d); and (v) has received a payment from the Sellers and funds from the Adjustment Escrow Account
         pursuant to paragraph (b)(z)(C) of this Section 1.4.   Unless
         an Adjustment Amount was paid into the Adjustment Escrow Ac-count pursuant to Section 1.4(e) (in which case the provisions set forth in sub-paragraphs 1.4(b)(z) (A) and (B) above shall apply), any payment to be made pursuant to the preceding sen-tence shall bear simple interest from and including the Closing Date through and excluding the date of payment at a rate per annum equal to two per cent over Barclays Bank PLC Base Rate in effect from time to time during such period, based on a 365-day year, and such interest shall be paid by either party at the time of payment (or, where applicable, added to the claim
         against the General Escrow).   Any payment required to be made
         by the Sellers pursuant to this subsection (d) shall first be
         drawn from the Adjustment Escrow Account, if any.   Any further
         payment shall be a direct payment from the Sellers to Purchaser which shall not be paid from the General Escrow Account or the
         Repairs Escrow Account.   Only if the Sellers are prohibited by
         law or court order from making any such payment directly, or otherwise do not make the required payment, shall the payment be permitted to be made from any of such Escrow Accounts and in
         such event only if the Purchaser so requests.   For the avoid-
         ance of doubt, any payment to be made pursuant to this subsec-tion (d) shall take into account any payment made pursuant to subparagraph (b)(z)(C) or (D), to the extent required to avoid double counting.

                   (e) No later than ten Business Days prior to the Closing Date, the Sellers shall jointly prepare, and the Purchaser's Accountants and the Sellers' Accountants shall jointly review, the Estimated Closing Balance Sheet and the Estimated Adjusted Net Assets Statement (each of which shall set forth the information required to be set forth therein by the Applicable Accounting Principles and this Agreement and shall respectively present the financial position and the ad-justed net assets of the Container Operations as of the Closing Date accompanied by a certificate in the Agreed Form from each of the Chairman and the Finance Director of the Company certi-fying their good faith belief that each of the Estimated Clos-ing Balance Sheet and the Estimated Adjusted Net Assets State-ment have been prepared in accordance with the Applicable Ac-counting Principles and the provisions of this Agreement, as
         modified by this section 1.4(e).   Each of the Estimated Clos-
         ing Balance Sheet and the Estimated Adjusted Net Assets State-ment shall be prepared in accordance with the Applicable Ac-
         counting Principles.   During the period from the date of this
         Agreement to Closing, the Sellers shall (i) provide the Pur-chaser and the Purchaser's Accountants with full access to the Container Records and the facilities and employees of the Con-tainer Operations and to the Sellers' Accountants (including their working papers), and (ii) cooperate fully with the Pur-chaser and the Purchaser's Accountants, including, without lim-itation, the provision on a timely basis of all information reasonably requested in connection with the Estimated Closing Balance Sheet and the Estimated Adjusted Net Assets Statement. Notwithstanding any other provision of the Agreement, in the event that the Purchaser shall dispute in good faith the amount of any item reflected on the Estimated Closing Date Balance Sheet or the Estimated Adjusted Net Assets Statement, Purchaser's Accountants shall prepare a report (the "Estimated Disputed Amount Report") estimating the aggregate amount of any items disputed by the parties (the "Disputed Amount"), and listing the adjustments by item and the estimated amounts thereof, and the President and the Treasurer of the Purchaser shall certify their good faith belief that the items disputed in the Estimated Disputed Amount Report were not treated in accordance with the Applicable Accounting Principles or other-wise were not correct or not a best estimate, and the adjust-ments set out therein are required to be made, for the reasons set out in the Estimated Disputed Amount Report, for the Esti-mated Net Assets Statement to be prepared in accordance with the Applicable Accounting Principles and this Agreement, as
         modified by this Section 1.4(e).   A sum equal to the amount,
         if any (the "Adjustment Amount") by which the Disputed Amount exceeds pound sterling 3.5 million shall be paid into the Adjustment Escrow Account at the Closing, which amount shall be part of the Purchase Price in Escrow; provided that, for the avoidance of doubt, it shall be clear that the first pound sterling 3.5 million of the Disputed Amount, if any,
         shall be paid to the Seller at Closing;   provided, however,
         that such sum shall be recoverable in accordance with the
         provisions of Section 1.4(b) of this Agreement.   The parties
         agree to use reasonable endeavours to respond to any objections with respect to the proposed Estimated Closing Balance Sheet, Estimated Adjusted Net Assets Statement or any amounts to be paid into the Adjustment Escrow Account and fairly to address any such objections in a timely manner.

                   (f) From the Closing Date until the date on which the Final Closing Balance Sheet and Final Adjusted Net Assets Statement are agreed or determined pursuant to Section 1.4(l), the Purchaser shall (i) provide Sellers and Sellers' Ac-countants with full access to the books, records (including work papers, schedules, memoranda and other documents), of the Container Operations for the period prior to the Closing Date and (ii) cooperate fully, and procure that the Purchaser's Ac-countants cooperate fully, with Sellers and Sellers' Ac-countants, including, without limitation, the provision on a timely basis of all information, including Purchaser's Ac-countants work papers, reasonably requested in connection with the Final Closing Balance Sheet and the Final Adjusted Net As-sets Statement and cooperation (so far as reasonably practi-cable) in the reviews referred to in Section 1.4(g).

                   (g) As soon as practicable, but in no event later than 90 days following the Closing Date, the Purchaser shall prepare drafts of the Final Closing Balance Sheet and the Final Adjusted Net Assets Statement (the "First Draft Statements") and shall deliver them to the Sellers, the Sellers' Accountants
         and the Purchaser's Accountants.   For a period of 45 days from
         such delivery, the Sellers' Accountants and the Purchaser's Accountants shall conduct separate reviews of the First Draft Statements.

                   (h) Once the period for review referred to in Sec-tion 1.4(g) has elapsed, the Purchaser and the Purchaser's Ac-countants shall continue to discuss with the Sellers and the Sellers' Accountants any disputed items on the First Draft Statements for a further period of 30 days.

                   (i) If at the end of the 30 day period referred to in Section 1.4(h) no items on the First Draft Statements are in dispute, the Purchaser and the Sellers shall be deemed to have accepted and agreed to the First Draft Statements and such statements shall constitute the Final Closing Balance Sheet and Final Adjusted Net Assets Statement and shall be final, binding and conclusive for the purposes of this Agreement and the An-cillary Documents.

                   (j) If the 30 day period referred to in Section 1.4(h) has elapsed and any items on the First Draft Statements remain in dispute, the Purchaser shall within 15 days of the end of that period prepare a second draft of the Final Closing Balance Sheet and Final Adjusted Net Assets Statement (the "Second Draft Statements") and shall deliver them to the Sell-ers and the Sellers' Accountants together with an opinion of the Purchaser's Accountants (the "Purchaser's Accountants' Opinion") that such Second Draft Statements have been prepared in accordance with the Applicable Accounting Principles.

                   (k) If the Sellers dispute any item on the Second Draft Statements, the Sellers shall, within 15 days of the de-livery to them of the Second Draft Statements and the Purchaser's Accountants' Opinion, deliver to the Purchaser and the Purchaser's Accountants a list of adjustments setting out in reasonable detail the characterization and amount of all items disputed in the Second Draft Statements and the basis for the dispute (the "Sellers' Dispute List"), together with an opinion of the Sellers' Accountants (the "Sellers' Accountants' Opinion") that (x) the items disputed in the Second Draft Statements were not treated in accordance with the Applicable Accounting Principles and (y) the adjustments set out in the Sellers' Dispute List are required to be made, for the reasons given in the Sellers' Dispute List, for the Second Draft State-ments to be prepared in accordance with the Applicable Account-ing Principles.

                   (l) If the Sellers shall not deliver a Sellers' Dis-pute List and Sellers' Accountants' Opinion within 15 days of the delivery to them of the Second Draft Statements and the Purchaser's Accountants' Opinion, the Sellers shall be deemed to have accepted and agreed to the Second Draft Statements and such Second Draft Statements shall constitute the Final Closing Balance Sheet and Final Adjusted Net Assets Statement and shall be final, binding and conclusive for the purposes of this
         Agreement and the Ancillary Documents.   If at any time follow-
         ing the Closing Date the Sellers and the Purchaser shall agree in writing to a set of statements for such purpose, such state-ments shall constitute the Final Closing Balance Sheet and Fi-nal Adjusted Net Assets Statement and shall be final, binding and conclusive for the purposes of this Agreement and the An-cillary Documents.

                   (m)  If within 10 days of the delivery to the Pur-
         chaser of the Sellers' Dispute List and Sellers' Accountants' Opinion there remain items in dispute, then all disputed items shall be submitted to a firm of United Kingdom recognized ac-countants of international repute (the "Independent Auditors") selected by the Sellers and the Purchaser or (in the absence of agreement as to the selection within a further period of 5 days) by the President for the time being of the Institute of Chartered Accountants in England and Wales, on the application
         of the Sellers or the Purchaser.   All fees and expenses relat-
         ing to the work, if any, to be performed by the Independent Auditors shall be borne equally by the Sellers and the Pur-
         chaser.   The Independent Auditors shall act as experts and not
         arbitrators to determine, based on the Second Draft Statements, the Purchasers' Accountants' Opinion, the Sellers' Dispute List, the Sellers' Accountants' Opinion and on written and oral presentations by the Sellers and the Purchaser, only those is-
         sues still in dispute.   The determination of the Independent
         Auditors shall be made as promptly as practicable after their selection, shall be set out in a written report delivered to the Sellers and the Purchaser and shall be final, binding and conclusive for the purposes of this Agreement and the Ancillary Documents.

                   (n) In the event that an Adjustment Amount was paid into the Adjustment Escrow Account pursuant to Section 1.4(e), then the First Draft Statements and, if relevant, the Second Draft Statements and the Sellers' Dispute List shall each be accompanied by a statement showing the amount, if any, of any item contained in the Estimated Dispute Amount Report which should be reflected on the Final Adjusted Net Assets Statement. When the Final Adjusted Net Assets Statement is finally deter-mined it shall be accompanied by a final statement showing the original amount of any item contained in the Estimated Disputed Amount Report and the amount of that item as reflected on the Final Adjusted Net Assets Statement.

                   (o) As between the Purchaser and the Sellers, the Initial Purchase Price and the Final Purchase Price (in each case, including the Assumed Liabilities) received by the Sellers shall be apportioned between each Seller in proportion to the value of the Sale Assets or Assumed Liabilities being transferred by each of them, such value to be calculated by reference to the provisions of this Agreement.

                   SECTION 1.5. Allocation of Consideration. The Pur-chaser and the Sellers agree that they shall enter into an agreement (the "Allocation Agreement"), as soon as practicable after the Closing concerning the allocation of the Purchase Price (including Assumed Liabilities) among the Sale Assets as
         of the Closing Date (the "Allocation").   If the Purchaser and
         the Sellers shall not have agreed to the Allocation in ac-cordance with the procedure set forth below, any disputed as-pect shall be resolved within 30 days thereof by the Indepen-dent Auditors to be selected (if not previously selected) in
         accordance with Section 1.4 of this Agreement.   Purchaser and
         the Sellers agree that the Allocation shall be made pursuant to the following procedure: Purchaser shall deliver to the Sell-ers an allocation of the Purchase Price and Assumed Liabilities
         among the Sale Assets ("Purchaser's Appraisal").   The Sellers
         shall be deemed to have accepted and agreed to the allocation based upon Purchaser's Appraisal in the Allocation Agreement, unless the Sellers deliver written notice to Purchaser to the contrary within 10 days after the Sellers' receipt of
         Purchaser's Appraisal.   If (i) the Sellers so object to the
         allocation based upon Purchaser's Appraisal, and Purchaser and the Sellers are unable to resolve all their differences within 15 days, or (ii) Purchaser fails to deliver Purchaser's Ap-praisal, the Sellers shall have 30 days to deliver an alloca-tion to Purchaser of the Purchase Price and Assumed Liabilities
         among the Sale Assets ("Sellers' Appraisal").   In the event
         the Sellers fail to deliver the Sellers' Appraisal within 45 days of receipt of Purchaser's Appraisal, the Sellers shall be deemed to have accepted and agreed to the allocation based upon
         Purchaser's Appraisal in the Allocation Agreement.   Purchaser
         shall be deemed to have accepted and agreed to the allocation based upon the Sellers' Appraisal in the Allocation Agreement unless Purchaser delivers written notice to the Sellers to the contrary within 10 days after receipt of Sellers' Appraisal and Purchaser has delivered an allocation based upon Purchaser's
         Appraisal as provided herein.   If Purchaser so notifies the
         Sellers of its objection to the allocation based upon Sellers' Appraisal, or if Purchaser and the Sellers each fail to deliver Purchaser's Appraisal and Sellers' Appraisal, respectively, Purchaser and the Sellers shall, within 15 days following such notice, attempt to resolve their differences and any resolution by them as to any disputed items or amounts shall be final, binding and conclusive and made part of the Allocation Agree-
         ment upon the conclusion of such 15-day period.   Any disputed
         aspects of the Allocation that remain shall be submitted to the Independent Auditors within 10 days of the end of such 15-day period and shall be resolved by the Independent Auditors within
         30 days of submission.   Purchaser, the Company and the Sellers
         agree to act in accordance with the Allocation contained in the Allocation Agreement in any relevant Tax Returns or similar
         filings.   All fees and expenses relating to the Purchaser's
         Appraisal shall be borne by Purchaser, all fees and expenses relating to the Sellers' Appraisal shall be borne by the Sell-ers (unless Purchaser fails to deliver an allocation based upon the Purchaser's Appraisal within the time periods set forth herein, in which event such fees and expenses shall be borne by Purchaser) and all fees and expenses relating to the work per-formed by the Independent Auditors shall be borne equally by Purchaser, on the one hand, and the Sellers, on the other hand. In the event any taxing authority questions the allocation agreed to by the Sellers and the Purchaser, the Company or the Purchaser, as appropriate, shall promptly notify the other of such event and shall inform and consult with the other as to any such inquiry as it progresses.

                   SECTION 1.6. Closing. The closing of the transac-tions contemplated by this Agreement (the "Closing") shall take place (except where expressly provided otherwise) in London at the offices of the Purchaser's counsel at 3:00 p.m., local time, on the later of (i) March 15, 1994 and (ii) the date that is three Business Days after each of the parties shall have notice that each of the conditions set forth in Articles VII and VIII (other than delivery of executed closing documents, which shall be delivered at the Closing) has been satisfied or waived, or at such other time and place as may be agreed upon
         by the parties hereto.   The documents referred to in subsec-
         tions (i) through (v), (viii), (xviii) and (xxi) of Section 1.6(a) shall be delivered in Brussels, Belgium at the Offices of the Purchaser's counsel simultaneously with the Closing in London, England and shall be batched (as between the assets and the rights referred to in any such documents) in the manner reasonably requested by the Purchaser.

                   (a)  At the Closing, the Sellers will deliver to the
         Purchaser:

                   (i) duly executed Receipt and Acknowledgment of De-livery;

                  (ii) all documents of title, if any, necessary to transfer ownership or otherwise relating to a purchase of the Containers and Chassis, including all certificates of title endorsed in blank;

                 (iii) duly executed counterparts of the Operating Lease Assignments and Assumptions, together with executed coun-terparts or copies of all Operating Leases, and all security therefor (including, without limitation, guarantees, letters of credit and agreements governing any security or other deposits relating to Containers or Chassis) and all daily rent and other charges paid to Sellers and their Affiliates in respect of any period after the Closing Date;

                  (iv) a duly executed counterpart of the Assignment of Manufacturer Warranties, together with executed counterparts (to the extent available) and/or copies of such sellers' or manufacturers' warranties;

                   (v) duly executed counterparts of the Management Agreement for Encumbered Equipment and Sea Containers Leases, the Assignment and Assumption of Sellers' Chassis Leases, to-gether with executed copies of all Sellers' Chassis Leases and duly executed counterparts of the Secondary Period Agreements (which shall also be signed by any finance lessors under the Secondary Period Sellers' Leases);

                  (vi)  executed copies of the consents referred to in
         Section 8.8 hereof including executed copies of a Supplemental Indenture and all documents required to be delivered to the Indenture Trustee with respect to each series of the Bonds in form and substance satisfactory to the Purchaser;

                 (vii)  the opinions of counsel referred to in Section
         8.7 hereof;

                (viii) a duly executed counterpart of the Intellectual Property Assignment and all further documents concerning or relating to the Expertise and Intellectual Property Rights to be transferred to the Purchaser;

                  (ix) duly executed counterparts of each of the As-signment and Assumption of Depot Agreements, the Assignment of Agency Agreements, the Novation of Automobile Leases (which to the extent available shall also be signed by lessors under the Automobile Leases), the Assignment and Assumption of Equipment Hire Agreements and the Assignment of Sellers' Receivables;

                   (x) a duly executed counterpart of the assignment of DPP payments contemplated by Section 1.8(b) hereof;

                  (xi) a schedule of Sellers' Receivables as of Closing and as of the date of the Estimated Closing Balance Sheet;

                 (xii)  all the Container Records;

                (xiii) the Estimated Adjusted Net Assets Statement and the Initial Adjusted Net Assets Statement, each accompanied by certifications from the Company's Chairman and Finance Director pursuant to Section 1.4(e) of this Agreement;

                 (xiv) all such other deeds, documents, certificates, assignments, agreements and other instruments as, in the opin-ion of the Purchaser, are necessary to vest in the Purchaser legal and beneficial title to the Sale Assets, including with-out limitation, evidence satisfactory to the Purchaser that the Security Interests shall have been released and discharged (or that a particular holder of a Security Interest or finance les-sor has agreed to release and discharge such Security Interest upon repayment and arrangements satisfactory to the Purchaser in its sole discretion have been made to provide such repay-
         ment), which would include, without limitation, (x) the deliv-ery by any holder of a Security Interest or finance lessor to a third party of an executed release releasing the Sale Assets subject to such Security Interest from the lien and charge of such Security Interest, together with instructions to deliver such release to (or as directed by) the Sellers upon receipt of payment in the amount referred to in clause (y) below, and (y) the delivery to the Purchaser of a letter from such holder of a Security Interest or finance lessor unconditionally agreeing that, upon the payment of the amounts due upon termination in respect of any Security Interest specified in such letter, such holder of a Security Interest or finance lessor would cause the execution and delivery of such release, together, in either case, with an arrangement satisfactory to Purchaser, in its sole discretion, to ensure payment by Sellers of all such amounts on the Closing Date and evidence that all security reg-istrations which relate (or could relate) to any Sale Assets have been removed from official security registers in all rel-evant jurisdictions;

                  (xv) a duly executed counterpart of the Assignment and Assumption of Purchase Commitments (which to the extent available shall also be signed by the sellers under such commitments);

                 (xvi) a certified copy of the letter from Morgan Grenfell and or Hambro Magan (as defined below) to the London Stock Exchange pursuant to paragraph 2.14 of The Listing Rules of the London Stock Exchange in respect of the working capital statement in the Shareholder Circular;

                (xvii)  duly executed counterparts of the Non-
         Competition and Non-Solicitation Agreements;

               (xviii) duly executed counterparts of the Assignment and Assumption of Management Agreements (which to the extent avail-able shall also be signed by the owners of the Managed Leases) and of the Management Agreement for Encumbered Equipment and Sea Containers Leases;

                 (xix) a duly executed counterpart of the Escrow Agree-ment;

                  (xx) duly executed counterpart of the Buckingham Palace Road Sub-sub-underlease (if agreed and subject to the provisions of the Transitional Services Agreement);

                 (xxi)  duly executed copies of the Secondary Period
         Agreements;

                (xxii)  duly executed Sellers' Closing Certificates;

               (xxiii) duly executed solvency certificates from each Seller which is a company incorporated under the laws of En-gland or a Delaware corporation, in each case, in the Agreed Form;

                (xxiv) unless the DPP Option has been exercised by the Purchaser, evidence satisfactory to the Purchaser that the DPP Tail Coverage contemplated by Section 1.8(b) has been obtained by the Sellers;

                 (xxv) the Sellers' Chassis Leases relating to all Leased Chassis, the Sea Containers Leases relating to all Sea Containers Containers and a duly executed counterpart of the Sea Containers Leases Management Agreement;

                (xxvi) a full and complete list of all of the Sale As-sets to be purchased by the Purchaser which, in the case of all Containers to be purchased, shall list each such Container by serial number, unit number, date of manufacture, on-hire or off-hire status, original cost, net book value and lessee, if any;

               (xxvii) a duly executed Sublease for 123 Buckingham Pal-ace Road and, to the extent available as of the Closing Date, a transfer or assignment of the Holding Documents;

               (xxviii) a duly executed counterpart of the Transitional Services Agreement;

               (xxix)  a duly executed Cross Receipt;

                 (xxx) evidence satisfactory to the Purchaser that the Sellers and their Affiliates shall have seconded Mr. Palmer to a company not engaged in the Container Operations in accordance with Section 5.13 of this Agreement; and

                (xxxi) all other previously undelivered documents re-quired hereunder to be delivered by the Sellers to the Pur-chaser at or prior to the Closing in connection with the trans-actions contemplated by this Agreement.

                   (b) At the Closing, the Purchaser will deliver to the Sellers:

                   (i) the consideration referred to and determined in accordance with Section 1.4(a) hereof which is to be delivered to the Sellers;

                  (ii) a duly executed counterpart of the Operating Lease Assignments and Assumptions;

                 (iii) a duly executed counterpart of the Assignment of Manufacturer Warranties;

                  (iv) a duly executed counterpart of the Sea Container Leases Management Agreement;

                   (v)  executed copies of the consents referred to in
         Section 7.6 hereof;

                  (vi)  the opinion of counsel referred to in Section
         7.5 hereof;

                 (vii) a duly executed counterpart of the Intellectual Property Assignment;

                (viii) duly executed counterparts of the Assignment and Assumption of Depot Agreements, the Assignment of Agency Agree-ments, the Novation of Automobile Leases, the Assignment and Assumption of Equipment Hire Agreements and the Assignment of Sellers' Receivables;

                  (ix) a duly executed counterpart of the assignment of DPP payments contemplated by Section 1.8(b) hereof;

                   (x) a duly executed counterpart of the Assignment and Assumption of Purchase Commitments;

                  (xi) duly executed counterparts of the Assignment and Assumption of Management Agreements with respect to the Managed Leases and of the Management Agreement for Encumbered Equipment and Sea Containers Leases;

                 (xii) a duly executed copy of the 123 Buckingham Pal-ace Road Sub-sub-underlease (if agreed and subject to the pro-visions of the Transitional Services Agreement);

                (xiii)  duly executed counterparts of the Non-
         Competition and Non-Solicitation Agreements;

                 (xiv) duly executed counterparts of the Assignment and Assumption of Sellers' Chassis Leases and Secondary Period Agreements;

                  (xv) a duly executed counterpart of the Escrow Agree-ment;

                 (xvi) a duly executed counterpart of the Transitional Services Agreement;

                (xvii) a duly executed copy of the guarantee in the form set out in Part 2 of the Transitional Services Agreement;

               (xviii)  a duly executed Purchaser's Closing Certificate;

                 (xix) all other previously undelivered documents re-quired hereunder to be delivered by the Purchaser to the Sell-ers at or prior to the Closing in connection with the transac-tions contemplated by this Agreement.

                   SECTION 1.7.  Tiphook Trademarks and Trade Names.
                   (a) Pursuant to the Intellectual Property Assign-ment, the Sellers will assign to the Purchaser, without charge, all registered and unregistered trademarks, service marks, trade names and logos used by any of the Sellers solely in con-nection with the Container Operations.

                   (b) Pursuant to the Intellectual Property Assign-ment, the Sellers will grant the Purchaser, without charge, royalty-free exclusive perpetual license to utilize the trade name "Tiphook" or any derivations thereof and any logo, trade-mark, service mark or trade name owned or used by the Sellers other than those covered by paragraphs (a) above or (c) below (the "Names" and "Marks"), which exclusivity shall be in re-spect of the use of the Names and Marks in the business of leasing containers (on a worldwide basis) and tank chassis (in the United States) (and not for use in the business of leasing
         over-the-road trailers and rail wagons).   The Purchaser and
         the Sellers and the Company acknowledge and agree that the Sellers will continue to use the Names and Marks which include "Tiphook" in connection with the Sellers' trailer and rail wagon businesses; but from and after the Closing, the Sellers and their Affiliates shall not use any Names or Marks which include "Tiphook" or any confusingly similar name or mark in connection with the sale or leasing of containers (on a world-wide basis) or tank chassis (in the United States).

                   (c) Pursuant to the Intellectual Property Assign-ment, the Sellers will assign to the Purchaser all right, title and interest of the Sellers to use the trade name "Sea Contain-ers" or any derivations thereof or logo, trademark, service mark or trade name (the "Sea Containers Names and Marks") li-censed to the Sellers pursuant to the License Agreement dated as of April 2, 1990 (the "Sea Containers License"), by and among Sea Containers Ltd., Sea Containers Asia Ltd., Sea Con-tainers America, Inc., Sea Containers British Isles Ltd. and Strider II Ltd, as licensors, and Lancaster Holdings Corp., Bromley Holdings Corp., Tiphook plc and Alnerny No. 954 Lim-
         ited, as licensees.   The Purchaser's right to use the Sea Con-
         tainers Names and Marks shall be limited to those rights previ-ously held by Sellers and the Purchaser will use reasonable commercial endeavours to remove, at its expense, the Sea Con-tainers Names and Marks and the owner identification plate if and when any Owned Container bearing any logo, trademark, ser-vice mark or trade name of Sea Containers is delivered to the Purchaser or its agent for major repair, but, in any event, such removal shall be accomplished if and when such container is repainted by the Purchaser or its agent (it being agreed that the Purchaser shall be under no obligation to repaint any such container) or at least prior to the time of sale or dispo-sition of such container (other than to any of its Affiliates). The Purchaser shall assume all the obligations and liabilities of the licensees under the Sea Containers License which are to be performed during the period following the Closing Date and indemnify the Sellers against any and all claims, liabilities, suits or actions that may arise out of the use by the Purchaser of the Sea Containers Names and Marks as a result of acts or omissions of the Purchaser (other than infringement or similar claims relying on an allegation that the Sellers could not law-fully assign the license described herein or that the use of the Sea Containers Names and Marks in accordance with such as-signment infringed on any third party's rights).

                   SECTION 1.8. Maintenance and Repair; DPP; Commis-sion, Storage and Handling Charges. (a) As between the Pur-chaser and the Sellers, the Purchaser will be liable for the costs of repairing and restoring Containers and Chassis leased prior to the Closing Date, which are redelivered to a depot after the Closing Date, except that the Sellers will be liable for the costs of repairing and restoring any such Containers and Chassis redelivered after such date which are not covered by DPP if Sellers or any of their Affiliates have waived the
         lessee's obligation to repair.   The Sellers shall not be li-
         able for the costs of repairing and restoring any Self-Insured Units redelivered after such date which are listed as Part VIII of Exhibit A, notwithstanding that the Sellers' insurance policy in respect of the DPP (the "Sellers' DPP") no longer covers, and the DPP Tail Coverage will not cover, such Self-
         Insured Units.   The Sellers will, at their own cost, continue
         to repair and restore, in the ordinary course of the business of the Container Operations, Containers and Chassis which are redelivered to depots on or prior to the Closing Date, to Stan-dard IICL-4 (in the case of Dry Cargo Containers), to Standard IICL Guide (in the case of Chassis) or to Standard for Tank Containers (in the case of Tank Containers), provided, however, any Seller may, with the prior written consent of the Pur-chaser, declare any such Container or Chassis a Disposal Con-
         tainer or Disposal Chassis and elect not to repair it.   Any
         repairs to Containers and Chassis which are redelivered to de-pots on or prior to the Closing Date which have not been made as of the Closing Date but for which an accrual is to be made in the Estimated Closing Balance Sheet and the Final Closing Balance Sheet shall be the responsibility of the Purchaser to
         the extent of such accrual.   The Repairs Escrow shall apply to
         the extent the costs of repairing any such Container or Chassis exceeds any such accrual and nothing in this Section 1.8 shall affect or in any way alter the Purchaser's rights against the Repairs Escrow.

                   (b) Part III of Exhibit A identifies each Dry Cargo Container lessee participating in a damage protection plan or which is otherwise the beneficiary of any program or arrange-
         ment offered by any Seller or any Affiliate thereof ("DPP"), and Part VIII of Exhibit A identifies each Tank Container or
         Chassis lessee participating in the DPP.   On the Closing Date,
         the Sellers and any Affiliate of any of the Sellers will assign to the Purchaser pursuant to the Operating Leases Assignments and Assumptions all of their right, title and interest in and to the right to receive payments under the DPP, whether identi-fied directly as a DPP payment or included indirectly as part of the payments under Operating Leases, with respect to the Containers and Chassis in respect of the period commencing on
         and following the Closing Date.   Prior to the Closing, the
         Sellers covenant and agree to cause the insurer under the Sell-ers' DPP as of the date hereof, to continue the policy of DPP insurance, a copy of which is attached hereto as part of Part
         VIII of Exhibit A, for the Containers and Chassis on hire on the Closing Date, which were covered by such insurance on terms
         satisfactory to the Purchaser (the "DPP Tail Coverage").   Such
         DPP Tail Coverage shall name Purchaser as the insured party.
         The Purchaser shall have the right to participate in the nego-
         tiation and drafting of the terms of the policy.   The Pur-
         chaser shall have the option (exercisable in its sole discre-
         tion) to elect, on or prior to the fifth day preceding the
         Closing Date, not to have the Sellers purchase the DPP Tail
         Coverage (the "DPP Option").   In the event that the Purchaser
         exercises the DPP Option, the Initial Purchase Price and the Final Purchase Price, without duplication shall be reduced by pound sterling 1.167 million as provided in Section 1.4(a) hereof, and Seller shall assign to the Purchaser all of Sellers' right, title and interest in the Sellers' DPP.

                   (c) The Purchaser shall assume the payment to the Sellers' agents of commissions relating to the Containers or Chassis which relate to any period of hire subsequent to the Closing Date (but only to the extent that any such commissions are payable ratably over the entire on-hire period for any such period which include on-hire periods both prior to and follow-ing the Closing Date), and the Sellers will be responsible for and will defend, indemnify and hold the Purchaser harmless against any claims by the Sellers' agents which relate to any period ending on or prior to the Closing Date and the Sellers will be responsible for such agents' commissions, except that the Purchaser shall be responsible for any such commissions to the extent reflected in an accrual which is to be included in the Final Closing Balance Sheet.

                   (d) The Sellers shall pay and discharge all storage and handling charges and any other depot fees relating to the Containers and Chassis, to the extent they relate to any period on or prior to the Closing Date, except to the extent reflected in an accrual which is to be included in the Final Closing Bal-
         ance Sheet.   The Purchaser shall pay and discharge all such
         storage and handling charges, to the extent they relate to any period after the Closing Date or, if they relate to any period on or prior to the Closing Date, the Purchaser shall pay and discharge such charges to the extent reflected in an accrual which is included in the Final Closing Balance Sheet.

                  (e) Any amounts to be earned under any Operating Lease prior to the Closing Date but not invoiced on or prior to such date shall be reflected in the Estimated Closing Balance Sheet and the Final Closing Balance Sheet and included on the Estimated Adjusted Net Assets Statement and Final Adjusted Net Assets Statement as a current asset under "Other debtors" and any amounts paid to the Sellers on or prior to the Closing Date in respect of any period commencing after the Closing Date shall be reflected on the Estimated and Final Closing Balance Sheets and included on the Estimated and Final Adjusted Net Assets Statement as a current liability under "Other Accruals".

                   SECTION 1.9. Sellers' Receivables. In determining the net book value of the Sellers' Receivables for the purpose of the Estimated Closing Balance Sheet, the Estimated Adjusted Net Assets Statement, the Final Closing Balance Sheet or the Final Adjusted Net Assets Statement, the principles set out in the Applicable Accounting Principles shall be applied.

                   SECTION 1.10. Impaired Containers. (a) Pursuant to Sections 1.2 and 1.4 hereof, the Purchaser shall on the Closing Date purchase all the Impaired Containers and Impaired Chassis as of that date.

                   (b) Any Container or Chassis reflected as an Im-paired Container or Impaired Chassis on the Estimated Closing Balance Sheet, the Estimated Adjusted Net Assets Statement, the Final Closing Balance Sheet, or the Final Adjusted Net Assets Statement shall be valued in accordance with the principles set out in the Applicable Accounting Principles.

                   SECTION 1.11. Title. Title to all of the Sale As-sets (including without limitation the Containers and Chassis) being sold and purchased hereunder which is capable of being transferred by delivery shall pass by delivery at the Closing.

                   SECTION 1.12. Further Assurances. (a) After the Closing, the Sellers shall (and shall procure that their re-spective Affiliates shall) from time to time, at the request of the Purchaser and without further cost or expense to the Pur-chaser, execute and deliver such other necessary instruments of conveyance and transfer or other documents and to vest in the Purchaser the full legal and beneficial title to the Sale As-sets (or in respect of the Overseas Properties such rights and title as the Sellers possess) being transferred hereunder.

                   (b) Each of the Sellers hereby constitutes and ap-points the Purchaser as its true and lawful attorney to perform on its behalf all acts required by that Seller under Section
         1.12(a).   The powers of attorney granted by the Sellers under
         this Section 1.12(b) are given by way of security for their obligations under Section 1.12(a) and shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

                   (c) Within 5 days of the Closing Date, the Purchaser shall prepare and deliver an updated Exhibit A to the extent required by this Agreement and shall provide the Sellers with access to its facilities to assist in such preparation and de-livery.

                                   ARTICLE II
         SECTION 2.
                                 RELATED MATTERS

                   SECTION 2.1. Full Access to Books and Records. (a) On and after the Closing, the Sellers will permit the Purchaser and its auditors, attorneys and other agents to have full ac-cess to and examine and make copies of all Books and Records of Sellers or their Affiliates which are not delivered to the Pur-chaser pursuant to Section 1.6.

                   (b) Each of the Sellers will cause its employees to render such assistance as the Purchaser may request in examin-
         ing or utilizing records referred to in this Section 2.1.   For
         a period of ten years following the Closing Date, none of the Sellers will destroy any Container Records without giving at least 60 days notice to the Purchaser, and within 60 days of receipt of such notice, the Sellers shall deliver to the Pur-chaser or to its order, at the Purchaser's expense, such Books and Records intended to be destroyed.

                   SECTION 2.2. Amendment of Exclusivity Letter. The Sellers, and in particular the Company, hereby agree to amend the exclusivity arrangements set forth in the Exclusivity Let-ter by extending the period of exclusivity thereunder until l May 1994 and to effect such extension by replacing the refer-ence to "31 January 1994" in Sections 4(a) and (b) of such let-ter with a reference to "1 May 1994".

         SECTION 3.
                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                   Except as disclosed (it being understood that implied disclosures shall not be given effect) in the corresponding Section of the Sellers' Disclosure Letter, each of the Sellers, jointly and severally, hereby represents, covenants and war-rants to the Purchaser, as follows:

                   SECTION 3.1. Corporate Organization, Etc. (a) Each of the Sellers is a corporation duly organized and validly ex-isting (and where such concept exists, in good standing) under the laws of its respective jurisdiction of incorporation, and has full corporate power and authority to own and lease the
         Sale Assets it now owns or leases.   Each of the Sellers is
         duly qualified to do business (and, where such concept exists, is in good standing) in each jurisdiction where such concepts exist and where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary.

                   (b) All jurisdictions in which the Sellers conduct the Container Operations, directly or through agents are set forth in Part XXI of Exhibit A.

                   SECTION 3.2. Authorization, Etc. Each of the Sell-ers has full corporate power and authority to enter into this Agreement and each of the Ancillary Documents and to carry out
         the transactions contemplated hereby and thereby.   Each of the
         respective boards of directors of the Sellers has taken all action required by law, its Memorandum and Articles of Associa-tion, Certificate of Incorporation, By-Laws or other organic instruments (collectively "Organic Instruments") or otherwise required to be taken by it to authorize the execution and de-livery of this Agreement and the consummation of the transac-tions contemplated hereby, and this Agreement is, and each of the Ancillary Documents to which it is a party will be, a valid and binding agreement enforceable in accordance with its terms. Except as contemplated by this Agreement, no other corporate action by the Sellers is necessary to consummate the transac-tions contemplated hereby.

                   SECTION 3.3. No Violation. Neither the execution and delivery of this Agreement and the Ancillary Documents nor the consummation of the transactions contemplated hereby and thereby will (a) violate any provision of the Organic Instru-ments of any of the Sellers, or (b) except as specified in Sec-tion 3.3 of the Sellers' Disclosure Letter, violate or be in conflict with, or constitute a default (or any event which, with notice or lapse of time or both, would constitute a de-fault) under, or result in the termination of (or give rise to a right of termination of), or result in the creation or impo-sition of any security interest, lien or other encumbrance upon all or any part of the Sale Assets under, any agreement to which any of the Sellers is a party or by which any of them is bound, or to which any of the Sale Assets or the Container Op-erations is subject, or (c) except as specified in Section 3.3 of the Sellers' Disclosure Letter, violate any statute or law or judgment, decree, order, regulation or rule of any court or other Government Authority applicable to the actions of the Sellers (it being agreed that no representation is made hereby with respect to the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transac-tions contemplated hereby or thereby under any antitrust or competition legislation or regulation), or (d) give rise to any
         right of rescission or similar remedy under any law.   Other
         than as disclosed in Section 3.3 of the Sellers' Disclosure Letter and other than pursuant to this Agreement, there are no rights of first refusal with respect to, options or rights to acquire, all or any of the Sale Assets.

                   SECTION 3.4. Interim Operations. (a) Since April 30, 1993, the Container Operations have been conducted only in the ordinary and usual course consistent with the Sellers' past practice over the course of the fiscal year ended on said date. Since April 30, 1993, there has not been any material adverse change in the assets, liabilities, results of operations, busi-ness prospects or conditions (financial or otherwise) of the Container Operations or in the Sale Assets, taken as a whole, and the Sellers are not aware of any circumstances that, prior to Closing, could reasonably be expected to result in such a
         material adverse change.   Since April 30, 1993, the Sale As-
         sets have not been materially affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance).

                   (b) Except as disclosed in Section 3.4 of the Sell-ers' Disclosure Letter, since April 30, 1993, there has not been:

                   (i) any change in the course of dealing with any of the Sellers' suppliers, customers, employees or labor unions, or any change in any Seller's method of doing business which has had or could reasonably be expected to have a material ad-verse effect on the Container Operations or the Sale Assets;

                  (ii) any sale, lease, abandonment, licensing, trans-fer or other disposition of any assets or the rights of the Container Operations, except for transactions in the ordinary course of business of the Container Operations on commercially reasonable terms, and dispositions of other assets which are immaterial to or no longer usable in the Container Operations;

                 (iii) any new Operating Lease or series of Operating Leases with the same party in respect of Dry Cargo Containers that carries or is likely to carry, 500 or more TEU, or any new Operating Lease or series of Operating Leases with the same party in respect of Tank Containers that carries or is likely to carry, 30 or more units entered into by any of the Sellers;

                  (iv) any indebtedness for borrowed money (or any con-tingent obligation as guarantor, surety or otherwise with re-spect to any indebtedness or other obligation whatsoever of any other Person) incurred by a Seller which result in the creation of any direct or indirect Security Interest in respect of any of the Sale Assets;

                   (v) any Commitment (as hereinafter defined) other than an Operating Lease entered into by any of the Sellers re-lating to, or otherwise affecting in any way, the Container Operations, which was not entered into in the ordinary course of business of the Container Operations on commercially reason-able terms;

                  (vi) except in the ordinary course of business of the Container Operations commercially reasonable terms (including, without limitation, rates), any amendments, modifications or changes in the terms of any of the Commitments (other than an Operating Lease) of any Seller, except as consented to in writ-ing by the Purchaser;

                 (vii) any amendments, modifications or changes in the material terms of any Operating Lease or series of Operating Leases with the same party in respect of Dry Cargo Containers that carried, or would carry (after such amendment, modifica-tion or change), 500 or more TEU, or any Operating Lease or series of related Operating Leases with the same party in re-spect of Tank Containers that carried, or would carry (after such amendment, modification or change), 30 or more units; or

                (viii) any settlement, compromise or cancellation of any debts owed to, or claims of, any Seller in respect of the Sale Assets or the Container Operations, except in the ordinary course of business;

                  (ix) any waiver, surrender or release by or on behalf of any Seller of any rights in respect of the Sale Assets or the Container Operations which have any material value;

                   (x) any change in the policies or practices of any Seller relating to extensions of credit to any Person or to the sale of any Sale Assets held by the Sellers;

                  (xi) any transaction or arrangement between any Seller, on the one hand, and any shareholder of the Company or any director or officer of any of the Sellers, on the other hand, and which relates to or affects the Sale Assets or the Container Operations, other than pursuant to the arrangements listed in Section 3.14 of Sellers' Disclosure Letter;

                 (xii) any material increase or modification in the compensation arrangements for any Employee or any consultant or agent of any Seller employed or retained at or in connection with the Container Operations;

                (xiii) any change in respect of Sellers' policies or practices relating to the collection of accounts receivable or the payment of accounts payable;

                 (xiv) any change in the maintenance or repair policies or practices of Sellers in respect of any Containers or Chas-sis;

                  (xv) any other material transaction by or involving the Container Operations other than in the ordinary and usual course of business; or

                 (xvi) any arrangement, understanding or agreement, whether written or oral, to take any action described in this
         Section 3.4(b).

                   SECTION 3.5.  Title to Properties, Encumbrances, Etc.
         (a) The Sellers have, as of the date hereof, legal and benefi-cial title to all of the Owned Containers and Owned Chassis (subject, in the case of Leased-Out Equipment, to the rights of the relevant Lease Purchase Debtor), have valid and binding interests as bailees in the Financed Containers and the Fi-nanced Chassis pursuant to valid and binding Secured Financing Agreements, have valid and binding leasehold interests in the Leased Chassis pursuant to the Sellers' Chassis Leases and the rights to the Sea Containers Containers specified in the Sea Containers Agreement to Transfer Benefits and Obligations of
         Sellers' Leases.   The Sellers will have, as of the Closing
         Date, legal and beneficial title to all the Owned Containers and Owned Chassis (subject, in the case of Leased-Out Equip-ment, to the rights of the relevant Lease Purchase Debtor), valid and binding interests as bailees in all Financed Contain-ers and Financed Chassis pursuant to valid and enforceable Se-cured Financing Agreements, and valid and binding leasehold interests in the Leased Chassis pursuant to the Sellers Chassis Leases and the rights to the Sea Containers Containers speci-fied in the Sea Containers Agreement to Transfer Benefits and
         Obligations of Sellers' Leases.   All Sale Assets are free and
         clear of all title defects, liens, claims, charges, security interests, pledges, or other encumbrances of any nature whatso-ever including, without limitation, options, leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrange-ments, except (i) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordi-nary course of business and not yet subject to foreclosure which do not impair the Purchaser's ability to hold, own, uti-lize or sell any Container or any Chassis; (ii) liens for cur-rent taxes not yet due; (iii) Security Interests under Secured Financing Agreements which shall be released, at the sole cost and expense of the Sellers, at or before the Closing; (iv) the
         Operating Leases;  (v) the Sellers' Chassis Leases;   and (vi)
         claims or encumbrances arising out of the Bankruptcy of the lessees of Impaired Containers and Impaired Chassis.

                   Subpart A of each of Parts I and II of Exhibit A ac-curately and completely set forth the type of Container or Chassis and the serial number, ownership, disposal or active status, original cost and net book value with respect to the Containers and Chassis as of October 31, 1993.

                   Subparts A and B of each of Parts I and II of Exhibit A will, when produced on the fifth day after the Closing Date, accurately and completely set forth the type of Container or Chassis and the serial number, ownership, status, original cost, net book value, location and DPP with respect to the Con-tainers and Chassis as of the Closing Date.

                   (b) All of the tangible real or personal property owned or leased by a Seller which is part of the Sale Assets and used in the Container Operations is presently utilized by the Seller in the ordinary course of its business.

                   SECTION 3.6. Contracts and Leases; Commercial Dis-putes. (a) Section 3.6(B) of the Sellers' Disclosure Letter contains accurate and complete listings of all Operating Leases, all Sellers' Chassis Leases, all Purchase Commitments, all Secured Financing Agreements, Depot Agreements and all other contracts, commitments, leases, agreements or understand-ings, whether written or oral, relating to the Container Opera-tions or the Sale Assets and (i) relating to the use or opera-tion of depots, (ii) involving the payment of pound sterling 75,000 or more (but excluding any contract of indebtedness for borrowed money (or any contingent obligation or guaranty, surety, or otherwise with respect to any indebtedness or other obligation whatsoever of any other Person) incurred by a Seller unless such contract or other obligation results in the creation of any direct or indirect Security Interest in respect of the Sale Assets) (iii) purporting to limit the freedom of any Seller or any of its Affiliates to compete in any line of business in any geographic area or purporting to so limit any other person for the benefit of a Seller or any of its Affiliates or to require any Seller or any of its Affiliates to refrain from hiring any individual or group of individuals, or
         (iv) which are otherwise material to the business, prospects or condition (financial or otherwise) of the Sale Assets or the Container Operations (the items to be listed in response to this sentence are collectively referred to hereinafter as the "Commitments"), to which any of the Sellers or any of its Affiliates is a party and relating to or affecting or by which any of the Sale Assets, the Container Operations or any purchasers thereof may be bound (including, without limitation, with respect to the Operating Leases and the Leased-Out Equipment, number and type of the Containers or Chassis currently leased, customer or lessor identity, and for each lease, the Seller or Sellers who are the lessors, or lessees, as the case may be, and rental).

                   (b) Each Purchase Commitment listed in Part VII of Exhibit A has been made in the ordinary course of the Sellers' business. The Purchase Commitments constitute all purchase commitments of Sellers and their Affiliates for dry cargo con-tainers, tank containers and tank chassis as at the date of the Initial Balance Sheet, and neither Sellers nor any of their Affiliates have any option agreement to purchase dry cargo con-tainers, tank containers or tank chassis other than pursuant to the Purchase Commitments. Neither Sellers nor any of their Affiliates have entered into additional purchase commitments for dry cargo containers, tank containers or chassis between the date of the Initial Balance Sheet and the date of this Agreement or, without the prior written consent of the Pur-chaser, will enter into any such purchase commitments between the date of this Agreement and the Closing Date.

                   (c) Each Commitment is valid, binding and enforce-able in accordance with its terms and is in full force and ef-fect; there are no existing defaults by any of the Sellers thereunder and so far as Sellers are aware no other party to any Commitment is in default under any of the Commitments (other than delays in payment by lessees under Operating Leases which are set forth in Section 3.6(c) of the Sellers' Disclo-sure Letter), and so far as Sellers are aware no event has occurred which (whether with or without notice or lapse of time) would constitute a default by any of the Sellers' there-under.

                   (d) Except as set forth in Part X of Exhibit A, so far as the Sellers are aware, none of the Operating Leases are held by persons (or their agents) who have ceased operations or are Bankrupt.

                   (e) No consent of any person, including, without limitation, the lessee under any Operating Lease or the lessor under any Sellers' Chassis Lease, is required in connection with the assignment by any Seller to the Purchaser of its right, title and interest in and to such Operating Lease or Sellers' Chassis Lease, as the case may be. No consent of the manufacturer or supplier is required in connection with the assignment by the Sellers under the Assignment of Manufacturer
         Warranties.   The Sellers have not agreed to the termination or
         modification of any manufacturer warranty the term of which had not expired before November 1993.

                   (f) There are no pending or, as far as the Sellers are aware, threatened disputes or any past disputes which could reasonably be expected to have an adverse effect on the Con-tainer Operations (other than, in any such case, disputes in-volving less than pound sterling 25,000) with any of the lessees of the Containers or Chassis, any agent of Sellers (with respect to the Containers or Chassis), any depot owners or operators or any manufacturers and suppliers of the Containers or Chassis, in-cluding, without limitation, with respect to warranty or simi-lar claims relating to any known or potential defects in any containers or chassis.

                   (g) Part XVIII of Exhibit A sets out all claims made or resolved by Sellers or their Affiliates in respect of any manufacturer's warranty relating to any Containers or Chassis in excess of pound sterling 50,000 since 1 February 1991.

                   (h) The Sellers are not aware of any matter which materially contradicts any of the terms of the Holding
         Documents.

                   SECTION 3.7. Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or other Government Authority against any of the Sellers or, so far as the Sellers are aware, threatened against any of the Sellers (i) which relates to the Container Operations or Sale Assets, (ii) which questions or challenges the validity of this Agreement or any of the Ancillary Documents or any action taken or to be taken by any of the Sellers pursuant to this Agreement or any of the Ancillary Documents or in connection with the transactions contemplated hereby or thereby, or (iii) by any of Sellers' security holders, in their capacity as security-holders, including, without limitation, any shareholders or former shareholders of the Company or any bondholders of, former bondholders of, or lenders to the Sellers or to Tiphook
         Finance Corporation of any kind.   None of the Sellers is sub-
         ject to any judgment, order or decree entered in any lawsuit or proceeding which may have a material adverse effect on the Sale
         Assets or the Container Operations.   For purposes of this Sec-
         tion 3.7, shareholders and bondholders, whether present or former, shall include any Person having (or having had) any direct or indirect interest in any equity or debt securities of the Company or any of the other Sellers or their Affiliates.

                   SECTION 3.8. Consents and Approvals of Government Authorities. No consent, approval or authorization of, or fil-ing with, any Government Authority is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Documents by the Sellers or the consum-mation of the transactions by them contemplated hereby or thereby, other than as set forth herein (it being agreed that no representation is made hereby with respect to the execution and delivery of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby under any antitrust or competition legislation or regu-lation).

                   SECTION 3.9. Consents. Except as set forth in Sec-tion 3.9 and Section 3.6(e) of the Sellers' Disclosure Letter and in relation to the Holding Documents, no consent of any Person is necessary to the consummation of the transactions by the Sellers contemplated hereby, including, without limitation, consents from parties to loans, contracts, leases or other agreements, including the Commitments.

                   SECTION 3.10. Compliance with Law. The Sellers are in compliance with all laws, regulations, standards and other requirements applicable to the Container Operations and the Sale Assets of all national and multinational governmental au-thorities, and of all states, municipalities and other politi-cal subdivisions and agencies thereof, having jurisdiction over any of the Sellers, the Container Operations or the Sale As-
         sets.   None of the Sellers or any of their Affiliates has re-
         ceived any notification of any asserted or past failure of any of the Sellers or any of their Affiliates to comply with such
         laws, regulations or other requirements.   Nothing herein shall
         be deemed to be a representation or warranty by any Seller as to compliance with any law by any third party.

                   SECTION 3.11. Good Title Conveyed. At the Closing, the Sellers shall have (i) complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to the Purchaser, and upon consummation of the transactions con-templated by this Agreement and the Ancillary Documents, the Purchaser will acquire legal and marketable title to the Owned Containers, Owned Chassis (subject, in the case of Leased-Out Equipment, to rights of the relevant Lease Purchase Debtor) and the other Sale Assets which are owned by Sellers or any of their Affiliates, free and clear of all title defects, claims, charges, options (except as aforesaid), conditional sales con-tracts, collateral security arrangements, mortgages, pledges, liens, security interests or encumbrances of any kind, as con-templated by Section 3.5 hereof (other than (a) materialmen's, mechanics', carriers', workmen's, repairmen's or other like liens arising in the ordinary course of business and not yet subject to foreclosure and which do not impair the Purchaser's ability to hold, own, utilize or sell any Container, (b) liens for current taxes not yet due, (c) the Security Interests, each of which, shall have been released and discharged or with re-spect to which enforceable and irrevocable arrangements shall have been entered into to effect such release and discharge, in each case, at the Sellers' expense and (d) the Operating Leases) and (e) claims or encumbrances arising out of the Bank-ruptcy of the lessees of the Impaired Container and the Im-paired Chassis and, (ii) legal and valid leasehold interests in the Sellers' Chassis Leases and the other Sale Assets which
         are leased by Sellers or their Affiliates.   The deeds, en-
         dorsements, assignments, other agreements and other instruments to be executed and delivered to the Purchaser by the Sellers at the Closing will be valid and binding obligations of the Sell-ers and their Affiliates enforceable in accordance with their
         terms.   Such instruments and agreements to be executed and
         delivered to the Purchaser by the Sellers and their Affiliates will effectively transfer to, and vest in the Purchaser, all of the Sellers' and their Affiliates' right, title and interest in and to the Sale Assets.

                   SECTION 3.12. Permits, Licenses, Etc. No licenses, or orders of, or filings with, any Government Authority are required in order to permit each Seller to carry on the Con-
         tainer Operations as presently conducted.   All such licenses
         and orders are in full force and effect and, to the extent per-mitted under applicable law and otherwise transferable, on the Closing Date will have been assigned or otherwise transferred
         to Purchaser or its designee.   Nothing contained in this Sec-
         tion shall be deemed to be a representation or warranty by any Seller as to compliance by any Person (other than a Seller or any of its Affiliates) with any law regarding the obtaining of permits, licenses or orders or the making of any filing by any Person (other than a Seller or any of its Affiliates).

                   SECTION 3.13. Collections. Except for amounts to be reflected on the Estimated Closing Balance Sheet and the Final Closing Balance Sheet in accordance with the Applicable Ac-counting Principles and included in the Estimated Closing Bal-ance Sheet and the Final Adjusted Net Assets Statement, no Seller has collected or will collect any amounts (including charges for DPP) under the Operating Leases (or any other agreements which relate to the Sale Assets) with respect to any period of time extending beyond the Closing Date or in advance of any rental period (or portion thereof) after the Closing Date for the provision of equipment or services to which such amounts properly relate.

                   SECTION 3.14.  Affiliate Transaction.  Set forth in
         Section 3.14 of Sellers' Disclosure Letter is a complete and correct list of all current transactions or arrangements be-tween any Seller, on the one hand, and any shareholder of the Company or any director or officer of any of the Sellers, on the other hand, and which relate to or affect the Sale Assets or Container Operations.

                   SECTION 3.15. Operating Leases. (a) No Operating Lease has been terminated before its expiration (other than in accordance with its terms), repudiated or rescinded by any of the Sellers, or terminated before its expiration (other than in accordance with its terms), or, as far as the Sellers are aware, repudiated or rescinded by the relevant lessee under an Operating Lease and no written notice, or so far as the Sellers are aware, oral notice, has been received by the Sellers of any intention or threat by the relevant lessee to do any of the
         above.   The Sellers are selling the benefit of the Operating
         Leases free from all claims, liens, charges, securities, encum-brances and equities and there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the benefit of the Operating Leases.

                   (b) The Sellers have not consented to any sublease by any lessee of Containers or Chassis under any Operating Lease and no written notice, or so far as the Sellers are aware, oral notice, has been received by the Sellers of any intention by a relevant lessee to grant any such sublease.

                   (c) The letting of each Container or Chassis pursu-ant to the relevant Operating Lease complies with all the im-plied conditions and warranties (if any) arising under the Sup-ply of Goods and Services Act 1982 (if applicable) or under any other United States or English law (if applicable), the ap-plication of which has not been effectively excluded by the terms of the relevant Operating Lease and complies with any express warranties given under the relevant Operating Lease.

                   (d) Each of the Containers or Chassis complied at the time of delivery to the relevant lessee under an Operating Lease with the terms of the Operating Lease and with all ap-plicable terms implied by law including without limitation the Supply of Goods and Services Act 1982 (to the extent that such terms have not been validly excluded by the Operating Lease or otherwise) and at the time of delivery of each Container or Chassis to a lessee under an Operating Lease the Sellers were in compliance with their obligations, if any, under the Health & Safety at Work Act 1974 or similar legislation in other rel-evant jurisdictions.

                   SECTION 3.16. Brokers and Finders. None of the Sellers nor any of their respective officers, directors or em-ployees has employed any broker or finder or incurred any li-ability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability being imposed on the Pur-chaser.

                   SECTION 3.17. Insurance. Section 3.17 of the Sell-ers' Disclosure Letter contains an accurate and complete de-scription of all forms of insurance owned or held by the Sell-ers or their Affiliates with respect to any of the Sale Assets or the Container Operations, the coverages provided thereunder
         and the applicable deductibles and exclusions.   All such poli-
         cies are in full force and effect, all premiums with respect thereto covering all insurable events occurring in the periods up to and including the Closing Date have been or will be paid, and no notice of cancellation or termination has been received
         with respect to any such policy.   Each general liability in-
         surance policy provides insurance against claims on an occur-rence basis.

                   SECTION 3.18. Financial Information. (a) The Ini-tial Balance Sheet presents the assets and liabilities of the Container Operations as at 31 October, 1993 in conformity with generally accepted accounting principles applied in the United
         Kingdom ("U.K. GAAP").   The Container Operations did not have,
         as of 31 October 1993, any obligations or liabilities, whether direct or contingent, which were not reflected, or were in ex-cess of the liabilities reflected, on the Initial Balance Sheet that would have been required to be so reflected on such Ini-tial Balance Sheet under U.K. GAAP.

                   (b) When prepared by the Sellers, the Estimated Closing Balance Sheet and the Estimated Adjusted Net Assets Statement, will have been prepared based on the best available information as of the date thereof and will be presented in conformity with the principles set forth in the Applicable Ac-counting Principles and this Agreement.

                   SECTION 3.19. Intellectual Property. A Seller is the owner of the Expertise and Intellectual Property Rights, none of such Expertise or Intellectual Property Rights has been or is the subject of any pending adverse claim or, so far as the Sellers are aware, any threatened litigation or claim of
         infringement.   So far as the Sellers are aware, no other per-
         son has infringed, misappropriated or otherwise has used with-out proper authority any of such intellectual property rights. The rights and interests in and to any patents or patent ap-plications, trade names, trademark or service mark registra-tions or applications, common law trademarks, copyright regis-trations or applications (including reissues, divisions or con-tinuations and extensions thereof), logos, software (whether or not licensed) and registered design rights which are part of the Expertise and Intellectual Property Rights listed in Part XI of Exhibit A are all of the Expertise and Intellectual Prop-erty Rights used in connection with the Sale Assets or in the Container Operations.

                   SECTION 3.20.  Employees.  (a)  Part XXIII of Exhibit
         A contains a true, correct and complete list of all the Employ-ees, indicating the rate of pay and all other entitlements un-der Benefit Plans (as defined in Section 3.20(b)) of each Em-ployee as of the date hereof, the employing company, the length of notice required to terminate employment, the date on which employment commenced (or is deemed to have commenced for statu-tory purposes), the date of birth and the location of such Em-ployee. There are no Persons who are not Employees whose con-tracts of employment shall transfer to the Purchaser on the Closing Date by virtue of the Transfer of Undertakings (Protec-tion of Employment) Regulations 1981 (in respect of those em-ployees located in the UK) and by national legislation giving effect to the EC Council Directive 77/87 (in respect of those employees located in the European Community outside the United
         Kingdom).   The Employees shall remain on their current pay-
         rolls until the Closing Date (except for those Employees who resign or whose employment is terminated, subject always to
         Section 9.4) and shall continue to be paid by their employers all amounts of wages, bonuses and other remuneration payable to such Employees with respect to periods on or prior to the Clos-ing Date pursuant to their employment. No Employee shall have any legal right to any severance, redundancy, termination, dis-missal, bonus or other payment or claim or other rights arising
         solely by reason of the transactions contemplated hereby.   No
         employee or former employee of the Sellers or any of their Af-filiates who is not an Employee shall have any legal right to any severance, redundancy, termination, dismissal, bonus or other payment from or claim against the Purchaser or any of its Affiliates on or following the Closing Date.

                   (b) Section 3.20(b) of the Sellers' Disclosure Let-ter lists and provides full particulars of each employee wel-fare benefit plan, pension plan, compensation plan, unemploy-ment compensation plan, vacation pay, severance pay, benefit arrangement, car scheme, insurance or hospitalization program or any other fringe or other employment benefit or remuneration arrangements which any Seller or Affiliate maintains, partici-pates in or otherwise has any liability under or provides ben-efits or compensation to any Employee (the "Benefit Plans"). Except as disclosed in Section 3.20(b) of the Sellers' Disclo-sure Letter, each Benefit Plan has been administered in compli-ance with all applicable legal requirements, including record keeping and filing requirements, and in accordance with the terms of the relevant plans or other arrangements.

                   (c) Appropriate accruals under U.K. GAAP for all obligations in respect of Employees under any Benefit Plans are reflected in the Initial Balance Sheet.

                   (d) Section 3.20(d) of the Sellers' Disclosure Let-ter lists each union, collective bargaining and similar agree-ment with groups of employees applicable to any Employee and states whether it is recognized by any of the Sellers and their
         Affiliates.   The Seller and any Affiliate party to any such
         agreement is in compliance with the terms and conditions
         thereof.   Except as disclosed in Section 3.20(d) of the Sell-
         ers' Disclosure Letter, since 1 January 1993, there has been no strike, work stoppage or slowdown, industrial action or mate-rial labor dispute involving or affecting any Employee and the employers of the Employees have complied with all applicable employment legislation relating to the Employees and with re-spect to the transactions contemplated hereby.

                   (e) Save as disclosed on Exhibit J no Employee has given or received notice terminating his employment and no ac-tion has been taken by any Seller which could result in con-structive dismissal of any such Employee.

                   (f) Since the date of the Initial Balance Sheet, no change has been made in the rate of remuneration, emoluments, pension benefits or other terms of employment of any Employee.

                   (g) No negotiations for any increase in the remu-neration or benefits of any Employee are current.

                   (h) Except as set forth in Section 3.20 of the Sell-ers' Disclosure Letter, no Benefit Plan is subject to the pro-visions of the United States Employee Retirement Income Secu-rity Act of 1974, as amended ("ERISA"). No Benefit Plan is
         subject to Title IV of ERISA.   Any Benefit Plan intended to be
         qualified under Section 401 of the Code is so qualified, and its related trust is exempt from tax under Section 501 of the Code.

                   SECTION 3.21. Taxes. (a) All Federal, national, state, local and other tax returns and reports (including in-formation returns and reports) of each Seller (insofar as such returns and reports relate to the Sale Assets) and any affili-ated group (or any combined, consolidated or unitary group) that includes or included any Seller for any period required by law to be filed as of the Closing Date have been duly filed, and all Taxes imposed upon such Seller or such affiliated group or any of its properties or assets (whether owned or leased) or income which are due and payable or claimed by any Government Authority to be due and payable have been paid as of the Clos-ing Date.

                   (b) There are no claims for Taxes pending against any of the Sellers or with respect to any of the Sale Assets and there is no threatened claim for Tax deficiencies or any basis for any such claim, and there are not now in force any waivers or agreements by any of the Sellers or with respect to the Sale Assets for the extension of time for the assessment of any Tax, nor has any such waiver or agreement been requested by any taxing or other governmental authority.

                   (c) None of the Sale Assets constitute a "United States real property interest" within the meaning of Section 897(c) of the Internal Revenue Code of 1986, as amended.

                   (d) In relation to the Container Operations the Sellers have made all proper returns required to be made and have supplied all information required to be supplied to any Revenue Authority.

                   (e) There is no dispute or disagreement outstanding nor is any contemplated at the date of this Agreement with any Revenue Authority concerning the proper method of computing the income, profits and gains of (including any Reliefs) and in respect of the Container Operations (or any part thereof) for any Taxation purposes or the proper treatment for VAT purposes of any supplies of goods or services made (or treated as made) or other transactions carried out in the course of the Con-tainer Operations or method of attribution of input tax for such purposes.

                   (f) In relation to the Container Operations and the Sale Assets the United Kingdom is the only jurisdiction or ter-ritory where the Revenue Authorities seek to charge, administer or collect Taxation on the income, profits or gains of the Sellers and the Sellers have never paid or been liable to pay Taxation on any income, profit or gains to any other Revenue Authorities.

                   (g) All documents relating to the Container Opera-tions or the Sale Assets (including without limitation the Sellers' Chassis Leases or assignments of any of the Sellers' Chassis Leases) in which the Purchaser is or may be interested as a purchaser of the Container Operations or the Sale Assets have been duly stamped or certified; except for documents ex-ecuted in connection with this Agreement none of the Sellers is a party to any document held outside the United Kingdom which relates to the Container Operations or Sale Assets (or any part thereof) and which, if brought into the United Kingdom, would be liable to stamp duty under section 14(4) Stamp Act 1891; there is no Inland Revenue charge (as defined by section 237 Inheritance Tax Act 1984) over any of the Sale Assets.

                   (h) PAYE. In relation to the Employees, the Sell-ers' Disclosure Letter contains details of all PAYE dispensa-tions or other special arrangements concerning PAYE and NIC which have been agreed with the Inland Revenue or DSS in rela-tion to the Employees and particulars with respect to any de-faults concerning PAYE and NIC which have arisen during any PAYE audits carried out by the Inland Revenue within the past two years.

                   (i) Value Added Tax. (i) None of the Sales Assets is the subject of any security in favor of HM Customs & Excise under paragraph 5 Schedule 7 VATA.

                       (ii)  All records required to be kept by the
         Sellers or the representative member of the group of companies of which any Seller is treated as a member under section 29 VATA under and pursuant to paragraph 7 Schedule 7 VATA have been duly kept and preserved and are complete, up to date and accurate and in a legible form and will be delivered to the Purchaser (or as it may direct) at the Closing Date and the Sellers or representative member has not and will not make any request to HM Customs & Excise to direct otherwise.

                      (iii) None of the Sale Assets is a capital item to which Part VA VAT General Regulations applies.

                       (iv) All customs duties and VAT payable to any Revenue Authorities upon the importation of any of the Sale Assets and all excise duties including any interest or penal-ties thereon payable to any such Revenue Authorities in respect of any of the Sale Assets have been paid in full and none of the Sale Assets is liable to confiscation or forfeiture (whether by virtue of nonpayment or underpayment of any taxa-tion or duty or by virtue of any noncompliance with any legis-lation or regulation relating to any such taxation or duty or otherwise howsoever).

                   SECTION 3.22.  Condition and Sufficiency of Sale As-
         sets.  (a)   The Sale Assets consisting of Containers and Chas-
         sis have been maintained, and repaired in accordance with the practices and policies set forth in Part XXI of Exhibit A for such time as such policies and practices have been in effect and prior to such time were maintained and repaired in ac-cordance with the Sellers then existing practices and policies.

                   Each Container and each Chassis which as of the Clos-ing Date is leased by a Seller to a customer was, as of the date of commencement of the applicable Operating Lease, in con-formity with Standard IICL-4 (if a Dry Cargo Container), in conformity with Standard for Tank Containers (if a Tank Con-tainer) and in conformity with Standard IICL Guide (if a Chas-
         sis). Each Container and each Chassis which as of the Closing Date is not leased to a customer will be in conformity with Standard IICL-4 (if a Dry Cargo Container), in conformity with Standard for Tank Containers (if a Tank Container) and in con-formity with Standard IICL Guide (if a Chassis), (i) unless such Container or Chassis is a Disposal Container or Disposal Chassis or (ii) except to the extent the cost of such repair has been accrued and will be reflected on the Estimated Closing Balance Sheet and included in the Estimated Adjusted Net Assets Statement.

                   The Sellers have not agreed to or made any arrange-ments with any lessee of any Container or Chassis not covered by DPP permitting such lessee to return such Container or Chas-sis to the Sellers in a condition other than that in which it was delivered to such lessee or waiving or modifying any of Sellers' rights against any such lessee if such Container or Chassis is returned by such lessee other than in such condi-tion.

                   (b) The Sale Assets together with the Purchaser's rights under the Intellectual Property Assignment and the other Ancillary Agreements constitute (together with the Excluded Assets) all of the assets which are used in, and are sufficient for, the operation of the Container Operations as they are cur-
         rently conducted.   The Sale Assets include all assets which
         are set forth or reflected in the Initial Adjusted Net Assets Statement, except for such assets which shall have been dis-posed of in the ordinary course of business since 31 October 1993 or are Excluded Assets under this Agreement.

                   SECTION 3.23. Customer Relationships. Section 3.23 of the Sellers' Disclosure Letter lists the 50 largest customer relationships (in US$ volume) of the Sellers with respect to Dry Cargo Containers, and the 38 largest customer relationships (in US$ volume) of the Sellers with respect to Tank Containers, in each case determined by reference to billing to customers
         during the month of December 1993.   Except as set forth in
         Section 3.23 of the Sellers' Disclosure Letter, no such cus-tomer has cancelled, terminated or otherwise modified in any respect adverse to the Container Operations, or, so far as the Sellers are aware, made any written threat to any Seller to cancel, terminate or otherwise modify in any respect adverse to the Container Operations, its relationship with any Seller or the Container Operations, or has at any time since 30 April 1993 decreased materially, or made any written threat to de-crease materially, its business with the Sellers or the Con-
         tainer Operations.   The Sellers have no knowledge that any
         such customer intends to cancel, terminate or otherwise modify in any respect adverse to the Container Operations, its rela-tionship with any Seller or the Container Operations, or to materially decrease its business with the Sellers or the Con-tainer Operations.

                   SECTION 3.24. Environmental Matters. (a) The con-duct by the Sellers of the Container Operations has in all ma-terial respects complied with all Environmental Laws and Envi-ronmental Standards applicable to the Container Operations;
         and to the possession, transport, leasing, maintenance, cleans-ing, testing or use of the Sale Assets by the Sellers; and the Sellers do not and have not held, transported, disposed, treated or processed any Hazardous Substances which any of the Sale Assets contain or have contained.

                   (b) There is with reference to any of the Sale As-sets, (i) no Claim as to which the Sellers have notice result-ing from or in any way relating to the presence, discharge or emission into the Environment of any Hazardous Substance; any failure to discharge or comply with, or any breach or violation of any Environmental Permit, Environmental Law or Environmental Standard or any withdrawal, revocation, variation, absence of, or failure or refusal to renew any Environmental Permit, and
         (ii) so far as the Sellers are aware no circumstance which might give rise to any such Claim.

                   (c) The Sellers have obtained all Environmental Per-mits required by applicable Environmental Laws to be obtained by them for the operation by them of the Container Operations and for the possession, transport, use, repair, leasing, main-tenance or cleansing of all Sale Assets by them and have com-plied with such Environmental Permits in all material respects. Such Environmental Permits are not subject to the threat of variation, revocation, modification, refusal to renew or en-forcement action as to which the Sellers have notice and, are
         readily transferable to the Purchaser.   The Sellers will use
         their best endeavours to effect such transfer within 6 months
         of Closing.   Nothing contained herein shall be deemed to be a
         representation or warranty by any Seller as to compliance with or the obtaining of any Environmental Permit by any Person which is not a Seller or an Affiliate thereof.

                   (d) The Sellers are not, with respect to the Sale Assets or any of the Container Operations, subject to any ap-plicable Environmental Law requiring the performance of assess-ments, the removal or remediation of Hazardous Substances, the giving of notice to any Governmental Authority or the recording or delivery of an environmental disclosure document or state-ment by virtue of the transactions contemplated by this Agree-
         ment.   Nothing contained herein shall be deemed to be a repre-
         sentation or warranty by any Seller as to compliance with or the obtaining of any Environmental Permit by any Person which is not a Seller or an Affiliate thereof.

                   (e) There is under no Depot Agreement, agency agree-ment, equipment lease, Operating Lease, Sellers' Chassis Lease or any other contract, agreement or commitment, written or oral (including any Commitment), or any obligation whatsoever en-tered into by or binding (other than by virtue of laws, rules and regulations) upon a Seller and relating to the Sale Assets or the Container Operations that does or would require the pay-ment by the Purchaser or any of its Affiliates following this Agreement of any costs in connection with any past, present or future release of any Hazardous Substance or any other costs incurred in connection with compliance with any Environmental Standard or Environmental Law.

                   (f) Under each Operating Lease in respect of Tank Containers the lessee has agreed not to use the Tank Containers for any purpose for which they are not designed or suitable and will ensure that such Containers will be used in compliance with all applicable laws and regulations.

                   SECTION 3.25. Shareholder Circular etc. The Share-holder Circular (as hereinafter defined), as amended or supple-mented from time to time, (including, without limitation, the financial information set forth therein), at the time of the date scheduled for the Shareholders Meeting or any adjournment date (as hereinafter defined), and the Offer (as hereinafter defined) as amended and supplemented from time to time, at the time of the Closing, or if the Closing shall not occur, at the date of termination of this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading for purposes of United States Federal securities laws.

                   SECTION 3.26. Disclosure. None of the information furnished to the Purchaser pursuant to the representations and warranties by the Sellers in this Agreement and the Sellers' Disclosure Letter contains any untrue statement of material fact or omits to state a material fact necessary to make the information stated therein, in light of the context in which it is made, not misleading. Each certificate to be furnished by the Sellers pursuant to this Agreement, when delivered, will contain the information required to be stated therein and such information will not include any untrue statement of a material fact or omit to state a material fact necessary to make the information stated therein, in light of the context in which it is made, not misleading.


                   SECTION 3.27. Statutory Restrictions. (a) None of the Sellers has committed or omitted any act or thing in rela-tion to the Container Operations which could give rise to any fine or penalty.

                   (b) None of the Sellers is nor has been a party in relation to the Container Operations to any agreement, practice or arrangement which in whole or in part (i) contravenes or is subject to registration under the Restrictive Trade Prac-
         tices Acts 1976 and 1977;   (ii)  would or might result in a
         reference of a "consumer trade practice" within the meaning of the Fair Trading Act 1973 s13 and be liable to reference to the Consumer Protection Advisory Committee under Part II of the
         said Act;   (iii)  contravenes the provisions of the Trade De-
         scriptions Acts 1968 and 1972;   (iv)  contravenes any provi-
         sions of the Treaty of Rome; or (v) contravenes any anti-trust, antimonopoly or anti-cartel legislation or other regula-tions in any jurisdiction.

                   (c) None of the Sellers is nor has engaged in any anticompetitive practice, as defined in the Competition Act 1980, in relation to the Container Operations.

                   (d) So far as Sellers are aware, no investigations or enquiries by or on behalf of any governmental or other body in respect of the Sellers, the Container Operations or any of the Sale Assets is pending or in existence.

                   SECTION 3.28. Operations Manuals. The operations manuals and technical manuals set forth in Part XXII of Exhibit W are true, complete and correct copies of the existing guide-lines and practices adopted and/or applied by the Sellers in the Container Operations, and except as disclosed in Section
         3.28 of Sellers' Disclosure Letter, the Sellers have not mate-rially departed from the provisions thereof.

                   SECTION 3.29. Depot Agreements. The Depot Agree-ments listed in Part XIII Exhibit A are in full force and ef-fect on the date hereof, such list is a list of all Depot Agreements to which the Sellers are parties and the terms of such Depot Agreements provide for (i) free assignability and transferability without the consent of the counterparty thereto and (ii) cancellability without penalty to Sellers upon not more than 60 days notice in the case of Depot Agreements with respect to Dry Cargo Containers and 90 days notice in the case of Depot Agreements with respect to Tank Containers.

                   SECTION 3.30. Sellers' Receivables. (a) Part VI of Exhibit A contains an accurate and complete listing of all the Sellers' Receivables as at the date of the Initial Balance Sheet and Part VI of Exhibit A as of the Closing Date will con-tain an accurate and complete listing of all the Sellers' Re-ceivables at the Closing Date including, without limitation, details of the debtor, amount and age of debt.

                   (b) At the date of this Agreement there are, and as of the Closing Date there will be, no past or pending disputes with any of the lessees of the Containers or Chassis or other debtor relating to the Sellers' Receivables.

                   (c) No part of the amount included in the Sellers' Receivables in the Initial Balance Sheet has been, nor will any part of the amount included in the Sellers' Receivables in the Estimated Closing Balance Sheet be released on terms that the debtor or lessee of any Container or Chassis pays less than the full book value of its debts, or is being written off.

                   (d) None of the Sellers' Receivables is subject to any counterclaim or set-off, except to the extent reflected in the Initial Balance Sheet, the Estimated Closing Balance Sheet or the Final Closing Balance Sheet.

                   (e) In addition to, and without limiting any other representation or warranty of the Sellers in this Section 3.30 relating to Sellers' Receivables, the Sellers further represent and warrant that any Sellers' Receivable accrued pursuant to paragraph 21 of the Applicable Accounting Principles can be validly billed or invoiced to the extent of the accrual there-for.

                   SECTION 3.31. Affiliate Transactions. Save as con-templated by this Agreement or any Ancillary Document, as of the Closing Date there shall not be any lease, transaction or other arrangement relating to the Container Operations or any of the Sale Assets with any of the Sellers or any of their Af-filiates or Associates.

                   SECTION 3.32. Disposal Containers. Since 18 January 1994, the Sellers have not sold or otherwise agreed to trans-fer, directly or indirectly, any Disposal Containers or Dis-posal Chassis.

                   SECTION 3.33 Spacewise Units and Lessees. The Oper-ating Leases which are in respect of certain duty-paid domesti-cated Containers (the "Spacewise Leases") are listed in Subpart A of Part XXXI of Exhibit A. Subpart B of Part XXXI of Exhibit A is a true, correct and complete list of all of the lessees under the Spacewise Leases.


                                   ARTICLE IV
         SECTION 4.
                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                   The Purchaser (and, with respect to Sections 4.1, 4.2, 4.3 and 4.7 hereof, Transamerica Finance Corporation ("TFC")) hereby represents, covenants and warrants to the Sell-ers as follows:

                   SECTION 4.1. Corporate Organization. The Purchaser and TFC are, and as of the Closing Date will be, corporations duly organized, validly existing and in good standing under the laws of the state of Delaware.

                   SECTION 4.2. Authorization, Etc. The Purchaser and TFC have and, as of the Closing Date will have, full corporate power and authority to enter into this Agreement and (in the case of the Purchaser) the Ancillary Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. The Boards of Directors of the Purchaser and TFC have taken all action required by law, their Organic Instruments or otherwise to authorize the execution and delivery of this Agreement and (in the case of the Purchaser) the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and this Agree-ment is, and each of the agreements to be executed by the Pur-chaser at the Closing in connection with this Agreement will be, a valid and binding agreement of the Purchaser enforceable in accordance with its terms. No other corporate action by the Purchaser, TFC or any of their respective Affiliates is neces-sary to consummate the transactions contemplated hereby.

                   SECTION 4.3. No Violation. Neither the execution and delivery of this Agreement and (in the case of the Pur-chaser) the Ancillary Documents nor the consummation of the transactions contemplated hereby or thereby will (i) violate any provisions of the Organic Instruments of the Purchaser or TFC; (ii) violate or be in conflict with, or constitute a de-fault (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or acceleration of the maturity of any debt or obligation pursuant to, any material agreement to which the Purchaser or TFC is a party or by which the Purchaser or TFC is bound; or
         (iii) violate any statute or law or any judgment, decree, or-der, regulation or rule of any court or governmental authority binding the Purchaser or TFC, except in respect of any anti-trust, competition or similar legislation or regulation and except for such conflicts or violations which would not prevent the consummation of the transactions contemplated hereby.

                   SECTION 4.4. Consents and Approvals of Governmental Authorities. No consent, approval or authorization of, or fil-ing with, any foreign, federal, state or local Government Au-thority is required in connection with the execution, delivery and performance of this Agreement or any of the Ancillary Docu-ments by the Purchaser or the consummation by it of the trans-actions contemplated hereby or thereby, except any antitrust, competition or similar legislation or regulation.

                   SECTION 4.5. Litigation. There is no material ac-tion, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Purchaser, threatened against the Purchaser or any of its Af-filiates which questions or challenges the validity of this Agreement or any of the Ancillary Documents or any action taken or to be taken by the Purchaser pursuant to this Agreement or any of the Ancillary Documents or in connection with the trans-actions by the Purchaser contemplated hereby or thereby.

                   SECTION 4.6. Consents. Except for consents and ap-provals required to be obtained from the shareholders, lenders and holders of publicly issued debt securities of the Company or otherwise by the Company or any of its Affiliates (including any of the Sellers), no consent of any person is necessary to the consummation by the Purchaser of the transactions contem-plated hereby (including, without limitation, consents from parties to loans, contracts, leases or other agreements), which, if not obtained, would prevent the Purchaser from per-forming its obligations under this Agreement.

                   SECTION 4.7. Sufficient Funds. The Purchaser has or will have sufficient funds to permit the Purchaser to consum-mate the transactions contemplated hereby.

                   SECTION 4.8. Brokers and Finders. Neither the Pur-chaser nor any of its officers, directors or employees has in-curred any liability for any brokerage fees, commission or finders' fees in connection with the transactions contemplated by this Agreement which could result in any liability being imposed on the Sellers.


                                    ARTICLE V
         SECTION 5.
                            COVENANTS OF THE SELLERS

                   The Sellers hereby jointly and severally covenant and agree with the Purchaser:

                   SECTION 5.1. Full Access. In order that the Pur-chaser may have full opportunity to make such investigations as it shall desire to make of the affairs of the Sellers with re-spect to the Sale Assets and the Container Operations, each Seller will afford to the Purchaser, its counsel, accountants and other representatives full access prior to the Closing Date to the offices, properties and Container Records of the Sellers and their Affiliates and an opportunity to interview management personnel and advisors of Sellers and their Affiliates; pro-vided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the op-eration of the Container Operations and the Sellers' other
         businesses.   Each Seller agrees that no investigation by the
         Purchaser or its representatives shall affect or be deemed to modify any representations and warranties made in this Agree-ment or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or
         Sellers' liability for any breach thereof.   Any information or
         documentation provided to the Purchaser pursuant to this Sec-tion shall be subject to the terms of the Confidentiality Agreement.

                   SECTION 5.2. Consents. (a) Each Seller will use best endeavours, prior to the Closing to (i) obtain the con-sents of the owners and lessors under the Sellers' Chassis Leases to the assignment and assumption of such Sellers' Chas-sis Leases to and by the Purchaser, and (ii) obtain all other consents necessary to be obtained by the Sellers under any of the Commitments, Holding Documents or any other matter referred
         to in Section 8.8.   All such consents will be in writing, and
         executed counterparts thereof, reasonably satisfactory in form and substance to Purchaser, will be delivered to the Purchaser at or prior to the Closing.

                   (b) Notwithstanding anything to the contrary and save as expressly provided in any Ancillary Document or in Sec-tion 5.2(c) below, to the extent the assignment of any right or asset to be assigned to the Purchaser pursuant hereto shall require the consent or waiver of any other party, this Agree-ment shall not constitute an agreement to assign any such asset
         or right without such consent or waiver.   If any consent or
         waiver (other than in respect of Assumed Secured Financing Agreements) is not obtained, Sellers shall, at their expense, cooperate with the Purchaser in any reasonable arrangement re-quested by the Purchaser and designed to provide for the Pur-chaser the benefit of any such right (and any associated obli-gations), including without limitation a Seller acting as the Purchaser's agent in order to obtain for the Purchaser the ben-efits thereof (and any associated obligations) and enforcement of any and all rights of any Seller against the other party to any contract arising out of the breach or cancellation thereof by such party or otherwise.

                   (c) Where any of the Holding Documents cannot be transferred, assigned or vested in the Purchaser on the Closing Date the Sellers undertake following the Closing Date to con-tinue to use best endeavours to procure the transfer or assign-ment to or vesting in the Purchaser of all such interest as the Sellers possess in the Overseas Properties by virtue of the Holding Documents (which endeavours shall include the obtaining of any and all consents necessary to effect such transfer, as-signment or vesting) and to the extent that the benefit of any of the Holding Documents cannot be assigned or transferred to or vested in the Purchaser then the Sellers undertake to hold such of the Holding Documents as cannot be assigned, trans-ferred to or vested in the Purchaser in trust for the Purchaser until either (i) the term granted by the relevant Holding Docu-ments expires or (ii) the Holding Documents are (with any con-sents or approvals necessary for same) novated to the Purchaser (whichever is earlier) and in any such case the Purchaser shall from the Closing Date occupy and use the relevant Overseas Properties until the expiry of the term granted by the relevant Holding Documents or until such novation has taken place on the basis that the Purchaser pays all rents, licence fees and other outgoings from the Closing Date if the Sellers cannot obtain any necessary consents or approvals for any such transfer, as-signment, vesting or novation and if any such person having the right to do so requires that any occupational use of any rel-evant Overseas Property by the Purchaser must cease then the Purchaser will vacate the same but shall otherwise have no ob-ligation or liability whatsoever to the Sellers or any other person in respect of any such occupation or use by it (except as to payment of all rents, licence fees and other outgoings in respect of the period after the Closing Date and prior to the Purchaser's vacation of the relevant Overseas Property as aforesaid).

                   SECTION 5.3.  Supplements to Sellers' Disclosure Let-
         ter and Exhibit A thereto.   From time to time prior to the
         Closing, the Sellers will promptly supplement or amend the Sellers' Disclosure Letter with respect to any matter hereafter discovered or arising which, if existing or occurring at the date of this Agreement, would have been required to be set
         forth or described in the Sellers' Disclosure Letter.   No
         supplement or amendment of the Sellers' Disclosure Letter made pursuant to this Section 5.3 that is made after the date such representation or warranty is made shall be effective or shall be deemed to cure any breach of any such representation or war-ranty of the Sellers when made in this Agreement.

                   SECTION 5.4. Covenant to Satisfy Conditions. Each Seller will use best endeavours, so far as within its respec-tive power and influence, to ensure that the conditions set forth in Sections 8.2, 8.5, 8.8(a) and 8.9, hereof are satis-fied, insofar as such matters are within the control of, or
         which can be affected by, the Sellers.   Each Seller shall use
         reasonable endeavours in respect of the Conditions set forth in Articles VII and VIII hereof to which the preceding sentence does not apply.

                   SECTION 5.5. Certificates. At the Closing the Sell-ers will furnish the Purchaser with the Sellers' Closing Cer-tificate and solvency certificates from each Seller referred to in Section 1.6(a) (xxiii).

                   SECTION 5.6. HSR Act and Other Filings. If ap-plicable, the Sellers shall make any and all filings which are required under the HSR Act or any antitrust, restricted prac-tices, foreign investment or other law of any jurisdiction.
         The Sellers will furnish to the Purchaser such necessary infor-mation (other than confidential information) and reasonable assistance as the Purchaser may request in connection with its preparation of necessary filings or submissions under provi-sions of the HSR Act or any necessary or, in the Purchaser's reasonable opinion, desirable filings under the laws of any
         other jurisdiction.   The Sellers will supply the Purchaser
         with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between any of the Sellers or their representatives, on the one hand, and the Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice or any other governmental agency or authority or members of their respective staff, on the other hand, with respect to this Agreement and any of the Ancillary Documents or the transactions contemplated hereby or thereby. The Sellers shall use reasonable endeavours to obtain an early termination of the applicable waiting period under the HSR Act, and shall use reasonable endeavours promptly to make any fur-ther filing pursuant thereto that may be necessary, proper or advisable.

                   SECTION 5.7. Shareholder Circular. The Company shall within five Business Days of the date of this Agreement mail to its shareholders a definitive shareholder circular, substantially in the Agreed Form (the "Shareholder Circular")
         together with a form of proxy.   For the purposes of the Break
         Fee Letter, the Company confirms that the recommendation of the Board of Directors of the Company is given, on the terms set forth in the Shareholder Circular, on and from the date of this
         Agreement.   The Company shall not publish any amendment or
         supplement to the Shareholder Circular unless required by ap-plicable law or by the Listing Rules of the London Stock Ex-change (the "Listing Rules") in which case the Company shall provide the Purchaser with drafts of the amendment or supple-ment a reasonable time in advance of its mailing.

                   SECTION 5.8. Shareholder Approval. The Company will take all action necessary, in accordance with English law and its Articles of Association, to convene and cause to be held an extraordinary general meeting of its shareholders (the "Share-holder Meeting") within 19 Business Days of posting of the Shareholder Circular to consider and vote upon a single pro-posal (the "Proposal") to approve this Agreement and the trans-actions contemplated hereby and to put the Proposal to a vote. No matters other than approval of the Proposal will be pre-sented to the Shareholder Meeting without the Purchaser's prior
         written approval.   The affirmative vote of shareholders re-
         quired for approval of the Proposal shall be no greater than the affirmative vote of the holders of a majority of the votes cast at the Shareholder Meeting.

                   The Shareholder Circular will contain (subject to
         their fiduciary duties) a statement that the Board of Directors of the Company, who have been advised by Morgan Grenfell & Co. Ltd. ("Morgan Grenfell") and Hambro Magan & Co. Ltd. ("Hambro Magan") considers the Proposal to be in the best interests of the Company and its shareholders and recommending that the shareholders of the Company vote in favor of the Proposal and a statement by the Board of Directors of the Company to the effect that the working capital available to the Company and its Affiliates after such sale of the Sale Assets will be suf-
         ficient for their present requirements.   The Company shall use
         its reasonable endeavours to solicit from the shareholders of the Company proxies in favor of such adoption and approval and to take all other action necessary or, in the reasonable judge-ment of the Purchaser, helpful to secure the vote or consent of shareholders required to effect the transactions contemplated
         hereby.   Save as required by court order (which the Company
         shall use its best endeavours expeditiously to contest), or save as consented to by a representative of the Purchaser, the Company and its Board of Directors shall not take any action to delay, defer or postpone the Shareholders Meeting or to change the proposals relating to this Agreement and the transactions contemplated hereby to be presented to shareholders in any re-spect from those to be contained in the Shareholder Circular when it is first mailed to the shareholders of the Company which could adversely affect the consummation of the transac-
         tions contemplated hereby.   In the event that the Proposal is
         not passed when put to a vote on a show of hands, the Company shall procure that the Chairman of the Shareholder Meeting (the "Chairman") shall call for an immediate poll, the results of which shall be announced as soon as possible after the poll, and shall exercise any votes at his disposal in favor of the Proposal on any such poll and against any resolution to adjourn the Shareholders Meeting and otherwise that the Chairman shall exercise any votes at his disposal so as to secure the vote as consent of shareholders required to effect the transactions contemplated hereby as expeditiously as possible.

                   SECTION 5.9. Mail Payments. (a) On and after the Closing Date, each Seller authorizes and empowers the Purchaser to receive and open all mail and to deal with respect to such communications in such manner as the Purchaser may elect to the extent that such communications relate to the Purchaser or the Sale Assets or, if such communications do not relate to the Purchaser or the Sale Assets or the Container Operations, to
         forward the same promptly to such Seller.   If any communica-
         tions relate to the Purchaser or the Sale Assets but also re-late to the Sellers, the Excluded Assets or the Excluded Li-abilities, the Purchaser shall promptly notify the Sellers of such communications and provide them with copies thereof.
         Each Seller shall promptly transfer or deliver to the Purchaser any funds, cash, cheques or other instruments of payment to which the Purchaser is entitled within three days after receipt
         thereof by such Seller.   The Purchaser shall promptly forward
         or deliver to the relevant Seller any funds, cash, cheques or other instruments of payment to which such Seller is entitled within three days of receipt thereof by the Purchaser.

                   (b) Each Seller agrees that the Purchaser has the right and authority to endorse, without recourse, the name of such Seller on any cheques or other evidence of indebtedness received by the Purchaser in respect of any account receivable included in the Sale Assets and each Seller shall furnish the Purchaser such evidence of this authority as the Purchaser may reasonably request.

                   (c) Each Seller undertakes to procure that on or before the Closing each of the bank accounts of any of the Sellers into which payments are made from time to time under Operating Leases are transferred by the relevant bank abso-lutely to the Purchaser on terms satisfactory to the Purchaser in its absolute discretion.

                   (d) Each Seller undertakes to procure that any cheques or other instruments of payment representing payments to which the Purchaser is entitled under the terms of this Agreement but which are in the name of a Seller shall be pay-able into one of the bank accounts referred to in Section 5.9(c) of this Agreement or another bank account in the name of the Purchaser.

                   (e) The Purchaser shall assist, to the extent rea-sonably necessary, the Sellers in complying with the undertak-ings contained in Sections 5.9(c) and (d) of this Agreement.

                   SECTION 5.10. Sellers' Receivables. The Sellers shall supply to the Purchaser full details of the Sellers' Re-ceivables as at the date of the delivery of the Estimated Clos-ing Balance Sheet in accordance with Section 3.30 and as at the Closing Date.

                   SECTION 5.11. DPP Coverage. The Sellers covenant and agree that, prior to the Closing Date, unless the Purchaser elects the DPP Option they will purchase the DPP Tail Coverage described in Section 1.8(b) of this Agreement.

                   SECTION 5.12. Bondholder Consents. The Company shall within five Business Days of the date of this Agreement cause Tiphook Finance Corporation to mail to the holders of its 10 3/4% Notes Due 2002, its 8% Notes Due 2000 and its 7 1/8% Notes Due 1998 (collectively, the "Bonds"), an offer to pur-chase substantially in the Agreed Form (the "Offer") and will seek approval of the Supplemental Indenture in the form set forth in the Offer.

                   SECTION 5.13. Certain Employee Matters. The Sellers shall procure that, in the event that as at the seventh day prior to Closing there shall be any employees of the Sellers or their Affiliates who are not Employees and who are as at that date engaged in the Container Operations, the Sellers or their Affiliates (as appropriate) shall on that date second any such employee (other than Mr Palmer) to a company not engaged in the Container Operations and shall ensure that any such employee shall not be engaged in any way in the Container Operations at
         any time prior to Closing.   For the avoidance of doubt this
         obligation shall apply to any employee engaged by the Sellers and their Affiliates in the Container Operations between the date of this Agreement and Closing without the prior consent of
         the Purchaser.   The Sellers shall procure no less than seven
         days prior to Closing that, pursuant to paragraph 1(1) of the service agreement between Mr Palmer and the Company dated 24 June 1985 the Company shall, with effect from the Closing, sec-ond Mr Palmer to perform his duties for a company which has not been engaged in the Container Operations at any time prior to the Closing.

                   SECTION 5.14. Contingency Insurance Policy. At least ten days prior to the Closing Date, the Purchaser shall notify the Sellers in writing of its desire to take an assign-
         ment of the Contingency Insurance Policy.   If the notice con-
         templated by the immediately preceding sentence shall have been given, then at or prior to the Closing Date, the Sellers cov-enant and agree to use reasonable endeavours to assign to the Purchaser their rights under the Contingency Insurance Policy provided, that such assignment can be made without additional
         expense to the Company.   If the insurer under the Contingency
         Insurance Policy consents to such assignment, the Sellers shall make claims against such policy up to the amount beyond which an additional premium would be payable under such Policy, and Sellers shall retain any amounts paid under such claims. Thereafter, the Purchaser may, at its option, pay to the in-surer under the Contingency Insurance Policy any additional premiums payable pursuant to the terms thereof and shall there-after become the sole named insured under such policy with the exclusive right to make claims thereunder and to recover
         amounts payable by the insurer in respect of such claims.   If
         the insurer under the Contingency Insurance Policy does not consent to the assignment to the Purchaser of such policy, the Company shall cancel the Contingency Insurance Policy and shall pay to the Purchaser one half of any amount received by the Sellers in respect of any such cancellation within two Business Days of receipt of any such amount from the insurer.

                   SECTION 5.15. PAYE. The Sellers will furnish to the Purchaser at the Closing Date such particulars as may be neces-sary to enable the Purchaser after the Closing Date to comply with Regulation 80 of the Income Tax (Employments) Regulations 1993 (SI. No. 744).

                   SECTION 5.16. Waiver of Certain Rights Among the Sellers. Each Seller hereby, with effect from the Closing Date, waives any rights which it may have against any of the other Sellers in respect of any leasing or hire arrangements which it may now or which it may have had in the past in rela-tion to any of the Sales Assets and any such arrangements, to the extent that they now subsist, shall be deemed to have ter-minated with effect from the Closing Date.

                   SECTION 5.17.  Bank Agreement.   Prior to or simulta-
         neously with the execution and delivery of this Agreement, the Company and certain of its Affiliates shall execute and deliver the Bank Agreement.

                                   ARTICLE VI
        SECTION 6.
                           COVENANTS OF THE PURCHASER

                   SECTION 6.1. Covenant to Satisfy Conditions. The Purchaser will use best endeavours, so far as within its re-spective power and influence, to ensure that the conditions set forth in Sections 7.2, 7.4 and 7.7 hereof are satisfied, inso-far as such matters are within the control of, or can be af-
         fected by, the Purchaser.   Such efforts shall include cooper-
         ating with the Sellers in seeking the consent of the lessors, lenders and owners under the Sellers' Chassis Leases to the assignment and assumption thereof as contemplated by Section 1.6, including furnishing such lessors, lenders and owners with audited financial statements of the Purchaser, and such offic-ers' certificates, opinions of counsel and other instruments and documents as such lessors, lenders and owners may reason-ably require; provided, however, that all fees and expenses incurred in obtaining any consents sought to be obtained by the Sellers pursuant to this Agreement shall be paid by the Com-pany, and nothing herein shall require the Purchaser or any of its Affiliates to divest or hold separate or otherwise agree to any limitations with respect to any of the Sale Assets or any
         of its own operations.   The Purchaser shall use reasonable
         endeavours in respect of the Conditions set forth in Articles VII and VIII hereof.

                   SECTION 6.2. Certificates. At the Closing, the Pur-chaser will furnish the Company with the Purchaser's Closing Certificate.

                   SECTION 6.3. HSR Act Filings. If applicable, the Purchaser shall make any and all filings which are required under the HSR Act or any antitrust, restricted practices, for-
         eign investment or other law of any jurisdiction.   The Pur-
         chaser will furnish to the Sellers such necessary information (other than confidential information) and reasonable assistance as the Sellers may request in connection with their preparation of necessary filings or submissions under provisions of the HSR Act or any necessary or, in the Sellers' reasonable opinion, desirable filings under the laws of any other jurisdiction.
         The Purchaser will supply the Sellers with copies of all cor-respondence, filings or communications (or memoranda setting forth the substance thereof) between the Purchaser or its rep-resentatives, on the one hand, and the Federal Trade Commis-sion, the Antitrust Division of the U.S. Department of Justice or any other Government Authority or members of their respec-tive staffs, on the other hand, with respect to this Agreement or any of the Ancillary Documents or the transactions contem-
         plated hereby or thereby.   The Purchaser shall use reasonable
         endeavours to obtain an early termination of the applicable waiting period under the HSR Act, and shall promptly make any further filing pursuant thereto that may be necessary, proper or advisable.

                   SECTION 6.4. Consents. The Purchaser will use rea-sonable endeavours to obtain prior to the Closing all consents necessary to be obtained by the Purchaser in connection with the consummation of the transactions contemplated by this
         Agreement.   All consents will be in writing and executed coun-
         terparts thereof will be delivered to the Sellers at or prior to the Closing.

                   SECTION 6.5. Post-Closing Tax and Accounting Mat-ters. Following the Closing, the Purchaser will furnish to the Sellers such necessary and available information and access to employees of the Purchaser and its Affiliates as the Sellers may reasonably request in connection with tax and accounting matters of the Sellers relating to the Sale Assets and the Con-
         tainer Operations prior to or after the Closing Date.   The
         Sellers shall pay all of the Purchaser's out-of-pocket expenses actually and reasonably incurred in connection with such re-
         quest.   For a period of ten years following the Closing Date,
         the Purchaser will not destroy any information which is subject to this Section 6.5 without giving at least 60 days' notice to the Company, and, if the Company so requests, within 60 days of receipt of such notice, the Purchaser shall deliver to the Com-pany or to its order, at the Company's expense, such informa-tion intended to be destroyed.

                   SECTION 6.6. Employees. (a) It is understood and agreed that the sale of the Sale Assets pursuant to this Agree-ment is intended to constitute a "relevant transfer" for pur-poses of the Transfer of Undertakings (Protection of Employ-ment) Regulations 1981 so that, upon Closing, the contracts of employment of Employees located in the U.K. and states where it is recognized will be transferred to the Purchaser as provided in such Regulations.

                   (b) It is understood and agreed that the Purchaser shall, with effect from the Closing Date, be responsible for employing and, in the case of each employee, shall either ex-tend to that employee such contractual and employment benefits as are comparable in the aggregate to those currently offered to employees of Transamerica Leasing Inc. or as are required to be provided under applicable law or, if any employee shall not have been extended any such contractual and employment benefits or shall have been constructively dismissed, shall offer the right to receive the severance payable to them under any em-ployment contract with the Sellers or under applicable law in
         lieu of the foregoing.   For the purposes of this Section 6.6,
         constructive dismissal shall mean a material diminution in re-sponsibilities or in base salary of any employee.

                   (c) All wages, salaries, bonuses or emoluments of any nature whatsoever (including, without limitation, pension contributions and accrued holiday pay) due to the Employees shall be discharged by the Sellers and their Affiliates in re-spect of the period up to the Closing Date (whether or not the same shall fall due for payment prior to the Closing Date), and all necessary apportionments shall be made; provided, however, that all amounts to be paid by the Sellers pursuant to this
         Section 6.6 in respect of which amounts (other than amounts with respect to pension benefits) shall have been reserved on the Final Closing Balance Sheet and shall be reflected on the Final Adjusted Net Assets Statement shall be paid by the Pur-chaser on behalf of the Seller to the extent of any such re-serve.

                   SECTION 6.7. Capital Allowances. The Purchaser shall not claim or disclaim any capital allowances under CAA with respect to the Containers or Chassis.

                   SECTION 6.8. Claims in Respect of Available Units. The Purchaser covenants and agrees to use reasonable endeavours to pursue any claims the Purchaser may have against depots in respect of amounts paid to Purchaser from the Repairs Escrow Account and to pay any amounts recovered from any such depots into the Repairs Escrow Account or to Sellers, whichever may be
         required pursuant to Section 1.4(b)(y).   The Purchaser further
         covenants and agrees that, pursuant to the request of any Seller, it will assign to any such Seller any rights of recov-ery it may have against any depot in respect of any Available Unit and that any such Seller shall thereupon be subrogated to the rights of Purchaser in respect of any such claim.

                   SECTION 6.9. Overseas Properties. From the Closing Date, the Purchaser shall observe and perform all the covenants conditions and obligations set out in the Holding Documents and shall comply with all laws, regulations, obligations, duties and any other matters whatsoever affecting the Overseas Proper-ties and shall indemnify the Sellers against any actions pro-ceedings, costs, claims, demands and liabilities whatsoever arising by reason of any breach, non-observance or non-performance of any such matters provided, that the Sellers shall indemnify the Purchaser against any such liabilities arising by reason of any such breach, non-observance or non-performance by Sellers prior to the Closing Date.


                                   ARTICLE VII
         SECTION 7.
                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

                   Each and every obligation of the Sellers under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Sellers.

                   SECTION 7.1. Representations and Warranties True. Each of the representations and warranties contained in Article IV hereof, the Purchaser Disclosure Letter and in all certifi-cates delivered and to be delivered by the Purchaser to the Sellers or their representatives pursuant hereto or in connec-tion with the transactions contemplated hereby, shall be in all material respects true, complete and accurate as of the date when made and as of the Closing Date as though such representa-tions and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time).

                   SECTION 7.2. Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or com-plied with by it on or prior to the Closing which, in the rea-sonable opinion of the Seller, are material to the transactions contemplated hereby taken as a whole.

                   SECTION 7.3. No Injunction, Etc. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or regulatory body prohibiting or enjoining the consummation of the transactions provided for herein, or any material part of them, or any material related transaction or action; nor shall there be in effect any stat-ute, rule, regulation or executive order promulgated or enacted by any Government Authority which prohibits or enjoins the con-summation of transactions contemplated herein.

                   SECTION 7.4. Certificates. The Purchaser shall have furnished the Sellers with the Purchaser's Closing Certificate.

                   SECTION 7.5. Opinion of the Purchaser's Counsel. The Purchaser shall have delivered to the Sellers opinions of counsel to the Purchaser, dated as of the Closing Date, sub-stantially in the Agreed Form.

                   SECTION 7.6. Consents Obtained. Holders of each of the three series of the Bonds shall have given the requisite consents pursuant to the Offer to approve the Supplemental In-denture, and the Supplemental Indenture shall have been ex-ecuted and shall be in full force and effect.

                   SECTION 7.7. Other Agreements. The Purchaser shall have delivered to the Sellers on the Closing Date duly executed counterparts of all of the documents stated in this Agreement to be required to be delivered on or prior to the Closing Date in the Agreed Form.

                   SECTION 7.8. Payment. The Purchaser shall have made the payments referred to in Section 1.4(a).

                   SECTION 7.9. Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company.

                                  ARTICLE VIII
         SECTION 8.
                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

                   Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, unless waived in writing by the Purchaser.

                   SECTION 8.1. Representations and Warranties True. Each of the representations and warranties contained in this Agreement, in the Sellers' Disclosure Letter and in all cer-tificates delivered and to be delivered by the Sellers to the Purchaser or its representatives pursuant hereto or in connec-tion with the transaction contemplated hereby shall be in all material respects true, complete and accurate as of the date when made and as of the Closing Date as though such representa-tions and warranties were made at and as of such date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time) and except that the representations and warranties contained in Sections 3.1(b), 3.14, 3.16, 3.17, 3.20(a), (b), (d), (e) and (g), 3.28, 3.30(a)
         and 3.33 shall be true, complete and accurate as of the date when made and as of the Closing Date as though such representa-tions and warranties were made at and as of such date, except where the failure of such representations and warranties to be true, complete and accurate shall not have, and could not rea-sonably be expected to have a material adverse effect on the financial condition, business prospects or conditions (finan-cial or otherwise) of the Container Operations or in the Sale Assets, taken as a whole or on the ability of the Sellers to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the representations and warran-ties of the Sellers set forth in Section 3.25 of this Agreement need only be true on the date scheduled for the Shareholders Meeting, or any adjournment date, in the case of the Share-holder Circular, or on the date of the Closing or, if the Clos-ing shall not occur, at the date of termination of this Agree-ment, in the case of the Offer.

                   SECTION 8.2. Performance. Each of the Sellers shall have performed and complied with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing which, in the reasonable opinion of the Purchaser, are material to the trans-actions contemplated hereby taken as a whole.

                   SECTION 8.3. No Governmental Proceeding or Litiga-tion. (a) No suit, action or other proceeding by any Govern-ment Authority shall have been instituted or threatened which challenges the validity or legality of the transfer of the Sale Assets or otherwise challenges any of the transactions (other than any insignificant transactions) contemplated by this Agreement.

                   (b) It being established, in terms satisfactory to the Purchaser:

                   (i) that the proposed acquisition of the Container Operations by the Purchaser, or any matters arising from it, will not be referred to the Monopolies and Mergers Commission, and/or

                  (ii)  (a)  that the conditions for prohibition under
                             section 24 GWB (German Act against Re-
                             straints on Competition) are not fulfilled or

                        (b) that the Federal Cartel Office has not no-tified the parties within one month after receipt of the complete pre-merger notifi-cation in accordance with section 24 a (2) sentence 1 GWB that it has commenced a for-mal investigation on the proposed acquisi-tion, or

                        (c)  that the term for a prohibition of the
                             transaction in accordance with section 24 a
                             (2) sentence 1 GWB has expired without a decision of the Federal Cartel Office.

                   SECTION 8.4. No Injunction, Etc. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction or regulatory body prohibiting or enjoining the consummation of the transactions provided for herein, or any material part of them, or any material related transaction or action, nor shall there be in effect any stat-ute, rule, regulation or executive order promulgated or enacted by any Government Authority which prohibits or enjoins the con-summation of transactions contemplated herein.

                   SECTION 8.5. Certificates. The Sellers shall have furnished the Purchaser with the Sellers' Closing Certificate and with the solvency certificates referred to in Section 1.6(a)(xxiii).

                   SECTION 8.6. Material Change. From the date hereof to the Closing Date, there shall not be any material adverse change in the assets, liabilities, results of operations, busi-ness prospects or conditions (financial or otherwise) of the Container Operations or in the Sale Assets, taken as a whole (whether or not such change is or has been referred to or de-scribed in the Sellers Disclosure Letter, any supplement thereto or any other document or statement).

                   SECTION 8.7. Opinion of the Sellers' Counsel. The Sellers shall have delivered to the Purchaser opinions of coun-sel to the Sellers, dated as of the Closing Date, substantially in the Agreed Form relating to Tiphook plc, Tiphook Container Rental Company Limited, TFS Equipment Leasing Limited, TFS Leasing Limited, Tiphook Financial Services Limited and Tiphook Containers Rental, Inc.

                   SECTION 8.8. Consents Obtained. (a) The following consents shall have been obtained and shall be in full force and effect:

                   (i) consents from each Tiphook customer under the lease purchase agreements and lease plan agreements referred to in paragraphs 4, 5 and 6 of Annexure 3.3(b)a to the Sellers' Disclosure Letter to the as-signment of the benefit of such agreements to the Purchaser substantially in the Agreed Form;

                   (ii) consents from each bank which has given a let-ter of credit as security for any of the Operating Leases to the assignment of the benefit of each such letter of credit to the Purchaser substantially in the Agreed Form;

                   (iii) consents from each guarantor which has given a guarantee in connection with any of the Operating Leases to the assignment of the benefit of each such guarantee to the Purchaser substantially in the Agreed Form; and

                   (iv) a consent in the form of a novation from Leasecon International Inc. to the assignment of the benefit and burden of the Management Agreement between Tiphook Container Leasing Company Limited and Leasecon International Inc. dated July 15, 1983 to the Purchaser substantially in the form of the Assignment and Assumption of Management Agreements;

         provided, however, that this condition shall be deemed satis-fied if any failure to obtain consents required to be obtained under this Section 8.8(a) involves less than 3,500 TEU.

                   (b) Holders of each of the three series of the Bonds shall have given the requisite consents pursuant to the Offer to approve the Supplemental Indenture and the Supplemen-tal Indenture shall have been executed and shall be in full force and effect.

                   SECTION 8.9. Other Instruments and Agreements. The Sellers shall have delivered to the Purchaser on the Closing Date duly executed counterparts of all of the documents stated in this Agreement to be required to be delivered on or prior to the Closing Date in the Agreed Form.

                   SECTION 8.10. Shareholder Approval. This Agreement shall have been approved by the shareholders of the Company.

                   SECTION 8.11. Litigation. There shall not be any suit, action or other proceeding pending or threatened by any person other than a Government Authority which challenges the validity or legality of the transfer of the Sale Assets or challenges any of the transactions contemplated by this Agree-ment or which seeks to obtain from the Purchaser or any Affili-ate thereof damages of any substantial amount in connection with any of the foregoing (whether or not such matter is or has been referred to or described in the Sellers Disclosure Letter, any supplement thereto or any other document or statement).

                   SECTION 8.12. DPP Coverage. Unless the Purchaser shall have exercised the DPP Option, on or prior to the Closing Date, the Sellers shall have purchased the DPP Tail Coverage described in Section 1.8(b) of this Agreement.

                   SECTION 8.13. Advisors' Letter. The Purchaser shall have received a certified copy of an extract from the minutes of the meeting of the Board of Directors of the Company held on February 14, 1994 recording the advice of Hambro Magan and Mor-gan Grenfell that the sale of the Sale Assets to the Purchaser is in the best interests of the Company and its shareholders.


                                   ARTICLE IX
         SECTION 9.
                   CONDUCT OF THE BUSINESS PENDING THE CLOSING

                   The Sellers jointly and severally agree, from the date hereof until the Closing, and except as otherwise ex-pressly consented to or approved by the Purchaser in writing:

                   SECTION 9.1. Regular Course of Business. The Sell-ers will carry on the Container Operations diligently and sub-stantially in the same manner as heretofore conducted, includ-ing, without limitation, paying any accounts payable in a man-ner consistent with past practice and continuing historic main-tenance and repair practices, and none of the Sellers shall institute any new methods of purchase, sale, lease, management, accounting or operation or engage in any transaction or activ-ity, enter into any agreement or make any commitment, which would relate to or affect any of the Sale Assets, except in
         accordance with this Agreement.   The Sellers shall make all
         necessary reserves and accruals in respect of their repair practices so as to reserve amounts sufficient to repair all Dry Cargo Containers to Standard IICL-4, all Chassis to Standard IICL Guide and all Tank Containers to Standard for Tank Con-tainers, in each case, which are redelivered to depots between
         the date of this Agreement and the Closing Date.   Notwith-
         standing any other provision of this Agreement, Sellers shall pay all amounts under, or in respect of, all Sellers' Chassis Leases which relate to any periods through and including the Closing Date when such amounts are due and payable.

                   Without limiting the generality of the foregoing, none of the Sellers or the Company shall without the Purchaser's prior written consent:

                   (i) make, or enter into any new agreements or com-mitments providing for, capital expenditures in respect of the Container Operations (including, without limitation, the purchase of dry cargo containers, tank containers or chassis);

                  (ii) permit or allow any of the Sale Assets to be subjected to any mortgage, pledge, lien or encumbrance, except those referred to in Section 3.5, those existing on the date hereof to the extent listed in Schedule 3.5 of the Sellers' Disclosure Letter and subject to Section 3.5 hereof and those arising in respect of obligations to be paid by the Sellers prior to the Closing Date pursuant to this Agreement;

                 (iii) cause to occur prior to Closing any of the mat-ters or events set out in Section 3.4(b);

                  (iv)  incur any Secured Indebtedness;

                   (v) sell, transfer, or otherwise dispose of, or de-clare as a casualty and elect not to repair, any of the Containers or Chassis, other than pursuant to the terms of existing contracts or agreements or Section 1.8 of this Agreement;

                  (vi) (A) no lease in or hire purchase or commitment to lease in or hire purchase shall be entered into by or on behalf of any of the Sellers with respect to any con-tainers or chassis, (B) no current Operating Lease shall be extended beyond its original term, other than as re-quired pursuant to the terms of such Operating Lease or in the ordinary course of business of the Container Opera-tions and on terms no less favorable to the Sellers, (C) no new Operating Lease or series of Operating Leases with the same party or (to Sellers' knowledge) affiliated par-ties (or renewal of any current Operating Lease) in re-spect of Dry Cargo Containers that carries, or is likely to carry (after such renewal), 500 or more TEU, or any Operating Lease in respect of Tank Containers that car-ries, or is likely to carry (after such renewal), 30 or more units shall be entered into, and (D) no further Con-tainers or Chassis shall be leased to (or otherwise made available to) any lessee listed in subparts A or B of Part XXVI of Exhibit A or to any lessee with respect to which a Bankruptcy has occurred since the date of this Agreement, whether or not such lessee shall be entitled to request the provision of such equipment pursuant to any Operating Lease or other arrangement with any Seller;

                 (vii) waive or modify any provision of any confidenti-ality or similar agreement entered into by any Seller or the Company with any third party;

                (viii) modify any current Operating Lease or series of Leases to the same party or (to Sellers' knowledge) af-filiated parties in respect of Dry Cargo Containers that carries, or is likely to carry (after such modification), 500 or more TEU, or any current Operating Lease or series of Operating Leases to the same party or (to Sellers' knowledge) affiliated parties in respect of Tank Contain-ers that carries or is likely to carry (after such modifi-cation), 30 or more units; or

                  (ix) sell or otherwise agree to sell, directly or indirectly, any Disposal Container or Disposal Chassis;

                   (x) earmark any Container or Chassis as a Disposal Container or a Disposal Chassis which is not listed as a Disposal Container or Disposal Chassis in Part IX of Ex-hibit A; or

                   (xi) restore or attempt to restore to the non-
              disposal fleet any Container or Chassis which is listed as a Disposal Container or Disposal Chassis in Part IX of Exhibit A.

                   SECTION 9.2. Organization. Each Seller shall pre-serve its corporate existence and shall use reasonable endeavours to preserve its business organization intact and to preserve for the Purchaser its relationships with licensors, suppliers, distributors, customers and others having business relations with it with respect to the Container Operations and the Sale Assets.

                   SECTION 9.3. Clear Title. The Sellers shall take all necessary and advisable actions to ensure that on or prior to the Closing Date, the Security Interests shall be released and discharged or enforceable and irrevocable arrangements sat-isfactory to the Purchaser and its counsel in their sole dis-cretion have been entered into to effect such release and dis-charge; provided, however, that any Containers or Chassis sub-ject to any Security Interest not released or discharged as of the Closing Date shall become subject to the Management Agree-ment for Encumbered Equipment immediately following the Clos-ing.

                  SECTION 9.4. Employees. Unless approved in writing in advance by the Purchaser, each of the Sellers and Sellers' Affiliates shall refrain from entering into any new employment contract or new employment arrangements (including, without limitation, hiring new employees) in respect of the Container Operations or giving any increase or permitting any other mate-rial change in the compensation arrangements (including sever-ance, pension, bonus and fringe and other employment benefit arrangements) of the Employees from the compensation arrange-ments as of the date hereof or from terminating (or giving no-tice to terminate) the employment of any Employee, whether or not for cause.

                   SECTION 9.5. Collection of Debts. Prior to the Closing Date each of the Sellers shall continue to collect all debts owed to it in a manner consistent with the practices which it applied prior to the date of this Agreement and with-out limitation shall not except in accordance with such prac-tices (or as agreed in writing by the Purchaser) (i) settle, compromise or cancel any debt on terms inconsistent with its normal practices, (ii) offer any debtor or lessee of a Con-tainer or Chassis any discount for prompt or early payment,
         (iii) refrain or withhold from seeking to collect any trade debt pursuant to the Sellers' normal collection practices, (iv) endeavor to collect trade debts which have been outstanding for periods of less than 90 days ahead of and to the detriment of trade debts overdue for more than 90 days.


                                    ARTICLE X

         SECTION 10.
                             POST-CLOSING TRANSITION

                   SECTION 10.1. Transitional Services Agreement. Sub-ject to the terms and conditions of this Agreement, at the Closing the Company and an Affiliate of the Purchaser will en-ter into the Transitional Services Agreement.

         SECTION 11.
                                   ARTICLE XI

                         SURVIVAL OF REPRESENTATIONS AND
                          WARRANTIES;  INDEMNIFICATION

                   SECTION 11.1. Survival of Representations and War-ranties. The representations and warranties made in this Agreement shall survive for two years after the Closing hereun-der other than the representations and warranties set forth in Sections 3.21 and 3.24, which shall survive until expiry of the
         relevant limitation period under applicable law.   The repre-
         sentations and warranties referred to in the preceding sentence shall automatically terminate upon the expiration of the ap-plicable survival period, except that if a claim shall have been made for indemnification hereunder in accordance with Sec-tion 11.4 within such period, the representations and warran-ties to which such claim relates shall survive until such claim is disposed of as provided in Article XI, provided such claim
         is made in good faith by such Indemnified Party.   All cov-
         enants and agreements contained in this Agreement shall survive
         Closing.

                   SECTION 11.2. Statements as to Representations. All statements contained herein or in the Disclosure Letters or in the Exhibits thereto delivered pursuant hereto (except as spe-cifically stated) shall be deemed representations and warran-ties within the meaning of Sections 7.1, 8.1, 11.1, 11.3 and
         11.6 hereof.

                   SECTION 11.3.  Agreement to Indemnify by the Sellers.
         (a) Subject to the conditions and provisions herein set forth, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Purchaser and each Affiliate of the Purchaser and each Associate, director, employee or agent of any of them (an "Indemnified Party") from and against all demands, claims, actions or causes of action, assessments, losses, damages, li-abilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements, as-serted against or imposed upon or incurred by an Indemnified Party resulting from (i) a breach of any then surviving repre-sentation or warranty of any of the Sellers contained in or made pursuant to this Agreement (other than any such breach of any representation or warranty which refers to the "business prospects" of the Container Operations or the Sale Assets, to the extent such breach is attributable to the "business pros-pects" not being as warranted), (ii) save in respect of the Overseas Properties as set out in Section 6.9 any obligation, responsibility, claim or liability of or against the Sellers (including, without limitation, any indemnification or similar arrangement under any lease), whether known or unknown, contin-gent, absolute or otherwise, existing prior to, on or after the Closing or resulting from actions taken or events occurring prior to, on or after the Closing, other than Assumed Li-abilities, (iii) any claim (including interest, additions to tax and penalties) asserted against an Indemnified Party with respect to any Taxes levied against or relating to the Sale Assets, including the leasing of the Containers or Chassis, in respect of any period ending on or prior to the Closing, or in respect of any Taxation payable by the Sellers or their Affili-ates, (iv) the ownership by the Sellers or any of their Affili-ates of the Sale Assets, including the Owned Containers and the Owned Chassis, and the conduct by the Sellers or any of their Affiliates of the Container Operations other than Assumed Li-abilities, (v) any breach or default by the Sellers (or any of them) or any of their Affiliates of any of their covenants or agreements contained herein or in any Ancillary Document, (vi) any breach of any Environmental Law or Environmental Permit arising out of the Container Operations or any circumstances relating to the Container Operations prior to the Closing Date,
         (vii) the presence of any Hazardous Substance in, on or under any of the Sale Assets or migrating thereto or therefrom, in any case at or prior to Closing, (viii) (except as referred to in (vii), any acts or omissions, or circumstances existing at or prior to Closing, which give rise to Environmental Concerns in relation to the Container Operations or any of the Contain-ers or Chassis or other Sale Assets or activities carried on from them at or prior to Closing, (ix) any work carried out by or on behalf of the Purchaser which is reasonably required to avoid, mitigate, abate or prevent any Loss which is the subject matter of (vii) or (x), (x) subject to subsection (e) of this
         Section 11.3, any loss suffered by the Purchaser as a result of any person who is, as at the Closing Date, treated by the Sell-ers and the Purchaser as being a lessee under a valid Operating Lease, not having entered into properly executed lease documen-tation with any of the Sellers, or (xi) any liability or obli-gation to any employee or to any agent of Sellers or any of their Affiliates arising prior to the Closing Date (col-lectively, "Damages") (whether or not any such matter is or has been referred to or described in the Sellers' Disclosure Let-ter, any supplement thereto or any other document or state-
         ment). In the event that the Purchaser has a legal claim against any third parties with respect to the Damages claimed, the Purchaser shall use reasonable endeavours to pursue any
         such rights against such third parties.   If any Damages are
         paid to the Purchaser pursuant to this Section, the Sellers shall be subrogated to the rights of the Purchaser against any such third party.

                   (b) The Sellers shall indemnify and keep indemnified the Purchaser and its Affiliates against any claims, demands, orders, damages, awards or judgments for or relating to redun-dancy payments, protective awards, racial or sexual discrimina-tion, wrongful dismissal or unfair dismissal, personal injuries or work-related illnesses, any matter arising out of the Ben-efit Plans or (without limitation) any other breach or claimed breach of contract, in each case, in connection with the em-ployment or former employment of any of the Employees (other than following the Closing Date) or of any employee of any of the Sellers or their Affiliates who is not an Employee: (i) by the Sellers or their Affiliates or (ii) which relate to or arise out of any act or omission by the Sellers or their Af-filiates prior to the Closing Date; and expenses reasonably incurred by the Purchaser in settling, contesting or dealing with any such claim referred to in (i) or (ii) above.

                   (c) Notwithstanding any other provision of this Agreement (but subject always to the Purchaser's ability to claim against sums standing to the credit of the Escrow Ac-counts in accordance with the terms of the Escrow Agreement and this Agreement), Sellers' liability for indemnification hereun-der shall be limited to the aggregate amount paid by the Pur-chaser to the Sellers under this Agreement and to the Escrow Agent under the Escrow Agreement.

                   (d) For the avoidance of doubt, (i) the Sellers and the Purchaser acknowledge and agree that the Sellers shall not be liable for indemnification under this Section 11.3 in respect of (but only to the extent of) any Claim for any item for which an accrual has been made on the Initial Adjusted Net Assets Statement, if made on or prior to the date the Final Purchase Price has been determined in accordance with Section 1.4, and the Final Adjusted Net Assets Statement, if made fol-lowing the date the Final Purchase Price has been determined, provided, however, that to the extent that the liability in respect of any item for which an accrual has been so made ex-ceeds the amount of any such accrual, the Purchaser shall not be limited in its ability to seek indemnification for any such excess hereunder and (ii) the Purchaser shall not be pre-cluded from asserting claims for indemnification hereunder fol-lowing the date the Final Purchase Price has been determined.

                   (e) The Sellers shall not be liable to indemnify the Purchaser under subsection (a)(x) of this Section 11.3 (i) to the extent that the loss arises from the non-payment of rent under an Operating Lease; or (ii) for the costs of repairs to a Container or Chassis to which such subsection (a)(x) applies, provided that the lessee has paid some but not all of the re-pair costs.

                   SECTION 11.4. Notification Procedure. In the event of any claim by the Purchaser under this Article XI, the Pur-chaser shall notify the Company in writing of such claim, which notice shall set forth the basis of the claim for Damages and, if then reasonably determinable by the Purchaser, an estimate of the amount thereof, provided that the failure by the Pur-chaser to give such notice promptly shall not relieve the Sell-ers of their obligations hereunder, except to the extent the Sellers are materially prejudiced thereby.

                   SECTION 11.5. Indemnification Procedure. The obli-gations and liabilities of the Sellers under Section 11.3 hereof with respect to claims for Damages resulting from the assertion of liability by third parties ("Third Party Claims") shall be subject to the following:

                   (a) Upon notice of any Third Party Claim asserted or imposed upon or incurred by an Indemnified Party, subject to
         Section 11.5(c), the Sellers will undertake the defense thereof by counsel of their own choosing reasonably satisfactory to the Indemnified Party.

                   (b) In the event that the Sellers, within 30 days after notice of any such Third Party Claim, fail to notify the Purchaser of their intention to defend or fail to defend within a reasonable time thereafter, the Purchaser or such Indemnified Party will have the right to undertake the defense of such Third Party Claim for the account of the Sellers, jointly and severally, subject to the right of the Sellers to assume the defense of such Third Party Claim with counsel reasonably sat-isfactory to the Indemnified Party.

                   (c) Anything in the Section 11.5 to the contrary notwithstanding, the Sellers shall not, without the Purchaser's written consent, settle or compromise any Third Party Claim or consent to entry of any judgment (i) which does not include as an unconditional term thereof the release by the claimant or the plaintiff of all Indemnified Parties from all liability in respect of such Third Party Claim or (ii) which includes in-junctive or equitable remedies against the Purchaser or any Indemnified Party.

                   (d) With respect to any Third Party Claim as to which the Sellers shall have assumed the defense, the Indemni-fied Party shall have the right to participate therein and re-tain its own counsel at its own expense unless (i) any of the Sellers shall have agreed in writing to pay the expense of re-taining such counsel by such Indemnified Party or (ii) the named parties to any such action, suit or proceeding (including impleaded parties) include both such Indemnified Party and one or more of the Sellers, their respective Affiliates and Associ-ates, and representation of such parties by the same counsel would, in the view of the Indemnified Party, be inappropriate due to actual or potential conflicting defenses, and in either such case, such separate counsel may be retained by such Indem-nified Party at the Sellers' expense.

                   (e) The Purchaser shall make reasonably available to the Sellers, at the Sellers' expense, any of the personnel of Purchaser reasonably required by Seller in anticipation of, preparation for, or the conduct of, existing or future litiga-tion or other matters in which Sellers are involved.

                   SECTION 11.6. Agreement to Indemnify by the Pur-chaser. (a) Subject to the conditions and provisions herein set forth, the Purchaser hereby agrees to indemnify, defend and hold harmless the Sellers and each of their Affiliates and each Associate, director, employee and agent of any of them (an "In-demnified Party") from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements, asserted against or imposed upon or incurred by any then Indemnified Party resulting from (i) a breach of any surviving representa-tion or warranty of the Purchaser contained or made in this Agreement; (ii) any failure to perform or assume any Assumed Liability; or (iii) the ownership by the Purchaser or its Af-filiates of the Owned Containers and Owned Chassis and the con-duct by the Purchaser of the leasing of the Containers and Chassis after the Closing, except to the extent resulting from a breach of any representation, warranty, covenant or agreement made by Sellers hereunder or under the Ancillary Documents or out of any breach or non-performance on the part of any Seller or Affiliate thereof (save to the extent that the breach or non-performance results directly from a breach or non-performance of the Purchaser's obligations to the Seller) of any agreement, covenant or obligation to which it is a party or by which it is obligated, or out of any failure by the Sellers to comply with any law, rule, regulation or other requirement of Government Authority; or (iv) any breach or default by the Purchaser of any of its covenants or agreements contained herein or in any Ancillary Document, except to the extent re-sulting from a breach of any representation, warranty, covenant or agreement made by Sellers hereunder or under any such other agreements (save to the extent that the breach or non-performance results directly from a breach or non-performance of the Purchaser's obligations to the Seller) (collectively,
         "Damages").   The procedures set forth in Sections 11.4 and
         11.5 shall apply to this Section 11.6, except that the Pur-chaser shall have the rights and obligations of the Sellers, and the Sellers shall have the rights and obligations of the Purchaser, set forth in such Section.

                  (b) The Purchaser shall indemnify and keep indemni-fied the Sellers and their Affiliates against any claims, de-mands, orders, damages, awards or judgments for or relating to redundancy payments, protective awards, racial or sexual dis-crimination, wrongful dismissal or unfair dismissal, personal injuries or work-related illnesses, any matter arising out of any breach or claimed breach of contract in connection with the employment of any of the Employees (other than prior to and including the Closing Date): (i) by the Purchaser or its Af-filiates or (ii) which relate to or arise out of any act or omission by the Purchaser or its Affiliates following the Clos-ing Date; and expenses reasonably incurred by the Sellers in settling, contesting or dealing with any such claim referred to in (i) or (ii) above.

                   SECTION 11.7. Treatment of Indemnity Payments. In-demnity payments made by the Sellers to the Purchaser pursuant to Section 11.3(a)(i) shall be treated as a reduction in the
         consideration for the Sale Assets.   Indemnity payments made by
         the Purchaser to the Sellers pursuant to Section 11.6(i) shall be treated as an increase in the purchase price.

                   SECTION 11.8. Limitation on Recovery in Respect of Shareholder Circular and Offer. (a) Notwithstanding anything in this Article XI to the contrary, the Purchaser acknowledges and agrees that, from and after the Closing Date (but not prior to the occurrence of the Closing), the Purchaser's right to assert a claim for indemnification under this Article XI or for breach of contract under Article III in either case in respect of the representations and warranties set forth in Section 3.25 of this Agreement shall be limited to those circumstances in which a third party not affiliated with the Sellers has as-serted a Claim against the Purchaser or any of its Affiliates which relates directly or indirectly to the transactions con-
         templated by this Agreement.   For the avoidance of doubt, the
         Purchaser and the Sellers agree that the limitations on Purchaser's rights set forth in the immediately preceding sen-tence shall not be of any force and effect unless and until the Closing shall have occurred.

                   (b) Notwithstanding anything in this Article XI to the contrary, the Purchaser and the Seller acknowledge and agree that, prior to the Closing Date , the damages that the Purchaser may recover in respect of the representations and warranties set forth in Section 3.25 of this Agreement shall be limited to pound sterling 25 million, in the case of any misstatement of material fact or omission of material fact in the Shareholder Circular or the Offer, as amended or supplemented, unless such misstatement of material fact or omission of a material fact is intentional, in which case the Purchaser's damages shall not be so limited.


                   SECTION 11.9. Limitation on Recovery in Respect of Location of Containers Chassis. Notwithstanding anything in this Article XI to the contrary, the Purchaser acknowledges and agrees that its right to recover Damages in respect of the Seller's representation and warranty in Section 3.5(a) of this Agreement relating to the location of any Container or Chassis as of the Closing Date shall be limited to the Purchaser's rea-sonable costs of locating or finding any Container or Chassis with respect to which such representation or warranty is breached and shall not include any repositioning costs incurred by the Purchaser in respect of any such Container or Chassis.

         SECTION 12.
                                   ARTICLE XII

                 TERMINATION AND ABANDONMENT;  CERTAIN PAYMENTS

                   SECTION 12.1. Methods of Termination. The transac-tions contemplated herein may be terminated and/or abandoned at any time, but not later than the Closing:

                   (a) By mutual consent of the Purchaser and the Com-pany;

                   (b) By the Purchaser (i) on or after 1 May, 1994, if any of the conditions provided for in Article VIII of this Agreement shall not have been met or waived in writing by the Purchaser prior to such date, unless such failure is due to the act or failure to act of the Purchaser, (ii) if the Company fails to, resolves not to, announces that it intends not to, or withdraws or changes in any manner adverse to Purchaser its decision to, recommend to its shareholders approval of the Pro-posal or recommends any proposal inconsistent with the Proposal or such recommendation or the Company fails to convene or fails to cause to be held the shareholders meeting on or before March 15, 1994 for the purpose, among other things, of voting on the Proposal, or (iii) this Agreement shall not have been approved by the shareholders of the Company;

                   (c) By the Company on or after 1 May 1994, if any of the conditions provided for in Article VII of this Agreement shall not have been met or waived in writing by the Company prior to such date, unless such failure is due to the act or failure to act of the Sellers or the Company;

                   (d) By notice from the Purchaser or the Company, as the case may be, of any material default hereunder by any of the Sellers (in the case of a notice from the Purchaser) or the Purchaser (in the case of a notice from the Company) and the continuance thereof for ten days after notice thereof has been received; or

                   (e) By the Purchaser if any representation or war-ranty made by the Sellers in this Agreement, other than those made in Sections 3.1(b), 3.14, 3.16, 3.17, 3.20(a), (b), (d),
         (e) and (g), 3.28, 3.30(a) and 3.33 if made as of any date be-tween the date hereof and the Closing Date, would not have been true in any material respect if such representation or warranty had been made by the Sellers on and as of any such date pro-vided that the Purchaser may not terminate this Agreement by reason of those representations or warranties in Sections 3.10, 3.17, 3.21(a), 3.25 being untrue in respect of the Overseas Properties and the UK Properties or by reason of the represen-tation in Section 3.5 relating to title defects being untrue in respect of the Overseas Properties and the UK Properties. The Sellers shall have the duty to promptly inform the Purchaser if any such representation or warranty of Sellers herein shall cease to be true in any material respect on and as of any date between the date hereof and the Closing Date.

                   SECTION 12.2. Procedure Upon Termination; Effect of Termination. In the event of termination and abandonment pur-suant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated and aban-doned, without further action by the parties hereto, except as
         provided below.   If the transactions contemplated by this
         Agreement are terminated and abandoned as provided herein pur-suant to Section 12.1, then:

                   (a) Each party will redeliver all documents, work papers and other material of any other party (including all copies) relating to the transactions contemplated hereby, pre-pared or obtained after the execution hereof, to the party fur-nishing the same;

                   (b) All confidential information and documentation received by the Purchaser with respect to the Sale Assets and the Container Operations shall be treated in accordance with the Confidentiality Agreement; and

                   (c) No party hereto shall have any liability or fur-ther obligation to any other party to this Agreement except (i) as provided in Section 13.3, (ii) in respect of breaches of this Agreement occurring prior to termination of this Agreement and (iii) if applicable, as provided in the Confidentiality Letter, the Exclusivity Letter (as extended herein) and the Break Fee Letter.

         SECTION 13.
                                  ARTICLE XIII

                            MISCELLANEOUS PROVISIONS

                   SECTION 13.1. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the Sellers and the Pur-chaser at any time prior to the Closing with respect to any of the terms contained herein.

                   SECTION 13.2. Waiver of Compliance. Any failure of the Sellers, on the one hand, or the Purchaser, on the other, to comply with any obligation, covenant, agreement or condition herein may be expressly waived on behalf of the Purchaser, in writing by its Chairman of the Board, President or any Vice President and, on behalf of the Sellers, in writing by the
         Chairman or any Executive Director of the Company.   Any such
         waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or
         other failure.   The Purchaser's execution of this Agreement
         shall not be deemed to be a waiver of any rights or claims of the Purchaser hereunder as a result of any breach or alleged breach by the Sellers or any of their Affiliates of any repre-sentation, warranty or covenant contained herein prior to the execution of this Agreement.

                   SECTION 13.3. Expenses; Transfer Taxes. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement shall be con-summated, the Sellers agree that all fees and expenses incurred by them in connection with this Agreement shall be borne by the Sellers and the Purchaser agrees that all fees and expenses incurred by it in connection with this Agreement shall be borne by the Purchaser, including, without limitation, all fees of
         counsel, actuaries and accountants.   The Sellers and the Pur-
         chaser each agree to pay fifty percent (50%) of any other simi-lar tax payable in the United Kingdom and any sales, stamp, transfer or other similar taxes which may be payable in connec-tion with the execution, delivery and performance of this Agreement and the Ancillary Documents, and sale and transfer of the Sale Assets.

                   SECTION 13.4. Value Added Tax. (a) The Sellers and the Purchaser hereby declare that the sale of the Container Operations and Sale Assets pursuant to this Agreement is the transfer of a business as a going concern for the purposes of section 33 VATA and article 5(1)(a) SPO ("TOGC").

                   (b) The Purchaser shall be under no obligation to dispute or appeal (or assist in the dispute or appeal by any of the Sellers) to any court or tribunal against any determination of HM Customs and Excise that the transfer is not a TOGC (including without limitation any application for judicial review).

                   (c) Where notwithstanding Section 13.4(a) the trans-fer of the Sale Assets involves a taxable supply or supplies, all consideration payable by the Purchaser to the Sellers (or any of them) in respect of any taxable supply or supplies under or pursuant to this Agreement shall be inclusive of VAT and subject only to section 13.4(d), the Purchaser shall not be liable on any account whatsoever to pay to the Sellers or any
         of them any additional amount in respect of VAT.   Nothing
         herein shall be construed to suggest that VAT is not payable under the Transitional Services Agreement or the Buckingham Palace Road Sub-sub-underlease

                   (d) If, notwithstanding Section 13.4(a), any of the Sellers issues to the Purchaser a valid and proper tax invoice for VAT purposes in respect of a supply or supplies referred to in (c) above, and the Purchaser actually recovers all or any part of such VAT, the Purchaser will, if and when it is com-pletely satisfied that such recovery is absolute and the ben-efit thereof cannot be withdrawn or otherwise clawed-back in any manner whatsoever), pay to the Sellers or the relevant
         Seller an amount equal to the VAT as recovered.   The Purchaser
         shall be under no obligation whatsoever to pursue any recovery in respect of such VAT and shall not be liable in any circum-stances whatsoever if it pursues such recovery but fails to
         obtain it or the recovery is delayed for any reason.   For the
         purpose of this clause, VAT shall be treated as recovered on the later of the date upon which the VAT in question is repaid unconditionally by HM Customs to the Purchaser in cash or the date upon which the Purchaser obtains and HM Customs agree that the Purchaser is entitled to credit in full for the VAT as in-put tax deductible from output tax for which the Purchaser is liable to account and would, but for such input tax, be re-
         quired to pay to HM Customs.   The entitlement to credit shall
         not arise at the earliest until 30 days after the end of the prescribed accounting period for VAT purposes for which a re-turn is made to HM Customs claiming the deduction.

                   SECTION 13.5. Notices. All notices, requests, de-mands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail with postage prepaid or communicated by facsimile transmission (receipt confirmed) or by tested telex:

                   (a)  If to the Sellers, to:

                        Tiphook plc
                        123 Buckingham Palace Road
                        London SW1W 9TG
                        England
                        Attention:  Company Secretary
                        Fax No:  071-396-7957

                        with a copy to:

                        Freshfields
                        65 Fleet Street
                        London EC4Y 1HS
                        ENGLAND
                        Attention:  James Davis
                        Fax No:  071-832-7001

                        Cravath, Swaine & Moore
                        825 Eighth Avenue
                        New York, N.Y.  10019
                        U.S.A.
                        Attention:  James M. Edwards
                        Fax No:  (212) 474-3700

         or to such other person or address as the Sellers shall furnish to the Purchaser in writing.

                   (b)  If to Purchaser:

                        Transamerica Container Acquisition Corporation 100 Manhattanville Road
                        Purchase, New York  10577
                        U.S.A.
                        Attn:  General Counsel
                        Fax No.:  (914) 697-2526


                       with a copy to:

                        Transamerica Corporation
                        600 Montgomery Street
                        San Francisco, California  94111
                        U.S.A.
                        Attention:  General Counsel
                        Fax No.:  (415) 983-4164

                        Berwin Leighton
                        Adelaide House
                        London Bridge
                        London EC4R 9HA
                        England
                        Attention:  Daniel P. Rosenberg
                        Fax No.:  071-623-4416

                        Wachtell, Lipton, Rosen & Katz
                        51 West 52 Street
                        New York, NY  10019
                        Attention:  Daniel A. Neff
                        Fax No.:  (212) 403-2000

         or such other person or address as the Purchaser shall furnish to the Company in writing.

                   SECTION 13.6. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be as-signed by any of the parties hereto without the prior written consent of the other parties, except (a) by operation of law, and (b) that the Purchaser may be substituted, for any or all purposes under this Agreement, by one or more Affiliates of the
         Purchaser.   If any such substitution shall be made by any Af-
         filiate of the Purchaser, such Affiliate shall be entitled to such of the rights and shall assume such of the obligations of the Purchaser hereunder as the Purchaser shall provide, pro-vided that the Purchaser shall remain personally liable for the performance of the Purchaser's obligations under this Agree-
         ment.   The Purchaser shall be liable to the Sellers for any
         increased out-of-pocket expenses to the Sellers resulting from such assignment.

                   SECTION 13.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England applicable to agreements to be performed wholly within England.

                   SECTION 13.8. Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the nonexclusive ju-risdiction of the courts of England, and hereby waives any ob-jections it may have to such jurisdiction on the grounds of lack of personal jurisdiction of any such court or the laying of venue of any such court or on the basis of forum non-
         conveniens or otherwise.   The Purchaser hereby designates
         Transamerica Leasing Limited Roding House, Two Cambridge Road, Barking, Essex, IG11 8NL, England as agent for service of pro-
         cess.   Each of the Sellers which is not incorporated in the
         United Kingdom hereby designates Tiphook plc as agent for ser-vice of process.

                   SECTION 13.9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                   SECTION 13.10. Headings. The headings of the Sec-tions and Articles of this Agreement are inserted for conve-nience only and shall not constitute a part thereof or affect in any way the meaning or interpretation of this Agreement.

                   SECTION 13.11. Entire Agreement. (a) This Agree-ment, including the Exhibits hereto, the Sellers' Disclosure Letter, the Purchaser Disclosure Letter and the other documents and certificates delivered pursuant to the terms hereof, the Confidentiality Agreement, the Exclusivity Letter and the Break Fee Letter set forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersede all prior agreements, promises, cov-enants, arrangements, communications, representations or war-ranties, whether oral or written, by any officer, employee or
         representative of any party hereto.   The Company agrees that
         (for itself and on behalf or its Affiliates), after the Closing Date, the Confidentiality Agreement (other than in respect of any information provided thereunder that relates exclusively to operations or financial information of the Company or any of Affiliates which information does not relate to the Container Operations) shall be null and void and have no further force and effect to the extent the Confidentiality Agreement relates to the Purchaser or any of its Affiliates.

                   (b) The rights and remedies of the Purchaser in re-spect of any breach of any warranty, representation or covenant in this Agreement shall not be affected by the Closing, by any investigation made by or on behalf of the Purchaser or any of its Affiliates into the affairs of the Sellers, the Company or any of their Affiliates, by the Purchaser terminating or fail-ing to terminate this Agreement or by any other event or matter whatsoever except a specific and duly authorized written waiver or release.

                   SECTION 13.12. Third Parties. Except as specifi-cally set forth or in Article XI with respect to Indemnified Parties, nothing herein expressed or implied is intended to be construed to confer upon or give to any person or corporation, other than the parties hereto and their successors or assigns, any rights or remedies under or by reason of this Agreement.

                   SECTION 13.13. Bulk Transfers. The parties hereto agree that they will comply with the bulk transfer provisions of Article 6 of the Uniform Commercial Code in connection with the sale of the Sale Assets to the Purchaser, including, with-out limitation, any requirements relating to notification of creditors of the Sellers or of any other third parties to whom the Purchaser reasonably requests that notice of the Sale As-sets be given.

                   SECTION 13.14. Joint and Several Liability; Non-Party Sellers. All obligations of the Sellers hereunder are joint and several, and may be enforced against any one or more of the Sellers whether or not enforced against any other such
         party.   In the event that the Company or any Affiliate of the
         Company which is not a Seller hereunder owns any Sale Assets, the Company agrees that it shall, or shall cause such Affiliate to, perform all of the obligations of a "Seller" hereunder with respect to such Sale Assets and each representation and war-ranty made by the Sellers with respect to a Seller shall also be construed as a representation and warranty of the Company with respect to such Affiliate, as though it were a "Seller" hereunder.

                   SECTION 13.15. Representative. (a) Each of the Sellers undertakes with the Company to take all action required under this Agreement and the Ancillary Documents or which may otherwise be required by the Company in connection therewith.

                   (b) Each of the Sellers hereby constitutes and ap-points the Company, acting alone, as its true and lawful at-torney to perform on its behalf all acts which by the provi-sions of this Agreement or the Ancillary Documents are to be performed by it; to execute and give on its behalf all no-tices, requests, consents, amendments, designations, receive payments and give receipts, demands and other communications required or permitted to be given by it hereunder or under the Ancillary Documents and to receive on its behalf all notices, requests, consents, amendments, demands and other communica-tions to it hereunder or thereunder; to exercise all rights hereunder and under any Ancillary Documents on its behalf; and generally to act for such Seller and on such Seller's behalf in all matters connected with this Agreement and the Ancillary Documents as fully and with the same force and effect as such
         Seller might act in person.   The powers of attorney granted by
         the Sellers under this Section 13.15(b) are given by way of security for the obligations of the Sellers under Section 13.15(a) and shall be irrevocable in accordance with section 4 of the Powers of Attorney Act 1971.

                   SECTION 13.16. Invalidity. If any term or provision in this Agreement or the Ancillary Documents shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law, that term or provision or part shall to that extent be deemed not to form part of this Agreement or such documents and the enforceability of the re-mainder of this Agreement or the Ancillary Documents shall not be affected.



                   IN WITNESS WHEREOF, the Purchaser and TFC have caused this Agreement to be duly executed, under hand and the Sellers have caused this Agreement to be executed as a deed and deliv-ered all on the day and year first above written.


                                       Sealed with the common seal of
                                       TIPHOOK plc
                                       in the presence of:

                                       N H SMITH
                                           Director

                                       C A PALMER
                                           Director



                                       Sealed with the common seal of
                                       TIPHOOK CONTAINER RENTAL COMPANY
                                         LIMITED
                                       in the presence of:

                                       C A PALMER
                                           Director

                                       N H SMITH
                                           Secretary



                                       Sealed with the common seal of
                                       TFS EQUIPMENT LEASING LIMITED
                                       in the presence of:

                                       N H SMITH
                                           Director

                                       C A PALMER
                                           Director


                                       Sealed with the common seal of
                                       TFS LEASING LIMITED
                                       in the presence of:





                                       N H SMITH
                                           Duly authorised

                                       C A PALMER
                                           Duly authorised



                                       Sealed with the common seal of
                                       TIPHOOK CONTAINER RENTAL
                                         (AUSTRALASIA) LTD.
                                       in the presence of:

                                       N H SMITH
                                           Duly authorised

                                       C A PALMER
                                           Duly authorised



                                       Executed as a Deed by
                                       TIPHOOK CONTAINER RENTAL
                                         (SOUTH AMERICA) LTDA.
                                       acting by:

                                       N H SMITH
                                           Duly authorised

                                       C A PALMER
                                           Duly authorised


                                       Sealed with the common seal of
                                       TIPHOOK CONTAINER RENTAL
                                         (HONG KONG) LTD.
                                       in the presence of:

                                       N H SMITH
                                           Director

                                       C A PALMER
                                           Secretary/Director






                                       Executed as a deed by
                                       TIPHOOK CONTAINER RENTAL S.R.L.
                                       acting by:

                                       N H SMITH
                                           Duly authorised

                                       C A PALMER
                                           Duly authorised



                                       Executed as a deed by
                                       TIPHOOK CONTAINER RENTAL
                                         (SINGAPORE) PTE. LTD.
                                       acting by:

                                       N H SMITH
                                           Director

                                       C A PALMER
                                           Director



                                       Sealed with the corporate seal of
                                       TIPHOOK CONTAINER RENTAL INC.
                                       in the presence of:

                                       N H SMITH
                                           Duly authorised

                                       C A PALMER
                                           Duly authorised



                                       Sealed with the common seal of
                                       TIPHOOK FINANCIAL SERVICES
                                       LIMITED in the presence of:

                                       N H SMITH
                                           Director

                                       C A PALMER
                                           Director



                                       TRANSAMERICA CONTAINER
                                         ACQUISITION CORPORATION

                                       By  ANTONY GROSSMAN
                                           Attorney on behalf of
                                           Transamerica Container
                                           Acquisition Corporation



                                       TRANSAMERICA FINANCE CORPORATION
                                       (For purposes of Sections 4.1,
                                       4.2, 4.3 and 4.7 only)

                                       By  ANTONY GROSSMAN
                                           Attorney on behalf of
                                           Transamerica Container
                                           Acquisition Corporation